Exhibit 10.1

PURCHASE AND SALE AGREEMENT
by and between
UNIT CORPORATION
and
SP INVESTOR HOLDINGS, LLC
___________________________
Dated as of March 28, 2018

i

Seller Disclosure Schedule

Section 1.1-I	Surety Bonds Not Constituting Indebtedness
Section 1.1-PL	Liens
Section 5.2	Acquired Entities
Section 5.4(d)	Indebtedness of the Acquired Entities
Section 5.5(c)	Tax Matters
Section 5.5(f)	Tax Extensions
Section 5.7	Environmental Matters
Section 5.8(b)	Required Seller Regulatory Approvals
Section 5.9	Litigation
Section 5.10	Material Contracts
Section 5.14(a)	Employee Benefit Plans
Section 5.14(e)	Certain Labor Matters
Section 5.14(f)	Acquired Entity Employees
Section 5.17	Insurance
Section 5.18	Bank Accounts
Section 5.19	Seller Guarantees
Section 5.20	Affiliate Transactions
Section 5.21	Intellectual Property
Section 7.1	Operation Before the Closing Date
Section 7.1(f)	Capital Expenditures
Section 7.6	Indebtedness
Buyer Disclosure Schedules

Section 6.3(b)	Required Buyer Regulatory Approvals
Section 6.9	Ownership of Buyer
Section 6.10	Non-Competition
Exhibits

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Company LLC Agreement
Exhibit C	Form of MSA
Exhibit D	Form of Drilling Commitment Agreement
EXHIBIT E	Form of Gathering and Processing Amendment

Index To Defined Terms

Acquired Entity	1
Affiliate	1
Agreement	1
Allocation	13
Anti-Corruption Laws	1
Assignment and Assumption Agreement	1
Business	1
Business Day	2
Business Employee	36
Buyer	1
Buyer Disclosure Schedules	2
Buyer Fundamental Representations	2
Buyer Indemnified Parties	42
Buyer’s Knowledge	2
Cap Amount	45
Charter Documents	2
Claim Notice	43
Closing	14
Closing Balance Sheet	2
Closing Date	14
Code	2
Company	1
Company LLC Agreement	2
Company Units	12
Confidentiality Agreement	2
Consolidated Group	2
Contract	2
Controlled Group	3
Controlled Group Liability	3
Counsel	34

v

Credit Agreement Indebtedness	3
Credit Agreement Liens	3
Credit Agreement Release Documentation	3
Deductible Amount	45
Drilling Commitment Agreement	3
Easements	3
Effective Date	3
Employee Benefit Plan	3
Environmental Claim	4
Environmental Condition	4
Environmental Law	4
Equity Interests	4
ERISA	5
Excluded Liabilities	5
Execution Balance Sheet	5
Execution Date	1
Existing D&O Policy	38
GAAP	5
Gathering and Processing Amendment	5
General Equity Principles	16
Governmental Authority	5
Hazardous Substance	5
Hicks Agreement	36
Indebtedness	5
Indemnified Party	43
Indemnifying Party	43
Intellectual Property	27
Law	6
Liabilities	6
Lien	6
Losses	6

Material Adverse Effect	6
Material Contracts	21
MSA	7
OFAC	7
Owned Real Property	7
Parties	1
Party	1
Permit	7
Permitted Liens	7
Person	8
Pre-Closing Employment Liabilities	8
Proceeding	8
Proposed Allocation	13
Purchase Price	12
Purchased Company Units	12
Real Estate Leases	9
Real Property	9
Records	9
Release	9
Representatives	9
Required Buyer Regulatory Approvals	28
Required Seller Regulatory Approvals	20
Restoration Cost	9
Sanctions	9
Securities Act	9
Seller	1
Seller Appointees	9
Seller Consolidated Group	10
Seller Disclosure Schedules	10
Seller Fundamental Representations	10
Seller Guarantees	26

Seller Indemnified Parties	42
Seller’s Credit Agreement	10
Seller’s Knowledge	10
Subsidiaries	10
Tangible Personal Property	10
Tax	10
Tax Return	11
Taxes	10
Third-Party Claim	43
Total Consideration	13
Transactions	11
Transfer Taxes	11
WARN Act	11
White Star Litigation	11
Working Capital	11

PURCHASE AND SALE AGREEMENT
This Purchase and Sale Agreement (this “Agreement”) is made as of March 28, 2018 (“Execution Date”), by and between Unit Corporation, a Delaware corporation (“Seller”), and SP Investor Holdings, LLC, a Delaware limited liability company (“Buyer”) (Buyer and Seller each being a “Party” and, collectively, “Parties”).
STATEMENT OF BACKGROUND
A.    Seller owns 100% of the limited liability company units of Superior Pipeline Company, L.L.C., a Delaware limited liability company (“Company”).
B.    Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, 100% of the Investor Units (as defined in the Company LLC Agreement) of the Company under the terms of, and subject to the conditions in, this Agreement and the Company LLC Agreement.
Accordingly, the Parties agree as follows:
ARTICLE 1
DEFINITIONS; RULES OF CONSTRUCTION

Section 1.1.    Definitions. Besides the other defined terms, these terms will have the meanings given to them:

(1)
“Acquired Entity” means each of: the Company; Superior Pipeline Texas, L.L.C., an Oklahoma limited liability company; Superior Appalachian Pipeline, L.L.C., an Oklahoma limited liability company; and Preston County Gas Gathering, L.L.C., a Delaware limited liability company.

(2)
“Affiliate” means, regarding any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person. For this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of securities, by contract or otherwise. “Controlled” and “controlling” will be construed so.

(3)
“Anti-Corruption Laws” means all laws, rules and regulations of the United States or any other Governmental Authority from time to time concerning or relating to bribery, money laundering, or corruption, including the United States Foreign Corrupt Practices Act of 1977.

(4)	“Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form attached as Exhibit A.

(5)
“Business” means the business of the Acquired Entities, including the purchase and sale of natural gas, and owning and operating natural gas treatment plants, processing facilities or gathering systems.

1

(6)	Business Day” means any day, other than a Saturday, Sunday, or any other day in which banks in New York, New York are closed for business because of federal, state or local holiday.

(7)	“Buyer Disclosure Schedules” means the Buyer’s disclosure schedules attached to this Agreement.

(8)
“Buyer Fundamental Representations” mean the representations and warranties in Section 6.1 (Organization and Qualification), Section 6.2 (Authorization and Validity of Agreement), and Section 6.5 (Brokers).

(9)	“Buyer’s Knowledge” means the actual knowledge of Gavin Ingram, Ryan McGovern, Todd Bright, and Scott Gardner, with no duty of inquiry or investigation.

(10)
“Charter Documents” means, with respect to any Person, the articles or certificate of incorporation or organization and by-laws, the limited partnership agreement, the partnership agreement or the limited liability company agreement, operating agreement or other organizational documents, written resolutions, written board actions and minutes of the board, in each case, of such Person, and any amendments to the foregoing.

(11)	“Closing Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Entities as of five (5) Business Days before the Closing Date.

(12)	“Code” means the Internal Revenue Code of 1986, as amended.

(13)	“Company LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the Closing Date, substantially in the form attached as Exhibit B.

(14)
“Confidentiality Agreement” means, collectively, that certain Non-Disclosure Agreement between Seller and GE Energy Financial Services, Inc. (“EFS”) dated as of September 6, 2017, that certain Joinder Agreement between Partners Group (USA) Inc. and EFS dated as of January 25, 2018, and that certain Joinder Agreement between OPSEU Pension Plan Trust Fund and EFS dated as of September 15, 2017.

(15)
“Consolidated Group” means any affiliated, combined, consolidated, unitary, or similar group regarding any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state, or local Law.

(16)
“Contract” means any written agreement, commitment, lease, license, contract, deed, evidence of indebtedness, mortgage, indenture, purchase order, binding bid, letter of credit, security agreement, or other legally binding document or arrangement.

2

(17)
“Controlled Group” means, collectively, each Acquired Entity (including any predecessors to any Acquired Entity) and each employer, trade or business (whether or not incorporated) that would be treated together with one or more Acquired Entities as a single employer within the meaning of Section 414 of the Code.

(18)
“Controlled Group Liability” means any and all liabilities (a) under Title IV of ERISA, (b) under Sections 206(g), 302 or 303 of ERISA, (c) under Sections 412, 430, 431, 436 or 4971 of the Code, (d) as a result of the failure to comply with the continuation of coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (e) under corresponding or similar provisions of any foreign Law.

(19)
“Credit Agreement Indebtedness” means any Indebtedness attributable to (a) Seller’s Credit Agreement; and (b) the Indenture, as amended, dated May 18, 2011 by and between Seller and Wilmington Trust, N.A. for Company’s obligation as a subsidiary guarantor to the notes issued pursuant to the Indenture.

(20)
“Credit Agreement Liens” means any Lien on the Company Units or other Equity Interests in the Acquired Entities, or the assets or properties of any Acquired Entity existing under Seller’s Credit Agreement.

(21)
“Credit Agreement Release Documentation” means one or more instruments, consents, waivers or amendments in form and substance reasonably acceptable to Buyer which (a) effectuate the release of any and all of the Credit Agreement Liens and any and all guarantees or other obligations of any Acquired Entity with respect to the Credit Agreement Indebtedness, (b) acknowledge that none of the lenders under the Seller Credit Agreement, effective on the release, has any Lien over all or any portion of the Company Units or other Equity Interests in the Acquired Entities, or the assets or properties of any Acquired Entity, and (c) include the consent of the agent (on behalf of all lenders) to the Transactions and an acknowledgement by the agent of Buyer’s reliance on the consent.

(22)	“Drilling Commitment Agreement” means an agreement, dated as of the Closing Date, in the form attached as Exhibit D.

(23)
“Easements” means easements, licenses, rights-of-way, servitudes, surface use agreements, franchises and similar agreements granting the right to use real property for pipelines, utilities or other facilities or services necessary for the ownership or use of the assets and properties of the Acquired Entities and operation of the Business.

(24)	“Effective Date” means April 1, 2018.

(25)
“Employee Benefit Plan” means, collectively, each domestic and foreign employee benefit plan, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, and each stock option, stock appreciation right, restricted stock, stock purchase, stock unit, performance share, incentive, bonus, profit-

3

sharing, savings, deferred compensation, health, medical, dental, life insurance, disability, accident, supplemental unemployment or retirement, employment, severance or salary or benefits continuation or fringe benefit plan, program, arrangement, agreement or commitment maintained by the Company or any Acquired Entity (including any predecessors to the Company or any Acquired Entity and all employers, trades, or businesses (whether or not incorporated) that would be treated together with the Company and/or any such Acquired Entity as a single employer within the meaning of Section 414 of the Code) or to which the Company or any Acquired Entity contributes (or has any obligation to contribute), has any Liability, or is a party or a participating employer.

(26)
“Environmental Claim” means any Proceeding under any Environmental Law alleging any noncompliance with or liability under any Environmental Law or in connection with any Release or threatened Release of, or exposure to, Hazardous Substances respecting the Company, the Acquired Entities, or the operation of the Business.

(27)
“Environmental Condition” means a condition of the soil, surface waters, groundwater, stream sediments, air, or similar environmental media, including a condition resulting from any release of Hazardous Substances, on a property resulting from any activity or operations on that property, that, under Environmental Laws (a) requires notification, investigatory, corrective, or remedial measures, or (b) comprises a basis for claims against any Acquired Entity.

(28)
“Environmental Law” means any Law regulating or imposing standards of liability or standards of conduct (a) protecting the air, water, natural resources or environment, or (b) governing the presence, Release, use, transport, handling, treatment, storage, exposure to, or remediation of solid waste or Hazardous Substances, or (c) governing pipeline safety, as of the Execution Date, including the following Laws and any regulations promulgated thereunder: (i) the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601 et seq.; (ii) the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq.; (iii) the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq.; (iv) the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq.; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq.; (vi) the Clean Air Act, 42 U.S.C. § 7401 et seq.; (vii) the Oil Pollution Act of 1990, 33 U.S.C. § 2701 et seq.; (viii) the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. § 136 et seq.; (ix) the Pipeline Safety Act, 49 U.S.C. chapter 601; and all comparable Laws of the states in which the assets of any Acquired Entity are located.

(29)
“Equity Interests” means, with respect to any Person, common stock, preferred stock, membership interests, units or partnership interests (whether general or limited), participation or voting rights, options, puts, calls, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, stock appreciation rights, phantom stock, profit participation or

4

similar right, or any other interest or participation right that confers the right to receive a share of the profits and losses of, or distribution of assets of, such Person, or to direct the control or management (whether by the exercise of voting rights or otherwise) of such Person.

(30)	“ERISA” means the Employee Retirement and Income Security Act of 1974, as amended, and the rules and regulations thereunder.

(31)	“Excluded Liabilities” means the White Star Litigation and the Pre-Closing Employment Liabilities.

(32)	“Execution Balance Sheet” means the unaudited consolidated balance sheet of the Acquired Entities as of January 31, 2018.

(33)	“GAAP” means the accounting principles generally accepted in the United States, consistently applied at the date of the financial statement or information to which it refers.

(34)	“Gathering and Processing Amendment” means an amendment between Unit Petroleum Company and the Company, dated as of the Closing Date, substantially in the form attached as Exhibit E.

(35)
“Governmental Authority” means any nation or government, any state, province, or other political subdivision of it, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government, including any government authority, agency, department, board, commission, or instrumentality of the United States, any state of the United States or any political subdivision thereof, and any tribunal, court or arbitrator of competent jurisdiction.

(36)
“Hazardous Substance” means any chemical, compound, substance, product, waste, pollutant, contaminant or any substance or other material (including petroleum, petroleum derivatives, petroleum byproducts, crude oil, or other hydrocarbons) which is regulated, listed, classified, or defined as a hazardous substance, hazardous waste, hazardous material, extremely hazardous substance, toxic substance or solid waste, or terms of similar import under any Environmental Law, or which is otherwise subject to standards of liability under any Environmental Law.

(37)	“Indebtedness” means, regarding any specified Person at any date (without duplication) the following obligations or arrangements of such Person:

(a)	obligations for borrowed money;

(b)	payment obligations evidenced by a bond, note, debenture, or similar instrument (including a purchase money obligation);

5

(c)	payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice);

(d)	off balance sheet financing;

(e)
obligations, contingent or otherwise, as an account party or applicant under or regarding bankers’ acceptances, letters of credit or similar arrangements, whether or not drawn, but excluding those surety bonds identified in Section 1.1-I of the Seller Disclosure Schedules;

(f)	all net obligations payable under any rate, currency, commodity, or other swap, option, or derivative agreement;

(g)	all obligations as lessee under capital leases, or created or arising under any conditional sale or title retention agreement;

(h)	the liquidation value or redemption price of all preferred or redeemable equity interests of that Person; and

(i)	any guaranty or securing of any Indebtedness of the type referred to in clauses (a) through (h) above of any other Person (other than an Acquired Entity).

(38)	“Law” means any law, statute, rule, regulation, ordinance, code, order, judgment, decree, or other guidance document or pronouncement having the effect of law, of a Governmental Authority.

(39)	“Liabilities” means all Indebtedness, obligations and other liabilities of a Person (whether absolute, accrued, contingent, fixed or otherwise, or whether due or to become due).

(40)
“Lien” means any lien, mortgage, deed of trust, pledge, assessment, charge, Easement, security interest, conditional sales arrangement, title retention contract, encroachment, option, preferential purchase right, right of first refusal, restriction on transferability, or other encumbrance or restrictive covenant, including any restriction on exercising any attributes of ownership but does not include the Credit Agreement Liens.

(41)
“Losses” means all liabilities, losses, damages, fines, penalties, judgments, settlements, awards, costs and expenses (including fees and expenses of counsel, court or arbitration fees, and other costs and expenses of investigation or defense).

(42)
“Material Adverse Effect” means any effect, change, event, or occurrence that, individually or in the aggregate with all other effects, changes, events, and occurrences, is, or would reasonably be expected to be, materially adverse to the financial condition, operations or condition of the Business or assets or liabilities of the Acquired Entities, taken as a whole. However, any change resulting or

6

arising from the following will not be considered in determining whether there has been a Material Adverse Effect: (a) general economic, financial market, regulatory, or political conditions, (b) the announcement in accordance with this Agreement or pendency of the Transactions, (c) changes in national, regional or foreign wholesale or retail markets or prices for hydrocarbons or the gathering, transportation, treatment, or processing thereof, (d) changes in Law of general application, (e) any change in or event or condition affecting, on a national or regionwide basis, industries in which any Acquired Entity operates, (f) changes to GAAP or any other accounting rules and regulations, in each case, of general application, (g) any act of terrorism, declaration of war or other global unrest or international hostilities, (h) taking any action required by this Agreement, (i) any action taken by Seller or any of their Subsidiaries at Buyer’s written request, (j) any failure to take any action prohibited by this Agreement to the extent Seller or any of its Subsidiaries requested to take that action and Buyer did not consent to the action or (k) any natural disasters (in the case of each of the immediately preceding clauses (a), (c), (e), and (g), to the extent any such change does not disproportionately impact the Acquired Entities in relation to others in the same business or industries in which the Acquired Entities operate).

(43)
“MSA” means that certain Management Services and Operating Agreement, dated as of the Closing Date, entered into by and between the Company and SPC Midstream Operating, L.L.C., in substantially the form attached hereto as Exhibit C.

(44)	“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

(45)	“Owned Real Property” means the real property owned in fee by one or more of the Acquired Entities.

(46)
“Permit” means authorizations, licenses, permits, registrations, approvals, waivers, authorizations, registrations, franchises, certificates, and similar consents issued by Governmental Authorities, including those issued under any Environmental Law, but excluding right-of-way agreements and similar real property use rights.

(47)	“Permitted Liens” means:

(a)	Liens for Taxes which are not delinquent or remain payable without penalty or that the taxpayer is contesting in good faith and for which adequate reserves have been provided under GAAP;

(b)
carriers’, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s, or other similar Liens arising in the ordinary course of business which (i) are not yet delinquent or (ii) are being contested in good faith by proceedings and for which accrual or other provision have been made if required by GAAP;

7

(c)
(i) pledges or deposits made in the ordinary course of business in compliance with worker’s compensation, unemployment insurance, and other social security Laws and (ii) with respect to real property, other Liens that (A) are not incurred or made to borrow money, obtain advances or credit or pay the deferred purchase price of property and (B) do not, and would not reasonably be expected to, in the aggregate, materially detract from the value of the property encumbered by the applicable Liens or materially impair the use of the property in operating the Business;

(d)
Easements, covenants, conditions, restrictions, and other similar charges or encumbrances on or defects in title incurred in the ordinary course of business which do not, and would not reasonably be expected to, individually or in the aggregate, materially adversely impair the continued use and operation of the affected assets in connection with the ownership or operation by the Acquired Entities of their respective assets in the ordinary course of business; and

(e)	Liens on Section 1.1-PL of the Seller Disclosure Schedules.

(48)
“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint-stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, or other entity or company.

(49)
“Pre-Closing Employment Liabilities” means any and all Losses and Liabilities of the Parties or the Acquired Entities arising from or relating to: (a) any Business Employee, former Business Employee, or other individual engaged directly by an Acquired Entity to provide services to or on behalf of the Business (including such Business Employee’s or other individual’s dependents and beneficiaries), or the employment, classification, engagement, or termination thereof, or any reimbursement or indemnification obligations of any Acquired Entity thereto, or (b) any Employee Benefit Plan or any obligations of any Acquired Entity thereunder or with respect thereto, in the case of each of clauses (a) and (b), to the extent relating to any period prior to the Closing Date or resulting from the consummation of the Closing, but excluding an amount equal to 50% (not to exceed $1,700,000) of the value as of the Execution Date of unvested Seller restricted stock awards issued to Business Employees prior to the Execution Date under any Seller restricted stock award program listed on Section 5.14(a) of the Seller Disclosure Schedules (as such program is in effect as of the Closing Date), which will be the responsibility of the Company.

(50)
“Proceeding” means any claim, demand, complaint, formal inquiry or investigation, audit hearing, petition, action, suit, or proceeding (including any arbitration proceeding), in each case, whether at Law or in equity and whether civil or criminal, including by, to, from or before any Governmental Authority or other mediator, arbitrator, or arbitrating body.

8

(51)	“Real Estate Leases” means leases for the use or occupancy of real property, together with all amendments, extensions, and renewals thereof, to which any Acquired Entity is a party.

(52)	“Real Property” means the Owned Real Property, the Real Estate Leases and the Easements.

(53)
“Records” means all data and records of the Acquired Entities and of Seller and its Affiliates primarily relating to any Acquired Entity, in either case, including all operating, accounting, Tax, environmental, human resources, commercial, financial, and other data and records, but excluding information related to the sale process by which Buyer was selected to purchase the Purchased Company Units hereunder or that is privileged and related to ongoing litigation involving Seller (but not any Acquired Entity).

(54)
“Release” means any release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching, or migration of Hazardous Substances in the indoor or outdoor environment, including the movement of Hazardous Substance through or in the air, soil, surface water, ground water, or property.

(55)
“Representatives” means, for any Person, the officers, directors, stockholders, members, partners, employees, counsel, accountants, financial advisors, consultants, and other representatives of that Person and that Person’s Affiliates.

(56)
“Restoration Cost” means (a) in the case of a casualty loss, the sum of (i) the cost of restoring the affected assets to a condition reasonably comparable to their condition immediately prior to the subject casualty event plus (ii) the amount of any lost profits with respect to such assets reasonably expected to accrue after Closing as a result of such casualty event; and (b) in the case of a condemnation event, the sum of (i) condemnation value therefor plus (ii) the amount of any lost profits with respect to the affected assets reasonably expected to accrue after Closing as a result of such condemnation event.

(57)
“Sanctions” means any sanctions imposed, administered or enforced from time to time by any applicable Governmental Authority, including those administered by OFAC, the U.S. Department of State, Her Majesty’s Treasury, the United Nations, the European Union, or any agency or subdivision of any of the foregoing, including any regulations, rules, and executive orders issued in connection therewith.

(58)	“Securities Act” means the Securities Act of 1933, as amended.

(59)	“Seller Appointees” means all current officers, managers, directors, and similar persons of any Acquired Entity that are or were employees of Seller or any of its Affiliates.

9

(60)	“Seller Consolidated Group” means any Consolidated Group of which each of (a) the Company and (b) Seller or an Affiliate of Seller (other than the Company), is or was a member by the Closing Date.

(61)	“Seller Disclosure Schedules” means the Seller’s disclosure schedules attached to this Agreement.

(62)
“Seller Fundamental Representations” means the representations and warranties in Section 5.1 (Organization and Qualification), Section 5.2 (Acquired Entities), Section 5.3 (Authorization and Validity of Agreement), Section 5.4 (Ownership), and Section 5.13 (Brokers).

(63)
“Seller’s Credit Agreement” means that Senior Credit Agreement dated as of September 13, 2011, by and among Seller, Superior Pipeline Company, L.L.C., Unit Drilling Company, Unit Petroleum Company, Superior Pipeline Texas, L.L.C., Superior Appalachian Pipeline, L.L.C., and Unit Texas Drilling, L.L.C., as Borrowers, certain specified lenders, BOKF, NA, d/b/a Bank of Oklahoma, as Administrative Agent for the lenders, Compass Bank, as Joint-Lead Arrangers, Joint Bookrunners and Co-Syndication Agents, and Bank of America, N.A. and Bank of Montreal, as Co-Documentation Agents.

(64)
“Seller’s Knowledge” means the actual knowledge, with no duty of inquiry or investigation, of David Merrill, Mark Schell, David Dunham, Bob Parks, Mike Hicks, Larry Pinkston, Bill Ward, Ed Alexander, Kevin Koerner, Art Smith, and Jim Leathers.

(65)
“Subsidiaries” of a Person (other than a natural person) means any other Person of which the first Person (a) owns (either directly or indirectly) at least 50% of the equity interests of the other Person, or (b) has (either directly or indirectly) at least 50% of the voting power (whether through designation of directors or others performing similar functions) of such other Person.

(66)
“Tangible Personal Property” means all equipment, machinery, office equipment, computer hardware, spare parts, vehicles, pumps, fittings, tools, furniture or furnishings, and other tangible personal property of every kind owned or leased by any Acquired Entity.

(67)
“Tax” or “Taxes” means (i) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property taxes, windfall profits taxes, environmental taxes, customs duties, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative or add on minimum or other tax of any kind including any interest, penalties or additions to Tax or additions thereto, whether or not shown on an applicable Tax Return, (ii) any liability for the payment of any amount of a type described in clause (i) arising as a result of being or having been a member of any consolidated, combined, unitary or other

10

group or being or having been included or required to be included in any Tax return related thereto; and (iii) any liability for the payment of any amount of a type described in clause (i) or clause (ii) as a result of any obligation to indemnify or otherwise assume or succeed to the liability of any other Person.

(68)	“Tax Return” means any Tax return, payment voucher, declaration, report, claim for refund, affidavit, or information return or statement, including any amendments or schedules attached thereto.

(69)	“Transactions” means the transactions contemplated by this Agreement.

(70)	“Transfer Taxes” means all transfer Taxes, including sales, real property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization, and similar Taxes.

(71)	“WARN Act” means the Worker Adjustment and Retraining Notification Act and the rules and regulations promulgated thereunder, together with any similar state or local Laws.

(72)
“White Star Litigation” means any Liabilities, obligations, rights or benefits arising out of or relating to (a) Superior Pipeline Company, L.L.C. v. White Star Petroleum, L.L.C., et al., District Court of Oklahoma County, Oklahoma, Case No. CJ-2015-5769; and/or (b) any judgment, settlement, mediation, arbitration or any other similar proceeding relating thereto.

(73)	“Working Capital” means, as of the Closing, the sum of cash, product imbalance, and prepaid expenses, minus product imbalance liability as reflected on the Closing Balance Sheet.

Section 1.2.    Rules of Construction.

(a)
All section, schedule, and exhibit references used in this Agreement are to sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)
If a term is defined as one part of speech (such as a noun), it will have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement requires otherwise, words importing the masculine gender will include the feminine and neutral genders and vice versa. The term “includes” or “including” will mean “including without limitation.” The words “hereby,” “in this Agreement,” “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement as a whole and not to any particular section or article in which such words appear.

(c)	The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are

11

to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, will not apply to the construction or interpretation of this Agreement.

(d)	The article and section headings and captions in this Agreement are for convenience only and will not be a part of or affect the construction or interpretation of any provision of this Agreement.

(e)	All references to currency in this Agreement will be to, and all payments required under this agreement will be paid in, U.S. Dollars.

(f)	Any reference to a Law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder, unless the context otherwise requires.

(g)	All accounting terms used in this Agreement and not defined in this Agreement have the meanings given to them under GAAP.

ARTICLE 2
AGREEMENT OF PURCHASE AND SALE

Section 2.1.    Agreement of Purchase and Sale. Subject to this Agreement, at the Closing, Seller will sell, and assign, transfer, and convey to Buyer, effective as of 12:01 a.m., Central Time on the Effective Date, 100% of the Investor Units of the Company, including all rights and obligations relating thereto, in each case, as further described in the Company LLC Agreement (100% of the limited liability company units of the Company, the “Company Units” and 100% of the Investor Units (equal to 50% of the Company Units as of the Effective Date), the “Purchased Company Units”), and Buyer will assume, purchase, and pay for the Purchased Company Units.

ARTICLE 3
CONSIDERATION

Section 3.1.    Purchase Price. The purchase price (“Purchase Price”) to be paid by Buyer for the Purchased Company Units will be $300,000,000.00. The Purchase Price will be paid at Closing by wire transfer of immediately available funds to an account (or accounts) designated by Seller. Seller will notify Buyer in writing of the account(s) before Closing.

Section 3.2.    Effect of Closing.

(a)
Seller is entitled to all operating revenues (and the proceeds of all related accounts receivable) attributable to the Business to the extent they relate to the period of time before the Effective Date irrespective of when such operating revenues (or proceeds of all related accounts receivable) are received, and Company is entitled to all operating revenues (and the proceeds of all related accounts receivable) attributable to the Business to the extent they relate to the period of time at and after the Effective Date irrespective of when such operating revenues (or proceeds of all related accounts receivable) are received.

12

(b)
The Company is responsible for all operating costs and expenses (including related accounts payable) attributable to the Business to the extent they relate to the period of time at or after the Effective Date. Seller is responsible for all operating costs and expenses (including related accounts payable) attributable to the Business to the extent they relate to the period of time before the Effective Date.

(c)
Subject to Section 3.2(a) and Section 7.9(c), Seller will be entitled to receive (or to promptly have paid to it by the Company if received by the Company) and retain all cash amounts, and will be responsible for payment of any and all expenses and costs, of the Company and Acquired Entities related to the period before the Effective Date. The Company will be entitled to receive (or promptly have paid over to it by Seller if received by Seller) and retain any and all cash amounts, and will be responsible for payment of any and all expenses and costs, of the Company and Acquired Entities related to the period on and after the Effective Date. For the avoidance of doubt, except as expressly provided otherwise in the foregoing provisions of Section 3.2(a), the Company will be entitled to retain (and Seller will promptly pay over to the Company if received by Seller) any amounts received prior to or after the Closing in respect of the sale, lease, license, or other disposition of any asset of the Acquired Entities after the date of the Execution Balance Sheet; provided, that subject to Section 3.4, this sentence will not preclude Seller from effecting any disposition or distribution of cash proceeds attributable to operating revenues during the period ending before the Effective Date.

Section 3.3.    Purchase Price Allocation. Within 90 days following the Closing Date, Buyer will prepare and deliver to Seller (i) a proposed allocation of the Purchase Price, 50% of any assumed liabilities of the Acquired Entities and any additional amounts treated as consideration for applicable Tax purposes (“Total Consideration”) among a 50% undivided interest in each of the assets of the Acquired Entities, based on the fair market values of those assets. That allocation will be reasonable and under the principles of Section 1060 of the Code and the Treasury Regulations promulgated thereunder (the “Proposed Allocation”). Within 60 days after the delivery of the Proposed Allocation, Seller and Buyer will cooperate in good faith to agree to an allocation of the Total Consideration as described above. If Seller and Buyer have not agreed to an allocation within the 60 day period after delivery of the Proposed Allocation, Seller and Buyer will jointly retain an accounting firm (which may select an appraiser if needed) to resolve the disputed item or items, and Seller and Buyer will each bear one half of the costs and expenses of the accounting firm. If Seller and Buyer have agreed on an allocation within the 60 day review period or the accounting firm has resolved any dispute under the procedures in the preceding sentence (in either case, the “Allocation”), Seller and Buyer will (except as required by a “determination” within the meaning of Section 1313(a) of the Code or any similar state, local or foreign Tax Law) (i) file or cause to be filed timely any forms and statements required under U.S. federal or state income tax Laws (including IRS Form 8594) consistent with the Allocation, (ii) prepare and file all Tax Returns consistent with the Allocation and (iii) not take any position with respect to Taxes which is inconsistent with the Allocation; but neither Seller nor Buyer will be unreasonably impeded in its ability and discretion to negotiate, compromise, or settle any Tax audit, claim, or similar Proceeding. Seller and Buyer will promptly inform the other of any

13

challenge by any Governmental Authority of which it becomes aware to the Allocation and agree to consult and keep one another informed regarding the status of, and any discussion, proposal, or submission regarding, that challenge. The Allocation will be revised to include any subsequent adjustment made to the Purchase Price, the assumed liabilities or any additional amounts treated as consideration for applicable Tax purposes in the manner provided by Section 1060 of the Code and the Treasury Regulations thereunder.

Section 3.4.    Working Capital. Notwithstanding anything in this Article 3 to the contrary, Seller shall cause the Company to have $3,000,000 in Working Capital at the Closing.

ARTICLE 4
CLOSING

Section 4.1.    Closing. The signing and delivery of the documents and instruments for consummating the Transactions (“Closing”) will take place on April 3, 2018 (“Closing Date”). At the Closing:

(a)	Seller shall deliver, or cause to be delivered, to Buyer the following:

(i)	the certificate described in Section 8.2(c);

(ii)	evidence reasonably satisfactory to Buyer that the Required Seller Regulatory Approvals to be made, given, or obtained by Seller by Closing have been made, given, or obtained;

(iii)	a counterpart of the Company LLC Agreement, duly signed by Seller;

(iv)	the MSA, duly signed by both the Company and SPC Midstream Operating, L.L.C.;

(v)	a certification of Seller’s non-foreign status under Treasury Regulations Section 1.1445-2(b)(2);

(vi)	evidence reasonably satisfactory to Buyer that it has caused the Company to make the election described in Section 7.2(b) effective before the Closing Date;

(vii)	the Drilling Commitment Agreement, duly signed by both Unit Petroleum Company and Seller;

(viii)	the Closing Balance Sheet;

(ix)
true and complete copies of the unaudited consolidated financials of the Acquired Entities for the month ending February 28, 2018 in form consistent with the “Consolidated Financials 2018 Superior,” “Consolidated Financials 2017 Superior,” and “Consolidated Financial Info Oct 2017” Excel spreadsheet packages provided to Buyer prior to the Execution Date;

14

(x)	a counterpart of the Assignment and Assumption Agreement, duly signed by Seller;

(xi)	resignations or removals of the Seller Appointees, effective as of the Closing;

(xii)
evidence reasonably satisfactory to Buyer that it has caused the Company to establish a bank account separate from any bank account maintained by Seller prior to the Closing Date on behalf of the Acquired Entities; and

(xiii)	evidence reasonably satisfactory to Buyer that it has caused the Company to effect the transfer and assignment of the Hicks Agreement in accordance with Section 7.10(a).

(b)	Buyer shall deliver, or cause to be delivered, to Seller the following:

(i)	the certificate described in Section 8.3(c);

(ii)	the Purchase Price as described in Section 3.1;

(iii)	evidence reasonably satisfactory to Seller that the Required Buyer Regulatory Approvals to be made, given, or obtained by Buyer by Closing have been made, given, or obtained;

(iv)	a counterpart of the Company LLC Agreement, duly signed by Buyer; and

(v)	a counterpart of the Assignment and Assumption Agreement, duly signed by Buyer.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise disclosed in (x) the Seller Disclosure Schedules (it being agreed that disclosure of any item in any Section of the Seller Disclosure Schedules will be deemed disclosure regarding any other section of this Agreement to which the relevance of that item is reasonably apparent) or (y) the Form 10-K for the fiscal year ended December 31, 2017 furnished to the SEC by Seller (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosure of risks set forth in any “forward looking statements” disclaimer), Seller represents and warrants to Buyer, as of the Execution Date and as of the Closing Date (except any representations and warranties that speak as of a specific date or time, in which case as of that specific date or time), that:

Section 5.1.    Organization and Qualification. Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Seller is qualified to do business and is in good standing in the states in which the conduct of its business or locations of its assets and properties makes such qualification necessary, except where failure to be so qualified or to be in good standing would not reasonably be expected to have a Material

15

Adverse Effect or a material adverse effect on Seller’s ability to perform its obligations hereunder.

Section 5.2.    Acquired Entities. Section 5.2 of the Seller Disclosure Schedules lists each of the Acquired Entities, their respective jurisdictions of organization, the jurisdictions in which they are authorized to do business as foreign entities, and the number of issued and outstanding Equity Interests of each and their record holders. Each Acquired Entity is duly formed, validly existing, and in good standing under the Laws of its jurisdiction of organization identified in Section 5.2 of the Seller Disclosure Schedules and has the corporate or limited liability company power, as applicable, to own, lease, and operate the assets and properties which it owns, leases, and operates and to carry on its Business as now being conducted. Each Acquired Entity is duly qualified or licensed to do business as a foreign Person and in good standing in each jurisdiction in which the ownership or operation of its assets or the character of its activities requires it to be qualified or licensed (unless failing to be so qualified or in good standing would not be material). True and complete copies of the Charter Documents of each Acquired Entity, in each case as amended and in effect on the Execution Date, have been delivered by Seller to Buyer before the Execution Date.

Section 5.3.    Authorization and Validity of Agreement. Seller has all requisite power and authority to sign this Agreement, to carry out and perform its obligations under this Agreement, and to consummate the Transactions. The signing, delivery, and performance by Seller of this Agreement, and consummating the Transactions, have been duly and validly authorized by all necessary action of Seller, and no other action by Seller or Seller’s stockholders is necessary for the authorization, signing, delivery, or performance by Seller of this Agreement and consummating the Transactions. This Agreement has been duly and validly signed and delivered by Seller and, assuming the due authorization, signing, and delivery by Buyer, constitutes the legal, valid and binding obligation of Seller, enforceable against Seller under its terms (unless enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium, and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, “General Equity Principles”)).

Section 5.4.    Ownership.

(a)
Seller is the record and beneficial owner of the outstanding Company Units, and at the Closing will deliver the Purchased Company Units to Buyer free and clear of any Liens or Credit Agreement Liens at Closing (other than Liens created in favor of Buyer or under the Company’s Charter Documents or state or federal securities Laws). There are no Equity Interests in the Company other than the Company Units. The Company is the record and beneficial owner of all of the outstanding Equity Interests of each of Superior Pipeline Texas, L.L.C. and Superior Appalachian Pipeline, L.L.C., and those Equity Interests are, and will be, as of the Closing, free and clear of any Liens or Credit Agreement Liens (other than Liens created in favor of Buyer hereunder or under the Company’s Charter Documents or state or federal securities Laws). Superior Appalachian Pipeline, L.L.C. is the record and beneficial owner of all outstanding Equity Interests of Preston County Gas Gathering, L.L.C., and those Equity Interests are, and will be, as of Closing, free and clear of any Liens or Credit Agreement Liens (other than

16

Liens created in favor of Buyer hereunder or under the Company’s Charter Documents or state or federal securities Laws). Seller has the full corporate power, right, and authority to sell the Purchased Company Units to Buyer at the Closing, and there are no voting trusts, proxies, or other voting agreements, pledge agreements, buy-sell agreements, rights of first refusal, or preemptive rights regarding the Equity Interests of any Acquired Entity.

(b)	None of the Acquired Entities owns, directly or indirectly, any Equity Interests in any Person, other than as described in Section 5.4(a).

(c)
There are no outstanding options, warrants, rights, or other securities convertible into or exchangeable or exercisable for equity securities, any other commitments or agreements providing for issuing additional equity interests in any Acquired Entity, or the repurchase or redemption of equity interests in any Acquired Entity, and there are no agreements of any kind which may obligate any Acquired Entity to issue, purchase, redeem, or otherwise acquire any of its respective equity interests.

(d)
Except for those items in Section 5.4(d) of the Seller Disclosure Schedule, there is no Indebtedness of any Acquired Entity issued and outstanding other than, prior to Closing, Credit Agreement Indebtedness. Section 5.4(d) of the Seller Disclosure Schedule specifies for each listed item the category of Indebtedness identified in the definition of “Indebtedness” that the listed item comprises.

(e)	Seller is the record and beneficial owner of all outstanding Equity Interests of SPC Midstream Operating, L.L.C., an Oklahoma limited liability company.

Section 5.5.    Taxes.

(a)
Each Acquired Entity has filed all Tax Returns required to be filed by it. All income Taxes and any other material Taxes due and payable by the Acquired Entities have been paid, except those being contested in good faith and for which adequate reserves have been provided under GAAP.

(b)	There are no material Liens for Taxes (other than Permitted Liens) on the assets of any Acquired Entity or on the Company Units.

(c)
Except for those items in Section 5.5(c) of the Seller Disclosure Schedules, no material Tax assessment, adjustment, or deficiency has been asserted or proposed against any Acquired Entity. There are no pending or active Proceedings against any Acquired Entity involving material Tax matters.

(d)
No Acquired Entity is liable for the Taxes of any other Person under Treasury Regulation Section 1.1502-6 (or any similar provision of state or local Tax Law) other than the members of any affiliated, combined, consolidated, unitary or similar group regarding any Taxes, including any affiliated group within the meaning of Code § 1504 electing to file consolidated federal income Tax Returns

17

and any similar group under state or local Tax Law, of which the Seller is the common parent.

(e)
No Acquired Entity is a party to any Tax sharing, allocation, indemnity or similar written agreement that will affect Taxes of any Acquired Entity after the Closing (other than under Contracts entered into in the ordinary course of business that customarily include Tax indemnity or sharing provisions like credit agreements, leases, and licenses).

(f)
Except for those items in Section 5.5(f) of the Seller Disclosure Schedules, there are no outstanding written requests, agreements or waivers extending the statutory period of limitations applicable to the assessment, collection, or payment of any material Taxes by any Acquired Entity.

(g)	All Tax withholding and deposit requirements imposed on any Acquired Entity have been complied with in all material respects.

(h)
The Acquired Entities have collected or taken commercially reasonable efforts to collect all material sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate governmental authorities, or have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by all applicable sales and use Tax statutes and regulations.

(i)	As of the Execution Date, the Company is, and has been since August 24, 2004, treated as a corporation for U.S. federal income Tax purposes under the Treasury Regulation Section 301.7701-3.

(j)
Each Acquired Entity (other than the Company) is, and has been since the date of its formation, treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes under Treasury Regulation Section 301.7701-3.

(k)	Seller is not subject to any Tax withholding in respect of any payments due to Seller under this Agreement.

Section 5.6.    No Undisclosed Liabilities. Except for Liabilities (a) disclosed in the Seller Disclosure Schedules; (b)(i) as of the Execution Date, reflected or reserved against in the Execution Balance Sheet (but in such cases, only to the extent so reflected or reserved thereon), and (ii) as of the date of the Closing Balance Sheet, reflected or reserved against in the Closing Balance Sheet (but in such cases, only to the extent so reflected or reserved thereon); (c) incurred in the ordinary course of business consistent with past practice since the date of the Execution Balance Sheet or (d) that would not, individually or in the aggregate, reasonably be expected to be material in amount or nature, the Acquired Entities have no Liabilities of a nature required to be reflected in a balance sheet prepared under GAAP.

Section 5.7.    Environmental Matters. Except as disclosed in Section 5.7 of the Seller Disclosure Schedules:

18

(a)
Except that which would not, individually or in the aggregate, reasonably be expected to be material in amount or nature, each Acquired Entity and the Business is, and has for the past three years been, in compliance, in all respects, with all applicable Environmental Laws. Seller has, before the Execution Date, provided Buyer with an accurate and complete copy of each written notice of violation with respect to any Environmental Law applicable to the Business, the Acquired Entities, or their respective assets and properties for the past three years.

(b)
No Acquired Entity is the subject of any outstanding administrative or judicial order or judgment, agreement, or arbitration award from any Governmental Authority requiring remediation of any Environmental Condition or the payment of a fine or penalty under any Environmental Law.

(c)
The Acquired Entities have obtained all material Permits required for the ownership and operation of their respective assets and properties in the manner in which they are currently owned and operated and all such Permits are in full force and effect. Seller has, before the Execution Date, provided Buyer with an accurate and complete copy of all such Permits. Each of the Acquired Entities is in compliance, in all material respects, with all such Permits, and neither the Seller nor any Acquired Entity has received any written notification from any Governmental Authority alleging that any such Person is in violation of any such Permit or subjecting any such Permits to revocation, restriction, or amendment. To Seller’s Knowledge, there is no Proceeding pending or threatened to revoke or terminate any such Permit, or to modify in any material respect any such Permit. Each Acquired Entity has, where applicable, timely applied for renewal of all Permits before their expiration.

(d)
No claim is pending, or, to Seller’s Knowledge, threatened, and no Acquired Entity has received any written notice of any Environmental Claim against an Acquired Entity and, there is no Environmental Claim threatened in writing (i) against any Acquired Entity, (ii) against any Person whose liability for Environmental Claims an Acquired Entity has assumed contractually or by Law, or (iii) relating to the ownership or operation of the Business, in each of (i), (ii), or (iii), that is outstanding and related to compliance with or potential material liability under any Environmental Law.

(e)
To Seller’s Knowledge, no Acquired Entity has Released Hazardous Substances on, in, under, to, or from any real property owned, used, or occupied by any Acquired Entity in operating its business (including any Release at any treatment, storage, or disposal facility for Hazardous Substances or solid waste used by the Acquired Entities for their respective operations) and there has been no Release of Hazardous Substances on or from any real property owned by the Acquired Entities during the period of the Acquired Entities ownership of the real property or arranged to be disposed of by any Acquired Entity at any other location, in each above-mentioned case, in a manner that has given, or would reasonably be expected to give, rise to any material liability under any Environmental Law.

19

(f)
None of the facilities or real property currently, or to Seller’s Knowledge formerly, owned, occupied, or used by any Acquired Entity, or any other real property now operated or used with the Business, is listed or proposed for listing on the National Priorities List under Comprehensive Environmental Response, Compensation, and Liability Act, or listed on the Comprehensive Environmental Response, Compensation, and Liability Information Systems list, or any similar state list of sites.

(g)
Seller and the Acquired Entities have made available to Buyer complete and accurate copies of all material (i) environmental site assessments, (ii) compliance audits, (iii) notices of violation, (iv) consent orders, and (v) other material environmental reports in its possession that relate to the Environmental Condition of the Acquired Entities and that have been prepared within the three (3) years preceding the Execution Date.

Section 5.8.    No violation; Consents and Approvals.

(a)
The signing, delivery, and performance of this Agreement by Seller, the performance of its obligations hereunder, and the consummation of the Transactions do not and will not result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of modification, termination or acceleration of any Person under, or require any offer to purchase or any prepayment of any debt or result in any Lien on the Purchased Company Units or other Equity Interests of any Acquired Entity, properties, or assets of any Acquired Entity under the terms, conditions or provisions of (i) the Charter Documents of Seller or any Acquired Entity, or (ii) assuming the execution and delivery of the Credit Agreement Release Documentation as of the Closing Date, any Contract to which Seller or any Acquired Entity is a party or by which any of their respective properties or assets may be bound or affected.

(b)
Except for filings with and approvals from the Governmental Authorities listed on the Seller Disclosure Schedules (those filings and approvals, specified in this Section 5.8(b), “Required Seller Regulatory Approvals”), no declaration, filing, or registration with, or notice to, or authorization, consent, or approval of, any Governmental Authority is necessary for the signing and delivery of this Agreement by Seller or the Company or the consummation by Seller or the Company of the Transactions, other than ministerial declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained would not prevent Seller from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect, and other than such declarations, filings, registrations, notices, authorizations, consents, or approvals required as the result of the identity or legal or regulatory status of Buyer or its Affiliates.

20

Section 5.9.    Litigation; Compliance With Laws.

(a)
Except as set forth in Section 5.9 of the Seller Disclosure Schedules, there is no pending or, to Seller’s Knowledge, threatened Proceeding (whether criminal or civil) by or against Seller or its Affiliates before any Governmental Authority that relate to (x) the Acquired Entities or their respective Businesses, assets, or properties, or (y) the execution and delivery of this Agreement by Seller and the consummation by Seller of the Transactions. Except as set forth in Section 5.9 of the Seller Disclosure Schedules and the White Star Litigation, no Acquired Entity has been a party to any Proceeding during the past three years. There are no orders, writs, judgments, decrees, injunctions, or awards of any Governmental Authority, whether preliminary or final, outstanding against any Acquired Entity or, to the extent relevant to the Business, any Acquired Entity, Seller or its Affiliates.

(b)
Seller is not in violation of or in default under any Law applicable to Seller the effect of which, individually or in the aggregate, would restrain, enjoin or otherwise prohibit or make illegal any of the Transactions. None of Seller, the Acquired Entities, or their respective Affiliates has received any written notices of any material violation of Law (other than Environmental Laws or Anti-Corruption Laws, which are addressed exclusively in Section 5.7 and Section 5.23, as applicable) applicable to the Business, the Acquired Entities, or their respective assets and properties. Except that which would not, individually or in the aggregate, reasonably be expected to be material in amount or nature, each Acquired Entity and the Business is, and has for the past three years been, in compliance, in all respects, with all applicable Laws (other than Environmental Laws or Anti-Corruption Laws, which are addressed exclusively in Section 5.7 and Section 5.23, as applicable).

Section 5.10.    Contracts.

(a)
Section 5.10 of the Seller Disclosure Schedules lists Contracts of the types described below to which any Acquired Entity is a party or by which any Acquired Entity’s assets or properties are bound (such Contracts, together with all amendments thereto, collectively, the “Material Contracts”):

(i)	any hydrocarbons gathering, storage, transportation and processing or similar Contracts;

(ii)	Contracts (excluding hedges, swaps, options and other similar Contracts) for the purchase, sale or exchange of any hydrocarbons;

(iii)	Contracts that constitute a lease under which any Acquired Entity is the lessor or the lessee of real or personal property;

(iv)	Contracts that include a most favored nations or similar provision, or that constitute a non-competition agreement, area of mutual interest agreement,

21

or any other agreement that purports to restrict, limit, or prohibit how, or the locations in which, any Acquired Entity conducts Business;

(v)	Contracts containing “tag along” or similar rights allowing a third-party to participate in future sales of the assets of any Acquired Entity or interests in this Agreement;

(vi)	any collective bargaining or employment Contract;

(vii)	Contracts under which a Lien on any assets or properties of an Acquired Entity, tangible or intangible, exists as security for Indebtedness;

(viii)
outstanding futures, hedges, swap, collar, put, call, floor, cap, option or other Contracts that are intended to benefit from or reduce or eliminate the risk of fluctuations in interest rates or the price of commodities; and

(ix)
excluding Contracts of the type described in the preceding clauses (i) through (viii), Contracts that have, or that are reasonably expected to, result in aggregate payments to or by one or more Acquired Entities of more than $3,000,000 in a single year.

(b)
Except as set forth on Section 5.10 of the Seller Disclosure Schedules, the Material Contracts (i) are in full force and effect under their respective terms in all material respects and (ii) constitute legal, valid, and binding obligations, enforceable in accordance with their respective terms, of Seller and the Acquired Entity, as applicable, that is party thereto. There exist no material defaults under the Material Contracts by Seller or any Acquired Entity or, to Seller’s Knowledge, any other party thereto, and no event has occurred that with notice or lapse of time, or both, would constitute a material violation of or default under the Material Contracts by Seller or any Acquired Entity or, to Seller’s Knowledge, any other party thereto. Before signing this Agreement, Seller has provided to Buyer complete and accurate copies of the Material Contracts. Except as set forth on Section 5.10 of the Seller Disclosure Schedules, no Acquired Entity has received or given any unresolved written notice of termination or default regarding any Material Contract.

Section 5.11.    Title to Properties and Related Matters.

(a)
Seller has, prior to the Execution Date, provided Buyer with an accurate and complete copy of each deed granting to the Acquired Entities fee simple title to all of the Owned Real Property. To Seller’s Knowledge, each deed has been properly recorded in the real property records where the applicable Owned Real Property is located. Each of the Acquired Entities has good and marketable fee simple title to the Owned Real Property, subject to no Liens other than Permitted Liens or, before Closing, Credit Agreement Liens.

(b)	Seller has, prior to the Execution Date, provided Buyer with accurate and complete copies of all Real Estate Leases. Each of the Acquired Entities has valid

22

leasehold interests under the Real Estate Leases, free and clear of all Liens other than Permitted Liens, and the Real Estate Leases are (i) in full force and effect, (ii) represent the legal, valid, and binding obligations of the Acquired Entity party thereto, and (iii) to Seller’s Knowledge, represent the legal, valid, and binding obligation of the counterparty thereto, in each case, enforceable under its terms. None of the Acquired Entities and, to Seller’s Knowledge, no counterparty is in breach in any material respect of any Real Estate Lease. To Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a material breach or default that would permit the acceleration of rent under, or the termination of, a Real Estate Lease. No Acquired Entity has leased, subleased, licensed, or otherwise granted to any Person the right to use or occupy any Owned Real Property or portion thereof, or any real property or portion thereof to which any Real Estate Lease relates.

(c)
To Seller’s Knowledge, one or more Acquired Entities have good and defensible title to the Easements which are sufficient, in the aggregate, for the Acquired Entities to operate the Business as currently operated, subject to minor defects or deficiencies. With respect to each such Easement: (i) except as would not reasonably be expected to have a Material Adverse Effect, one or more Acquired Entities is the legal and beneficial owner of such Easement; (ii) such Easement and the rights and interests of the Acquired Entities thereunder are in full force and effect in all material respects, and represent the legal, valid, and binding obligations of the Acquired Entity party thereto and, to Seller’s Knowledge, the counterparty thereto, in each case, enforceable under its terms; (iii) none of the Acquired Entities and, to Seller’s Knowledge, no counterparty is in material breach or default thereunder; and (iv) to Seller’s Knowledge, no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute a breach or default that would permit the acceleration of amounts payable under, or the termination of, an Easement.

(d)
To Seller’s Knowledge, the Real Property comprises all of the real property used in and necessary for the ownership and use of the Acquired Entities’ respective assets and properties and the operation of the Business as currently operated. There are no outstanding options, rights of first refusal, or rights of first offer to purchase or otherwise acquire any Real Property.

(e)
Neither Seller nor any Acquired Entity has received any written notice of any condemnation, eminent domain, zoning, rezoning or similar Proceeding or taking or concerning the actual or potential imposition of any special assessments on the Real Property nor, to Seller’s Knowledge, is any such Proceeding or taking contemplated with respect to all or any parcel of the Real Property or any portion thereof or interest therein.

(f)
Seller has, prior to the Execution Date, provided Buyer with all title insurance policies obtained by any Acquired Entity in connection with its ownership or use of the Real Property, which policies are in full force and effect with respect to the

23

Real Property, and no material claims have been made against any of those policies.

(g)
The Acquired Entities have good title to, or valid leasehold interests in, all Tangible Personal Property currently used in the operation of the business, free and clear of all Liens other than Permitted Liens. To Seller’s Knowledge, such Tangible Personal Property (i) is in good working order and condition, ordinary wear and tear excepted, and (ii) has been maintained in all material respects by the Acquired Entities in accordance with prudent industry practice. The Acquired Entities have not deferred maintenance or capital expenditures in anticipation of, or in connection with, the Transactions. To Seller’s Knowledge, the Tangible Personal Property, Intellectual Property, and other assets and properties of the Acquired Entities constitute all of the tangible or intangible assets or property, of whatever kind or nature, necessary for the ownership and operation of the Business as currently owned and operated.

Section 5.12.    Regulatory Status.

(a)	The Company is not an investment company, or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.

(b)
No Acquired Entity (i) is subject to regulation as a “natural-gas company” as that term is defined in the Natural Gas Act of 1938, as amended, 15 U.S.C. § 717, (ii) is an intrastate pipeline subject to regulation under section 311(a)(2) of the Natural Gas Policy Act of 1978, 15 U.S.C. § 3371(a)(2), (iii) transports natural gas liquids in interstate commerce in a manner that would make that Acquired Entity subject to regulation as a common carrier of oil by pipeline under the Interstate Commerce Act, 49 U.S.C. § 1, or (iv) is subject to regulation as a “public utility” under the Federal Power Act, as amended, 16 U.S.C. § 791a.

Section 5.13.    Brokers. None of Seller, the Company, or any of their Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finder’s fee” arising out of the Transactions for which Buyer or any Acquired Entity will have liability.

Section 5.14.    Employees and Employee Matters.

(a)	Set forth in Section 5.14(a) of the Seller Disclosure Schedules is an accurate and complete list of each Employee Benefit Plan.

(b)
Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, each Employee Benefit Plan is in compliance with all applicable Laws (including, without limitation, ERISA and the Code) and has been administered and operated in accordance with its terms, except as could not reasonably be expected to result in Liability to any of the Acquired Entities.

24

(c)
Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, to Seller’s Knowledge, the execution of this Agreement and the consummation of the transactions contemplated hereby do not constitute a triggering event under any Employee Benefit Plan, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment, severance, bonus, retirement or job security or similar-type benefit, or increase any benefits or accelerate the payment or vesting of any benefits to any employee or former employee or director of any of the Acquired Entities, either individually or in the aggregate, to have a Material Adverse Effect.

(d)
There does not now exist, nor do any circumstances exist that would reasonably be expected to result in, any Controlled Group Liability of the Seller or any Acquired Entity that would be, or could become, a liability following the Closing Date of the Buyer, any Acquired Entity or any of their respective Affiliates.

(e)
Except as set forth in Section 5.14(e) of the Seller Disclosure Schedules or as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect: (i) neither Seller (with respect to the Business Employees) nor any of the Acquired Entities is a party to or bound by any collective bargaining agreement, contract or legally binding commitment to any labor union or labor organization related to representation of the Business Employees; (ii) to Seller’s Knowledge, neither Seller (with respect to the Business Employees) nor any of the Acquired Entities is currently engaged in, or has any legal duty to engage in, any negotiation with any labor union or organization; (iii) to Seller’s Knowledge, as it relates to the Business Employees or the Acquired Entities, there is no pending or threatened complaint regarding any alleged unfair labor practices within the meaning of the National Labor Relations Act; (iv) to Seller’s Knowledge, there is no, and during the last six (6) months there has been no, strike, picketing, work slowdown or stoppage, concerted refusal to work overtime, labor dispute or union organization activity pending or threatened against Seller (with respect to the Business Employees) or any of the Acquired Entities; (v) to Seller’s Knowledge, all Business Employees are legally authorized to work in the United States; (vi) to Seller’s Knowledge, all Business Employees have been properly classified and compensated for all time worked in accordance with all applicable Laws and Employee Benefit Plans; and (vii) neither Seller (with respect to the Business Employees) nor any of the Acquired Entities has effectuated any plant closing or mass layoff (as such terms are defined in the WARN Act) during the ninety (90) days prior to the date hereof and no such action is currently planned or anticipated.

(f)
Set forth in Section 5.14(f) of the Seller Disclosure Schedules is an accurate and complete list of each individual employed by an Acquired Entity as of the Execution Date. As of the Closing Date, no Acquired Entity has any employees.

Section 5.15.    Balance Sheets. Seller has, prior to the Execution Date, delivered to Buyer true and complete copies of the Execution Balance Sheet. The Execution Balance Sheet

25

and (as of the Closing) the Closing Balance Sheet were prepared in accordance with GAAP (except for any variations necessary to reflect any matters expressly addressed in this Agreement) using the same accounting principles, policies and methods as have historically been used in connection with the calculation of the items reflected thereon and fairly present in all material respects the assets and liabilities of the Acquired Entities as of the respective dates thereof, subject to normally recurring year-end audit adjustments.

Section 5.16.    Absence of Changes. Since November 30, 2017, (i) each of the Acquired Entities has conducted its business in the ordinary course of business consistent with past practice, and (ii) there has not been any change, event, effect or occurrence that has had or would reasonably be expected to have a Material Adverse Effect.

Section 5.17.    Insurance. Section 5.17 of the Seller Disclosure Schedule contains a true and complete list of all insurance policies in effect that insure or otherwise affect the business, operations, assets, or properties of the Acquired Entities, or the use or ownership thereof, or that have been issued to or for the benefit of any Acquired Entity. Each such policy is valid and binding and in full force and effect, all premiums due thereunder have been timely paid and none of Seller or the Acquired Entities, or, to Seller’s Knowledge, their respective Affiliates, has received any written notice of cancellation or termination in respect of any such policy or is in material default under any such policy. There are no material pending claims under any of the policies contained on Section 5.17 of the Seller Disclosure Schedules. To Seller’s Knowledge, no event has occurred, including the failure to give any notice or information, or delivery of any inaccurate or erroneous information, that limits or impairs the rights of any Acquired Entity under any such insurance policy. Excluding insurance policies that have expired and been replaced in the ordinary course of business, no insurance policy held by or applicable to the Acquired Entities or their respective assets or properties has been canceled within the two years prior to the Execution Date.

Section 5.18.    Bank Accounts. Section 5.18 of the Seller Disclosure Schedules sets forth an accurate and complete list as of the Execution Date of the names and locations of all banks, trust companies, and other financial institutions at which any Acquired Entity maintains accounts of any nature or safe deposit boxes. As of the Closing Date, no Acquired Entity maintains any such account or safe deposit box other than the account described in Section 4.1(a)(xiii).

Section 5.19.    Seller Guarantees. Section 5.19 of the Seller Disclosure Schedules sets forth a list of all outstanding guarantees, bonds, letters of credit, credit support, or other financial assurances provided by, or on behalf of, or for the account of, Seller or any Affiliate thereof (other than the Acquired Entities) with respect to the Acquired Entities or their respective Businesses, assets, or properties (collectively, the “Seller Guarantees”) and, in each case, the maximum dollar exposure of Seller or any of its Affiliates thereunder.

Section 5.20.    Affiliate Transactions. Except as set forth in Section 5.20 of the Seller Disclosure Schedules, (i) there are no Contracts between any Acquired Entity, on the one hand, and Seller, any officer, director or Affiliate (other than the Acquired Entities) of Seller, on the other hand, (ii) neither Seller nor any officer, director or Affiliate (other than the Acquired Entities) of Seller provides or causes to be provided any assets, services or facilities to any Acquired Entity which are material to the business of any Acquired Entity and (iii) no Acquired

26

Entity provides or causes to be provided any assets, services or facilities to Seller or any officer, director or Affiliate (other than the Acquired Entities) of Seller.

Section 5.21.    Intellectual Property. Section 5.21 of the Seller Disclosure Schedules sets forth all (i) patents or pending patent applications; (ii) registered or material trademarks, service marks, trade names, corporate names and applications for registration of the foregoing, (iii) software (except software licensed under commercially available off-the-shelf, shrinkwrap, click-through, clickwrap, or similar software license agreements); and (iv) licenses or other rights of the Acquired Entities to use the intellectual property owned by third Persons that is material to the Acquired Entities’ respective Businesses as presently conducted (the “Intellectual Property”). The Acquired Entities own or possess adequate licenses or other valid rights to use all such Intellectual Property. None of the Acquired Entities or Seller has received any written notice that any Acquired Entity is infringing any Intellectual Property of any other Person and no Person is infringing upon any Intellectual Property of any Acquired Entity. To Seller’s Knowledge, no Acquired Entity has interfered with, infringed upon, or misappropriated any intellectual property rights of any Person.

Section 5.22.    Books and Records. All books and records of the Acquired Entities have been maintained in accordance with Law and in the ordinary course of business consistent with past practices of the Acquired Entities and are materially complete and accurate.

Section 5.23.    Anti-Corruption Laws. None of Seller or the Acquired Entities (i) is the subject or target of any Sanctions, (ii) is, or is owned or controlled by, a Person subject to Sanctions, or any Affiliate or Representative thereof, or (iii) engages in any dealings or transactions, or is otherwise associated, with any such Person. To Seller’s Knowledge, neither Seller nor any of its Affiliates is the subject or target of any Proceeding regarding any offense or alleged offense under any anti-terrorism or anti-money laundering laws, Anti-Corruption Laws or Sanctions.

Section 5.24.    Nature of Business. No Acquired Entity is now conducting, or has since August 24, 2004 conducted, any business other than the Business as currently conducted and other business activities relating to the midstream oil and gas industry.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF BUYER

Except as otherwise disclosed in the Buyer Disclosure Schedules, Buyer represents and warrants to Seller, as of the Execution Date and as of the Closing Date (except with any representations and warranties that speak as of a specific date or time, in which case as of that specific date or time), that:

Section 6.1.    Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority to sign this Agreement and perform its obligations and consummate the Transactions.

27

Section 6.2.    Authorization and Validity of Agreement. Buyer has all requisite power and authority to sign this Agreement, to carry out and perform its obligations under this Agreement and to consummate the Transactions. The signing, delivery, and performance by Buyer of this Agreement, and the consummation by Buyer of the Transactions, have been duly and validly authorized by all necessary action of Buyer and no other action by Buyer or its stockholders or members is necessary for the authorization, signing, delivery, or performance by Buyer of this Agreement and the consummation by Buyer of the Transactions. This Agreement has been duly and validly signed and delivered by Buyer and, assuming due authorization, signing, and delivery by Seller, is a legal, valid, and binding obligation of Buyer, enforceable against Buyer under its terms, subject to the General Equity Principles.

Section 6.3.    No Violation; Consents and Approvals.

(a)
The signing, delivery, and performance of this Agreement by Buyer, the performance of its obligations hereunder, and the consummation of the Transactions do not and will not result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in termination of, or accelerate the performance required by, or result in a right of termination or acceleration of any Person under, or require any offer to purchase or any prepayment of any debt or result in any Lien on the properties or assets of Buyer under the terms, conditions, or provisions of (i) its Charter Documents, (ii) assuming receipt of the Required Buyer Regulatory Approvals, any Permit or Law applicable to Buyer or any of Buyer’s respective properties or assets, or (iii) any Contract to which Buyer is a party or by which any of its respective properties or assets may be bound or affected.

(b)
Except for filings with and approvals from the Governmental Authorities on Section 6.3(b) of the Buyer Disclosure Schedules (those filings and approvals, “Required Buyer Regulatory Approvals”), no declaration, filing, or registration with, or notice to, or authorization, consent or approval of, any Governmental Authority is necessary for the signing and delivery of this Agreement by Buyer or the consummation by Buyer of the Transactions, other than ministerial declarations, filings, registrations, notices, authorizations, consents or approvals which, if not made or obtained would not prevent Buyer from performing its obligations under this Agreement and would not reasonably be expected to have a Material Adverse Effect and other than such declarations, filings, registrations, notices, authorizations, consents, or approvals required solely as the result of the identity or legal or regulatory status of Seller or its Affiliates.

(c)
There is no pending or, to Buyer’s Knowledge, threatened Proceeding (whether criminal or civil) by or against Buyer before any Governmental Authority that relates to the execution and delivery of this Agreement by Buyer and the consummation by Buyer of the Transactions; nor, to Buyer’s Knowledge, is there any reasonable basis therefor.

28

Section 6.4.    Funds. Buyer will have on the Closing Date enough funds available to pay the Purchase Price in accordance with this Agreement.

Section 6.5.    Brokers. Neither Buyer nor any of its Affiliates has entered (directly or indirectly) into any agreement with any Person that provides for the payment of any commission, brokerage or “finder’s fee” arising out of the Transactions for which Seller or any Acquired Entity will have liability.

Section 6.6.    Acknowledgment and Waiver. BUYER ACKNOWLEDGES THAT, EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN AND IN THE INSTRUMENTS DELIVERED PURSUANT TO SECTIONS 4.1(a)(i), 4.1(a)(v), and 4.1(a)(x), SELLER DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES AS TO ADVERSE MATTERS APPLICABLE TO THE ACQUIRED ENTITIES, INCLUDING ADVERSE ENVIRONMENTAL CONDITIONS THAT MAY NOT HAVE BEEN REVEALED BY SELLER’S OR BUYER’S INVESTIGATION, AND UPON THE CLOSING, EXCEPT WITH RESPECT TO A BREACH OF ANY OF SELLER’S EXPRESS REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED IN THIS AGREEMENT AND IN THE INSTRUMENTS DELIVERED PURSUANT TO SECTIONS 4.1(a)(i), 4.1(a)(v), and 4.1(a)(x), BUYER WILL, EXCEPT AS SET FORTH HEREIN, BE DEEMED TO HAVE WAIVED, RELINQUISHED, AND RELEASED SELLER FROM AND AGAINST ANY AND ALL CLAIMS, DEMANDS, CAUSES OF ACTION (INCLUDING CAUSES OF ACTION IN TORT), LOSSES, DAMAGES, LIABILITIES, COSTS AND EXPENSES (INCLUDING ATTORNEYS’ FEES AND COURT COSTS) OF ANY AND EVERY KIND OR CHARACTER, NOW OR HEREAFTER EXISTING, KNOWN OR UNKNOWN, WHICH BUYER MIGHT HAVE ASSERTED OR ALLEGED OR MIGHT IN THE FUTURE ALLEGE AGAINST SELLER AT ANY TIME BY REASON OF OR ARISING OUT OF THE PHYSICAL OR ENVIRONMENTAL CONDITIONS OF THE ASSETS OF THE ACQUIRED ENTITIES, VIOLATIONS BY THE ACQUIRED ENTITIES OF ANY APPLICABLE LAWS (INCLUDING ANY ENVIRONMENTAL LAWS), AND ANY AND ALL OTHER ACTS, OMISSIONS, EVENTS, CIRCUMSTANCES, OR MATTERS REGARDING THE ASSETS OF THE ACQUIRED ENTITIES. NOTWITHSTANDING THE FOREGOING PROVISIONS OF THIS SECTION 6.6, BUYER RESERVES UNTO ITSELF, AND DOES NOT WAIVE, RELINQUISH, OR RELEASE SELLER OR ANY OF SELLER’S AFFILIATES FROM OR AGAINST, ANY CLAIMS, DEMANDS, CAUSES OF ACTION, LOSSES, DAMAGES, LIABILITIES, COSTS OR EXPENSES THAT BUYER MAY HAVE PURSUANT TO THE COMPANY LLC AGREEMENT, THE MSA, THE DRILLING COMMITMENT AGREEMENT, OR ANY OTHER CONTRACT INTO WHICH BUYER AND SELLER (OR THEIR RESPECTIVE AFFILIATES) MAY ENTER ON OR AFTER THE CLOSING DATE (EXCLUDING THE ASSIGNMENT AND ASSUMPTION AGREEMENT).

Section 6.7.    Investment Purpose. Buyer is acquiring the Purchased Company Units solely for investment and not with a view to, or for offer or sale relating to, any distribution thereof other than in compliance with all Laws, including United States federal securities Laws. Buyer agrees that the Purchased Company Units it is acquiring may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act and any state securities Laws, except under an exemption from registration under the Securities Act and those Laws. Buyer can bear the economic risk of holding the Purchased Company Units for an indefinite period, and (either alone or with its advisors) has enough

29

knowledge and experience in financial and business matters to evaluate the merits and risk of acquiring the Purchased Company Units.

Section 6.8.    Reliance. Buyer has been afforded an opportunity to (a) examine and evaluate the Acquired Entities and those materials as it has requested to be provided to it by Seller or the Acquired Entities, (b) discuss with Representatives of Seller and the Company those materials and the nature and operation of Acquired Entities and their respective assets, and (c) investigate the condition of the assets of the Acquired Entities. In entering into this Agreement, Buyer has relied solely on the express representations, warranties, covenants, and agreements of Seller in this Agreement and the instruments delivered hereunder, its independent investigation of, and judgment regarding, the Purchased Company Units and the Company and the advice of its own Representatives and not on any comments or statements of any Representatives of Seller or any Acquired Entity.

Section 6.9.    Ownership of Buyer. Each owner of the issued and outstanding ownership interests of Buyer and the interest of each owner is set forth in Section 6.9 of the Buyer Disclosure Schedules.

Section 6.10.    Non-Competition. Except as provided in Section 6.10 of the Buyer Disclosure Schedules, neither Buyer nor any Affiliate of Buyer holds 15% or greater of the equity interests of any Person that competes with the Company within those areas described in Exhibit A to the Company LLC Agreement; for the avoidance of doubt, the foregoing representation does not include equity interests held through investments in investment vehicles managed or advised by a third-party sponsor or manager.

ARTICLE 7
COVENANTS OF THE PARTIES

Section 7.1.    Operation Before the Closing Date. Seller covenants and agrees that, except as specifically provided in this Agreement (including the conversion under Section 7.3), required by Law, specifically stated on Section 7.1 of the Seller Disclosure Schedules, or with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed, or conditioned), from the Execution Date through the Closing Date (or the earlier termination of this Agreement) it will cause each Acquired Entity to conduct its Business in the ordinary course of business, including exercising its commercially reasonable efforts in the ordinary course of business to maintain the goodwill of customers of the Acquired Entities, and will not and will cause the Acquired Entities not to (and, to the extent impacting the Acquired Entities or their respective assets or properties, will cause Seller’s other Affiliates not to):

(a)
(i) cause or take any action reasonably expected to cause, a Lien to arise regarding the Company Units, (ii) split, combine, reclassify, or authorize any additional issuance of, any limited liability company units or other outstanding Equity Interests of any Acquired Entity, (iii) repurchase, redeem, or otherwise acquire any Acquired Entity’s Equity Interests or Equity Interests in any other Person, (iv) adopt a plan of complete or partial dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization, or (v) fail to maintain its limited liability company existence;

30

(b)	amend or otherwise alter, waive, or change any rights or obligations under or regarding the Charter Documents of any Acquired Entity;

(c)
liquidate, dissolve, recapitalize, or otherwise wind up the business of any Acquired Entity, including any voluntary assignment for the benefit of creditors or the institution of any insolvency proceeding;

(d)	change the financial accounting methods, policies, or practices, except as required by GAAP or applicable Laws, of any Acquired Entity;

(e)
sell, lease, license, or otherwise dispose of any assets owned by an Acquired Entity, or purchase or otherwise acquire any assets, except for any such sale, lease, license, other disposition, purchase, or other acquisition that (i) is (A) in the ordinary course of business consistent with past practice or (B) under the terms of a Material Contract, and (ii) involves assets valued at less than $350,000 individually or $750,000 in the aggregate with all other such assets;

(f)
make any material capital expenditure on behalf of an Acquired Entity other than (i) in the amount identified for the work in Section 7.1(f) of the Seller Disclosure Schedules, (ii) as allowed under Section 7.1(e), or (iii) reasonable capital expenditures required with any emergency or force majeure events affecting any Acquired Entity. Seller will notify Buyer when practicable following any capital expenditure for emergency or force majeure event;

(g)	regarding any Acquired Entity, create, incur, assume, guarantee, endorse, or otherwise become liable for any Indebtedness, or extend any loans or advances to any Person;

(h)	create or assume any Lien that encumbers the assets of any Acquired Entity, other than Permitted Liens, or that encumbers any Equity Interests of any Acquired Entity (including the Company Units);

(i)
except for Contracts in Section 5.10(a)(i) that are entered in the ordinary course of business (provided, that Seller shall provide Buyer with written notice promptly after the applicable Acquired Entity enters into any such Contract in the ordinary course of business), enter into any Contract required to be listed on Section 5.10 of the Seller Disclosure Schedules, or amend, modify, or terminate any Material Contract or any Permit;

(j)
change or modify any policy or practice of an Acquired Entity regarding extensions of credit, prepayments, sales, collections, receivables, or payment of accounts, including any acceleration of collections or receivables (whether or not past due) or any failure to pay or delay in paying payables or other liabilities;

(k)
settle, waive, or compromise any material action, suit, litigation, arbitration, lawsuit, claim, Proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination, investigation, challenge, controversy, or dispute

31

commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or any arbitrator;

(l)
enter into, modify, or terminate any guarantees, bonds, letters of credit, credit support, or other financial assurances of a type required to be listed in Section 5.19 of the Seller Disclosure Schedules except in the ordinary course of business; provided, that in the case of entering into, extending, or otherwise modifying (in a manner that increases or extends the applicable financial assurance), such new financial assurance, extension, or modification has a value of less than $500,000; provided, further, that Seller shall promptly disclose any such action to Buyer;

(m)
(i) except under Section 7.2(b), make, change, or rescind any material Tax election, (ii) adopt or change any material Tax accounting method or change any material annual Tax accounting period, (iii) file any amended Tax Return, (iv) settle or compromise any claim, notice, audit report or assessment about Taxes, (v) surrender any right to claim any Tax refund, or (vi) consent to any extension or waiver of the limitation period applicable to any claim or assessment about Taxes, in each case, if that action would increase the Tax liability of the Acquired Entities for any period after the Closing Date;

(n)
(i) adopt, establish, enter into, amend, terminate or increase the benefits under any Employee Benefit Plan or other employee benefit plan, practice, program, policy or contract that would be an Employee Benefit Plan if in effect on the date of this Agreement, other than in the ordinary course of business or as may be required by the terms of such Employee Benefit Plan or other employee benefit plan, practice, program, policy or contract, in order to be “qualified” within the meaning of Sections 401 and 501 of the Code, or in order to comply with Section 409A of the Code and guidance thereunder; (ii) increase the compensation or benefits (including granting any bonuses, whether monetary or otherwise) of any current or former employee or service provider to the Company or any of the Acquired Entities, other than in the ordinary course of business or as provided for in any Employee Benefit Plan or written contract in effect as of the date hereof; (iii) grant or increase any severance, retention, change-of-control or similar payments to any current or former employee or service provider to the Company or any of the Acquired Entities other than as provided for in any Employee Benefit Plan; or (iv) enter into any collective bargaining agreement or similar contract, in the case of clauses (i), (ii) and (iii), except as may be required by applicable Law or as contemplated under this Agreement; or

(o)	agree, whether in writing or otherwise, to do any of the above-mentioned.

Section 7.2.    Tax Covenants.

(a)	Transfer Taxes.

(i)	Buyer will be responsible for the payment of any Transfer Taxes that arise because of the consummation of the Transactions. The Parties will

32

cooperate in good faith to minimize, to the extent permissible under Law, any Transfer Taxes. Each Party will provide to the other Party any resale certificates and other exemption certificates or information reasonably requested by the other Party.

(ii)
Buyer will collect and file all necessary returns, reports, or other filings that must be filed regarding Transfer Taxes. Seller will provide Buyer with written evidence of Seller’s remittance of Transfer Taxes. To the extent Transfer Taxes are collected from Seller or its Affiliates, Buyer will promptly remit to Seller on demand cash equal to such Transfer Taxes.

(b)
Tax Status of the Company. On the Closing Date, Seller will take all necessary action to cause the Company to elect to be treated as an entity disregarded as separate from its owner for U.S. federal income Tax purposes under Treasury Regulation Section 301.7701-3 (with an effective date no later than one day prior to the Closing), and such conversion will be treated as a tax-free liquidation under Section 332 of the Code (and corresponding provisions of state and local Tax Law).

(c)
Tax Characterization. The Parties agree for U.S. federal income tax purposes that the purchase and sale of the Purchased Company Units will be treated in a manner consistent with the holding in Situation 1 of Rev. Rul. 99-5, 1999-1 C.B. 434, and that the purchase and sale of the Purchased Company Units will be treated as an “applicable asset acquisition” within the meaning of Section 1060 of the Code. No Party shall take any position to the contrary on any Tax Return, unless otherwise required by Law.

Section 7.3.    Conversion. (a) Seller has provided evidence reasonably satisfactory to Buyer that it has caused the conversion of the Company from an Oklahoma limited liability company to a Delaware limited liability company under a statutory conversion under the Laws of the State of Oklahoma and the State of Delaware, and (b) Seller and the Company have signed, delivered, and filed all documents required to effect that conversion in the State of Oklahoma and the State of Delaware.

Section 7.4.    Efforts.

(a)
Each Party will cooperate and use (and will cause its respective Affiliates to use) its respective commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things necessary to cause the conditions to the Closing that it is required to satisfy to be satisfied as soon as possible (and by the Closing Date) and to consummate and make effective, as soon as possible, the Transactions, including cooperating with the other Party in preparing and filing promptly all documentation to effect all necessary filings, notifications, notices, petitions, statements, registrations, submissions of information, applications, and other documents, and (ii) obtain promptly (and by the Closing Date) all approvals, consents, clearances, expirations, or terminations of waiting periods, registrations,

33

permits, releases, authorizations, and other confirmations from any Governmental Authority or third-party necessary to consummate the Transactions.

(b)
The Parties will use commercially reasonable efforts to (i) cooperate with each other for any filing or submission with a Governmental Authority for the Transactions and any investigation or other inquiry by or before a Governmental Authority relating to the Transactions (including any Proceeding initiated by a private party), (ii) promptly tell the other Party of (and, to the extent permitted by applicable Law, deliver if the communication is written) any communication with any Governmental Authority regarding the Transactions, and (iii) consult with the other Party before any material meeting or teleconference with any Governmental Authority, and, to the extent not prohibited by the Governmental Authority, allow the other Party to attend and participate in those meetings and teleconferences. The Parties will take commercially reasonable efforts to share information protected from disclosure under the attorney-client privilege, work product doctrine, joint-defense privilege, or any other privilege under this Section 7.4(b) in a manner to preserve the privilege.

(c)
If any Proceeding is started (or threatened to be started) challenging the Transactions, the Parties will confer as promptly as practicable following the commencement of such Proceeding in order to determine whether it would be commercially reasonable to seek to have vacated, lifted, reversed, or overturned any decree, judgment, injunction, or other order, whether temporary, preliminary or permanent, that prohibits, prevents, or restricts consummation of the Transactions.

(d)
Without limiting the foregoing, Seller shall cause the Company to, as promptly as practicable following the Execution Date, exercise its commercially reasonable efforts to obtain a revolving credit facility, in form reasonably acceptable to Buyer, and in a principal amount equal to or greater than $150,000,000.

Section 7.5.    Reservation of Legal Privileges. Vinson & Elkins LLP and Seller’s in-house counsel (together, “Counsel”) have represented the Seller regarding this Agreement and the Buyer agrees that any attorney-client privilege, attorney work product protection, and expectation of client confidence attaching because of Counsel's representation of Seller for the Transactions or this Agreement and Counsel’s representation of the Company before the Execution Date, and all information and documents covered by those privileges or protections, will belong to and be controlled only by the Seller and may be waived only by Seller and not the Company or Buyer, and will not pass to, be claimed by, or used by Buyer or the Company. Notwithstanding the foregoing, in the event that a dispute arises between Buyer or the Company, on the one hand, and any other Person (other than Seller and its Affiliates, excluding the Acquired Entities), on the other hand, the Company may assert the attorney-client privilege against such Person to prevent disclosure of confidential communications by or with Vinson & Elkins LLP.

34

Section 7.6.    Indebtedness.

(a)
Except for Indebtedness described in Section 7.6 of the Seller Disclosure Schedules, Seller shall cause all Indebtedness between Seller or any Affiliate thereof (excluding the Acquired Entities), on the one hand, and the Acquired Entities, on the other, to be terminated by the Closing with no Liabilities to any Acquired Entity.

(b)
The Parties will use commercially reasonable efforts to cause, at the Closing, all of the obligations under the Seller Guarantees to be replaced (including providing any replacement documentation) or provided for by the Acquired Entities. If the Parties have not, by the Closing, obtained a release regarding the Seller Guarantees, (i) the Parties will use commercially reasonable efforts to do so as promptly as practicable following the Closing and (ii) Seller shall cause the Seller Guarantees to remain in effect until such release is obtained.

Section 7.7.    Access. Until the Closing Date, or, if earlier, until the date this Agreement is terminated, (i) Seller will give (and will cause its Affiliates and each Acquired Entity to give) Buyer and its Representatives reasonable access, during normal business hours, to the properties, books, Contracts, and Records of each Acquired Entity, and to the Representatives of each Acquired Entity, in each case, as reasonably requested by Buyer and (ii) without limiting the foregoing, Seller shall prepare and deliver, or cause to be prepared and delivered, to Buyer promptly after production thereof, a copy of the monthly operating report customarily prepared by or on behalf of each Acquired Entity. Seller may have a Representative present during any inspections, interviews, and examinations. Buyer will have no right of access to, and Seller will have no obligation to provide to Buyer, information the disclosure of which would reasonably be expected to jeopardize any privilege relating to that information available to Seller or Seller’s Affiliates or would cause Seller or Seller’s Affiliates to breach a confidentiality obligation (provided Seller will (x) to the extent practicable, identify the books, records, or other information subject to such privilege or confidentiality obligation and (y) use commercially reasonable efforts to find a means to disclose the applicable information while preserving such privilege or to cause the counterparty to consent to the disclosure, as the case may be). Neither Buyer nor its Representatives will contact the employees, customers, suppliers, or Persons with a business relationship with the Acquired Entities concerning the Transactions, whether in person or by telephone, mail or other means of communication, without the specific prior authorization of Seller; provided Seller will use commercially reasonable efforts to facilitate those meetings at the request of Buyer. Buyer will indemnify and hold harmless the Seller Indemnified Parties from all Losses the Seller Indemnified Parties incur as a result of Buyer’s access under this Section 7.7.

Section 7.8.    Confidentiality. The terms of the Confidentiality Agreement are incorporated by reference, and the Confidentiality Agreement will continue in full force and effect under its terms until the Closing, at which time the Parties will cause the Confidentiality Agreement to terminate. If this Agreement is terminated before the Closing, the Confidentiality Agreement will continue in full force and effect. Nothing provided to Buyer, its Affiliates or their Representatives under Section 7.7 will amend or diminish either Party’s obligations under the Confidentiality Agreement. The existence and terms of this Agreement and any written, oral, or other information provided in connection herewith by or on behalf of a Party to the other Party, or

35

to such other Party’s Affiliates or Representatives, including under Section 7.7, will be subject to the terms of the Confidentiality Agreement.

Section 7.9.    Insurance; Casualty Loss.

(a)
Seller shall maintain or cause to be maintained in full force and effect the insurance policies described in Section 5.17 of the Seller Disclosure Schedules, or reasonably comparable policies, until the Closing. From and after Closing, and until the replacement of such insurance coverage by the Company, Seller shall maintain in full force and effect the Existing D&O Policy (or a comparable replacement or renewal thereof, obtained in Seller’s ordinary course of business) for the benefit of the managers, directors, and officers of the Acquired Entities holding such positions from and after Closing.

(b)
If any asset or property of the Acquired Entities is damaged or destroyed by casualty loss, or taken by condemnation event, after the Execution Date and before the Closing, Seller shall promptly provide Buyer with written notice of such loss or event, and shall cooperate in good faith with Buyer in establishing the related Restoration Cost and in determining a commercially reasonable approach to repairing, restoring, or replacing, as the case may be, the affected asset or property to a condition substantially similar to the condition of such asset or property immediately before such loss or event; provided, however, subject to the satisfaction (or waiver) of the conditions to Closing set forth in Article 8, the Parties shall be required to proceed with Closing and the Purchase Price shall not be adjusted for such casualty loss or event.

(c)
Without limiting the foregoing, if any casualty loss or condemnation event occurs prior to Closing, Seller shall pursue all insurance and other third party proceeds that may be available to Seller or the Acquired Entities in respect thereof. Any insurance deductibles or out-of-pocket costs associated with repairing, restoring, or replacing, as the case may be, the affected asset or property shall be borne by the Acquired Entities. All insurance and other third party proceeds in respect of any such casualty loss or condemnation event shall, regardless of when they are received, be for the benefit of the Acquired Entities, and Seller shall promptly pay over to the Company any such proceeds received by Seller or its Affiliates (other than the Acquired Entities).

Section 7.10.    Transfer of Business Employees; Employee Benefit Plans.

(a)
Transfer of Business Employees. Effective no later than the day immediately preceding the Closing Date, Seller shall, or shall cause the applicable Affiliate of Seller to, take all actions reasonably necessary (i) for either Seller or SPC Midstream Operating, L.L.C. to employ each individual employed, directly or indirectly, by an Acquired Entity (each, a “Business Employee”) and (ii) to transfer and assign the Employment Agreement by and between the Company and Micheal L. Hicks (the “Hicks Agreement”), dated November 11, 2014, from the Company to SPC Midstream Operating, L.L.C.

36

(b)
Employee Benefit Plans. Prior to the Closing Date, Seller shall, or shall cause the applicable Affiliate of Seller to, take all actions reasonably necessary to terminate each Employee Benefit Plan maintained or sponsored by any of the Acquired Entities, if any, effective no later than the day immediately preceding the Closing Date. In addition, effective no later than the day immediately preceding the Closing, Seller shall, or shall cause the applicable Affiliate of Seller to, take all actions reasonably necessary to cease the participation of each Acquired Entity in each Employee Benefit Plan in which such Acquired Entity participates as a participating employer as of the date hereof.

Section 7.11.    White Star Litigation.     Notwithstanding anything herein to the contrary, Seller shall retain all benefits and Liabilities with respect to the White Star Litigation. Without limiting the foregoing, from and after Closing, Seller shall promptly reimburse each Acquired Entity for any and all travel expenses, wages, salaries, consulting fees, or similar remuneration, administrative overhead, out-of-pocket expenses, and other amounts or Liabilities paid or incurred by such Acquired Entity in connection with the White Star Litigation. Seller shall not, and shall not authorize any Acquired Entity to, without the consent of Buyer (which consent may be withheld in its sole discretion) effect any settlement of the White Star Litigation unless (i) there is no finding or admission of any violation by any Acquired Entity of Law or of the rights of any Person; (ii) if such settlement involves any Liability of any Acquired Entity, the sole Liability is monetary damages that are paid in full by Seller; and (iii) such settlement contains a full and unconditional release of the Acquired Entities.

Section 7.12.    Management Compensation Incentives. Within 30 days after the Closing Date, Seller shall deliver to Buyer a document setting forth the management compensation incentives for each Key Position (as defined in the MSA). The Parties shall use commercially reasonable efforts to agree on the terms and conditions of such management compensation incentives within 60 days after the Closing Date.

ARTICLE 8
CLOSING CONDITIONS

Section 8.1.    Conditions of Each Party’s Obligation to Close. The obligations of Seller and Buyer to complete the Transactions are subject to the satisfaction or waiver, on or before the Closing Date, of this condition: There is not on the Closing Date any injunction, restraining order, or decree of any nature of any court or other Governmental Authority that restrains or prohibits the consummation of the Transactions, and no Proceeding shall, on the Closing Date, be pending under which any Person (other than Buyer or its Affiliates, in the case of Seller’s obligation to complete the Transaction, and Seller or its Affiliates, in the case of Buyer’s obligation to complete the Transaction) seeks any such injunction, order, or decree.

Section 8.2.    Conditions to Buyer’s Obligation to Close. Unless waived in writing by Buyer, the obligations of Buyer to complete the Transactions is further subject to the fulfillment on or before the Closing Date, of these conditions:

(a)	(1) The Seller Fundamental Representations, the representations and warranties of Seller contained in Section 5.16(ii), and representations and warranties of Seller

37

contained in ARTICLE 5 that are qualified by materiality or Material Adverse Effect shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), and (2) those representations and warranties of Seller contained in ARTICLE 5 (other than the representations and warranties described in the immediately preceding clause (i)) shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (ii), where the failure to be true and accurate would not in the aggregate have a Material Adverse Effect or a material adverse effect on Seller’s ability to consummate the Transactions;

(b)
Seller shall have timely performed and complied with, in all material respects, every term, condition, covenant, agreement, restriction, and obligation to be performed and complied with by Seller at or before Closing under this Agreement;

(c)
Seller shall have delivered to Buyer a certificate in form and substance reasonably satisfactory to Buyer dated as of the Closing Date and signed by a duly authorized officer of Seller stating that the conditions in Section 8.2(a) and Section 8.2(b) have been satisfied;

(d)	Seller shall have delivered to Buyer the fully signed Credit Agreement Release Documentation;

(e)	The Restoration Cost determined in accordance with Section 7.9 with respect to any casualty loss or condemnation event does not exceed an amount equal to 10% of the Purchase Price;

(f)	Seller shall have delivered to Buyer the Closing Balance Sheet which does not reflect any new material Liability that is not otherwise included and set forth in the Execution Balance Sheet;

(g)	Unit Petroleum Company and the Company shall have entered into the Gathering and Processing Amendment; and

(h)
Seller shall have delivered to Buyer an endorsement or other evidence reasonably satisfactory to Buyer reflecting that the directors, officers, and managers of the Acquired Entities will be covered under Seller’s Directors & Officers insurance policy (#34MGU18A42848) (the “Existing D&O Policy”) for alleged Wrongful Acts (as defined therein) occurring from and after Closing.

Section 8.3.    Conditions to Seller’s Obligation to Close. Unless waived in writing by Seller, the obligations of Seller to complete the Transactions is further subject to the fulfillment on or before the Closing Date, of these conditions:

38

(a)
(3) The Buyer Fundamental Representations and representations and warranties of Buyer contained in Article 6 that are qualified by materiality shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), and (ii) those representations and warranties of Buyer contained in Article 6 (other than the representations and warranties described in the immediately preceding clause (i)) shall be true and correct in all respects as of the Closing Date as though such representations and warranties were made on and as of the Closing Date (or, to the extent such representations and warranties expressly relate to an earlier date, on and as of such earlier date), except in the case of this clause (ii), where the failure to be true and accurate would not in the aggregate have a material adverse effect on Buyer’s ability to consummate the Transactions;

(b)
Buyer shall have timely performed and complied with, in all material respects, every term, condition, covenant, agreement, restriction, and obligation to be performed and complied with by Buyer at or before Closing under this Agreement; and

(c)
Buyer shall have delivered to Seller a certificate in form and substance reasonably satisfactory to Seller dated as of the Closing Date and signed by a duly authorized officer of Buyer stating that the conditions in Section 8.3(a) and Section 8.3(b) have been satisfied.

ARTICLE 9
DEFAULT; REMEDIES; TERMINATION

Section 9.1.    Specific Performance. Monetary damages may not be an adequate remedy if any provisions of this Agreement are not performed under their specific terms. Each Party may seek equitable relief including injunctive relief and specific performance of this Agreement, but only regarding claims that arise before the Closing. This remedy is besides any other remedies to which that Party is entitled at Law or equity, except as otherwise provided in this Agreement. Each Party waives any requirement for posting a bond in connection therewith.

Section 9.2.    Termination.

(a)	This Agreement and the Transactions may be terminated, before the Closing, at the terminating Party’s option under these circumstances:

(i)	by the mutual written consent of the Parties;

(ii)
by Buyer, by written notice to Seller, if the Transactions have not been consummated by the Closing Date. But Buyer may not terminate under this Section 9.2(a)(ii) if Buyer’s breach of its obligations, representations, or warranties under this Agreement prevented the consummation of the Transactions by the Closing Date;

39

(iii)
by Seller, by written notice to Buyer, if the Transactions have not been consummated by the Closing Date. But Seller may not terminate this Agreement under this Section 9.2(a)(iii) if Seller’s breach of its obligations, representations, or warranties under this Agreement prevented the consummation of the Transactions by the Closing Date;

(iv)
by Buyer, by written notice to Seller, if Seller breaches any representation, warranty, covenant, or agreement in this Agreement, or if any representation or warranty of Seller in this Agreement becomes untrue, in each case, such that, taking all such breaches and inaccuracies into account, the conditions in Section 8.2(a) or Section 8.2(b) cannot be satisfied as of the Closing Date. However, Buyer may not terminate this Agreement under this Section 9.2(a)(iv) unless the breach or inaccuracy has not been cured within 30 days after written notice by Buyer to Seller informing Seller of the breach or inaccuracy, except that no cure period will be required for a breach or inaccuracy which cannot be cured before the Closing Date. In addition, Buyer may not terminate under this Section 9.2(a)(iv) if Buyer is then in breach of this Agreement in any material respect;

(v)
by Seller, by written notice to Buyer, if Buyer breaches any representation, warranty, covenant, or agreement in this Agreement, or if any representation or warranty of Buyer in this Agreement becomes untrue, in each case, such that, taking all such breaches and inaccuracies into account, the conditions in Section 8.3(a) or Section 8.3(b) cannot be satisfied as of the Closing Date. However, Seller may not terminate this Agreement under this Section 9.2(a)(v) unless the breach or inaccuracy has not been cured within 30 days after written notice by Seller to Buyer informing Buyer of the breach or inaccuracy, except that no cure period will be required for a breach or inaccuracy which cannot be cured before the Closing Date. In addition, Seller may not terminate this Agreement under this Section 9.2(a)(v) if Seller is then in breach of this Agreement in any material respect; or

(vi)
by either Party, if (A) any Governmental Authority issues an order or decree or takes any other action, that permanently restrains, enjoins or otherwise prohibits the Transactions and the order or decree or other action becomes final and nonappealable, or (B) Seller is not able to obtain the Credit Agreement Release Documentation by the Closing Date.

(b)
If this Agreement is terminated under Section 9.2(a)(i), Section 9.2(a)(ii), Section 9.2(a)(iii) or Section 9.2(a)(vi), this Agreement will, except as provided in Section 9.2(c), thereupon become null and void and there will be no liability or obligation on the part of either Party or their respective Affiliates, shareholders, members, directors, managers, or representatives in respect hereof; provided, that if this Agreement is terminated under (i) Section 9.2(a)(vi) where Seller has not complied with its covenants under Section 7.4(a) as it relates to exercising

40

commercially reasonable efforts to cause the condition to Closing set forth in Section 8.2(d) to be satisfied, or (ii) Section 9.2(a)(iv) or Section 9.2(a)(v), then, in each case, Buyer (in the case of a termination pursuant to Section 9.2(a)(vi)) or the terminating Party (in the case of a termination pursuant to Section 9.2(a)(iv) or Section 9.2(a)(v)) may seek all other rights and remedies available to it in contract, Law, or equity, or all.

(c)	Section 9.2(b) and ARTICLE 11 (other than Section 11.9 and Section 11.14) will survive termination of this Agreement.

ARTICLE 10
INDEMNIFICATION

Section 10.1.    Survival of Representations, Warranties and Covenants. The respective representations, warranties, covenants, and agreements of the Parties in this Agreement (or in any certificate delivered under this Agreement) and all waivers, disclaimers, and limitations of liability in this Agreement, will:

(a)
in the case of representations and warranties, survive the Closing Date for twelve months after the Closing Date, except the Seller Fundamental Representations and Buyer Fundamental Representations will survive the Closing Date indefinitely, the representations and warranties in Section 5.5 (Taxes) will survive the Closing Date until the date 30 days after the expiration of the applicable statute of limitations, and the representations and warranties in Section 5.7 (Environmental Matters) will survive the Closing Date until the second anniversary thereof;

(b)	in the case of the Parties’ respective covenants and agreements to be performed by the Closing Date, survive the Closing Date for six months after the Closing Date,

(c)	in the case of the covenants in Section 7.2, survive until 90 days after the expiration of the applicable statute of limitations,

(d)
in the case of the Parties’ respective covenants and agreements which contain other express survival periods or contemplate future performance or obligations, survive the Closing Date for the period provided under their terms,

(e)	in the case of all covenants and agreements not covered by the above clause (b), (c) and (d) above, survive the Closing Date for the period until they are performed, and

(f)	in the case of all waivers, disclaimers, and limitations of liability, survive the Closing Date indefinitely.

No Party will have liability for indemnification claims made under this Agreement regarding any representation, warranty, covenant, or agreement unless a written notice of claim (describing in reasonable detail the claim, including, if reasonably determinable, an estimate of Losses attributable to that claim) is provided before the expiration of the survival period for that

41

representation, warranty, covenant, or agreement. Any representation, warranty, covenant, or agreement that would otherwise terminate in accordance with this Section 10.1 will continue to survive if the requisite claim notice shall have been timely given in good faith based on facts reasonably expected to establish a valid claim under this ARTICLE 10 on or prior to such expiration date, until the related claim for indemnification shall have been satisfied or otherwise resolved as provided in this ARTICLE 10.

Section 10.2.    Indemnification.

(a)
Subject to this ARTICLE 10, from and after the Closing, Seller will indemnify and hold harmless Buyer and Buyer’s Affiliates, and their respective Representatives (collectively, “Buyer Indemnified Parties”) from and against, and shall compensate and reimburse the Buyer Indemnified Parties for, all Losses the Buyer Indemnified Parties incur (whether in connection with a direct claim or a Third-Party Claim) because of:

(i)	a breach or inaccuracy of any representation or warranty made by Seller in ARTICLE 5 (or made with regard thereto in a certificate delivered under this Agreement);

(ii)	a breach of any covenant or agreement of Seller in this Agreement;

(iii)	any Taxes of the Acquired Entities attributable to a taxable period (or portion thereof) ending on or before the Effective Date; or

(iv)	the Excluded Liabilities.

(b)
Subject to this ARTICLE 10 from and after the Closing, Buyer will indemnify and hold harmless Seller, Seller’s Affiliates, and their respective Representatives (collectively, “Seller Indemnified Parties”) from and against, and shall compensate and reimburse the Seller Indemnified Parties for, all Losses the Seller Indemnified Parties incur (whether in connection with a direct claim or a Third-Party Claim) because of:

(i)	a breach or inaccuracy of any representation or warranty made by Buyer in ARTICLE 6 (or made with regard thereto in a certificate delivered under this Agreement);

(ii)	a breach of any covenant or agreement of Buyer in this Agreement; or

(iii)
a draw on a Seller Guarantee relating to, arising out of or resulting from any actions, inactions, events, omissions, conditions, facts or circumstances (other than those of the Seller Indemnified Parties) after the Closing, provided that Buyer’s obligation under this subparagraph will be limited to 50% of the amount drawn on the Seller Guaranty, and any drawing will be repaid exclusively as provided in Section 5.4(b) of the Company LLC Agreement.

42

For the avoidance of doubt, if an Acquired Entity incurs a Loss in connection with any matter for which Buyer or Seller would be required (if such Acquired Entity were an Indemnified Party) to provide an indemnity pursuant to Section 10.2(a) or Section 10.2(b), 50% of such Loss shall be allocated to Seller and 50% of such Loss shall be allocated to Buyer.

THE INDEMNIFICATION PROVISIONS IN THIS Section 10.2 WILL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE, OR STRICT LIABILITY, OF ANY OTHER PERSON.

Section 10.3.    Indemnification Procedures. Claims for indemnification under this Agreement must be asserted and resolved as follows:

(a)
A Buyer Indemnified Party or Seller Indemnified Party claiming indemnification under this Agreement (“Indemnified Party”) regarding any claim asserted against the Indemnified Party by a third-party (“Third-Party Claim”) regarding a matter subject to indemnification under Section 10.2 will promptly (i) notify the other Party (“Indemnifying Party”) of the Third-Party Claim and (ii) give to the Indemnifying Party a written notice (“Claim Notice”) describing in reasonable detail the nature of the Third-Party Claim and the basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide the Claim Notice will not affect the right of the Indemnified Party to indemnification, unless the Indemnifying Party is prejudiced by the delay or omission, or the Claim Notice is given after the expiration of the survival period for the relevant indemnification.

(b)	The Indemnifying Party may control the defense of the Indemnified Party against the Third-Party Claim under the following:

(i)
If the Indemnifying Party notifies the Indemnified Party within 45 days of the Indemnified Party’s delivery of the applicable Claim Notice that the Indemnifying Party elects to assume the defense of the Third-Party Claim (that election will constitute agreement by the Indemnifying Party that Losses under the Third-Party Claim are subject to indemnification by the Indemnifying Party), then the Indemnifying Party may defend the Third-Party Claim with counsel selected by the Indemnifying Party (which counsel will be reasonably satisfactory to the Indemnified Party) at the sole cost and expense of the Indemnifying Party, to a final conclusion or settlement under this Section 10.3(b). The Indemnifying Party will have full control over the defense and Proceedings, including any compromise or settlement. However, the Indemnifying Party will not consent to the entry of any judgment or enter any settlement agreement without the written consent of the Indemnified Party (which will not be unreasonably withheld, conditioned, or delayed), but that consent will not be required if (i) the judgment or settlement agreement contains a complete and unconditional general release by the third-party asserting the Third-Party

43

Claim to all Indemnified Parties affected by the Third-Party Claim, and (ii) the settlement agreement contains no sanction, restriction on the conduct of any business by the Indemnified Party or its Affiliates, or any other relief other than the payment of monetary damages as to which the Indemnified Parties will be indemnified in full. If requested by the Indemnifying Party, the Indemnified Party agrees, at the cost and expense of the Indemnifying Party, to reasonably cooperate with the Indemnifying Party and its counsel in contesting any Third-Party Claim that the Indemnifying Party elects to contest, including making any related counterclaim against the Person asserting the Third-Party Claim or any cross-complaint against any Person. The Indemnified Party may participate in, but not control, any defense or settlement of a Third-Party Claim controlled by the Indemnifying Party under this Section 10.3(b), and the Indemnified Party will bear its own costs and expenses regarding that participation. Despite the foregoing, the Indemnifying Party will bear the costs and expenses of the Indemnified Party’s separate counsel if the counsel chosen by the Indemnifying Party is not reasonably acceptable to the Indemnified Party, the Indemnifying Party does not pursue with reasonable diligence the defense, negotiation, or settlement, or the counsel selected by the Indemnifying Party has (or develops) a conflict of interest.

(c)
If the Indemnifying Party does not timely notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party under Section 10.3(b) or if the Indemnifying Party fails to pursue with reasonable diligence the defense of the Third-Party Claim, then the Indemnified Party may defend and be reimbursed for its costs and expenses regarding the Third-Party Claim with counsel selected by the Indemnified Party. In those circumstances, the Indemnified Party will have full control of the defense and Proceedings. The Indemnified Party may enter no compromise or settlement of the Third-Party Claim if indemnification is to be sought, without the Indemnifying Party’s consent (consent will not be unreasonably withheld, conditioned, or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party under this Section 10.3(c), and the Indemnifying Party will bear its own costs and expenses regarding that participation.

(d)
Subject to the other provisions of this ARTICLE 10, if an Indemnified Party determines that it has a claim for indemnifiable Losses against an Indemnifying Party (other than a Third-Party Claim), the Indemnified Party will give written notice of that claim to the Indemnifying Party. The notice will specify, in reasonable detail, the amount of the claim, the nature and basis of the alleged breach or act giving rise to the claim, and all facts and circumstances relating to the claim. The Indemnifying Party will notify the Indemnified Party within 45 days following its receipt of the notice of indemnification claim from the Indemnified Party if the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE 10. If the Indemnifying Party does not so notify the Indemnified Party of a dispute, the claim specified by the Indemnified

44

Party in its notice will be a liability of the Indemnifying Party under this ARTICLE 10, and the Indemnifying Party will pay the amount of the claim to the Indemnified Party on demand or, in the case of any notice in which the amount of the claim (or any portion of the claim) is estimated, on the later date when the amount of the claim (or portion of the claim) becomes finally determined. If the Indemnifying Party has timely disputed its liability regarding the claim, the Indemnifying Party and the Indemnified Party will negotiate in good faith to resolve the dispute. Promptly following the final determination of the amount of indemnifiable Losses to which the Indemnified Party is entitled (whether determined under this Section 10.3(d) or by a court of competent jurisdiction), the Indemnifying Party will pay the indemnifiable Losses to the Indemnified Party by wire transfer or certified check made payable to the order of the Indemnified Party.

(e)	If an Indemnified Party recovers Losses regarding a claim of indemnification under this ARTICLE 10, no other Indemnified Party may recover the same Losses regarding a claim for indemnification.

Section 10.4.    Limitations on Liability. Despite anything to the contrary in this Agreement:

(a)
Neither Party will have any liability arising out of or relating to Section 10.2(a)(i) or Section 10.2(b)(i) unless the combined Losses actually incurred by the Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, exceed $3,000,000.00 (“Deductible Amount”), at which point the Seller Indemnified Parties or Buyer Indemnified Parties, as applicable, will be entitled to all Losses in excess of the Deductible Amount. However, the limitation in this Section 10.4(a) will not apply to Losses from a breach of Seller Fundamental Representations or Buyer Fundamental Representations or Section 5.5 (Taxes);

(b)
A Party’s combined liability arising out of or relating to Section 10.2(a)(i) or Section 10.2(b)(i), will not exceed 10% of the Purchase Price (“Cap Amount”). However, the limitation in this Section 10.4(b) will not apply to Losses arising from a breach of Seller Fundamental Representations or Buyer Fundamental Representations or Section 5.5 (Taxes), and those Losses will not count toward the Cap Amount; and

(c)
After Closing, under no circumstances, absent fraud, will Buyer’s or Seller’s liabilities and obligations to any Buyer Indemnified Parties or Seller Indemnified Parties, as applicable, under this Agreement exceed in total 100% of the Purchase Price; provided this Section does not apply to payments required under ARTICLE 3, Section 10.2(a)(iii), Section 10.2(a)(iv), or Section 10.2(b)(iii), and those payments will not count toward the Cap Amount.

Section 10.5.    Tax Treatment of Indemnification Payments. Unless otherwise required by Law following a final determination (as defined in Code § 1313(a)), the Parties agree to treat

45

any indemnity payments under this Agreement as adjustments to the Purchase Price for all Tax purposes.

Section10.6.    Exclusive Remedy; Limit on Damages. Except for fraud, after the Closing the remedies in this ARTICLE 10 and in Section 7.2 constitute the exclusive remedies of the Buyer Indemnified Parties against Seller and of the Seller Indemnified Parties against Buyer regarding any breach or inaccuracy of any representation, warranty, or nonperformance (partial or total) of any covenant or agreement in this Agreement (or certificate delivered under this Agreement). But nothing in this Section 10.6 will prevent any Party from seeking injunctive or equitable relief in pursuit of its indemnification claims under this ARTICLE 10. If a Buyer Indemnified Party or Seller Indemnified Party asserts rights or obligations with respect to the Transactions under any Law or cause of action not based upon the interpretation or application of this Agreement, this ARTICLE 10 will in all instances apply to that claim or cause of action.

DESPITE ANY OTHER PROVISION OF THIS AGREEMENT, NO PARTY WILL BE LIABLE FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL, OR INDIRECT DAMAGES, LOST PROFITS OR LOST BENEFITS, LOSS OF ENTERPRISE VALUE, DIMINUTION IN VALUE OF THE BUSINESS, DAMAGES TO REPUTATION OR LOSS TO GOODWILL, whether based ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW, OR OTHERWISE AND WHETHER OR NOT ARISING FROM ANY OTHER PARTY’S SOLE, JOINT, OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT EXCEPT TO THE EXTENT (I) PAYABLE AS A RESULT OF A THIRD-PARTY CLAIM OR (II) THEY ARE DAMAGES WHICH ARE TO BE INDEMNIFIED BY BUYER OR SELLER UNDER SECTION 10.2(a)(i), SECTION 10.2(a)(iv), OR SECTION 10.2(b)(i), AND ARE DAMAGES THAT ARE (A) THE NATURAL AND PROBABLE CONSEQUENCE OF THE SUBJECT BREACH OR MATTER AND (B) REASONABLY FORESEEABLE BY THE PARTIES AS OF THE EXECUTION DATE.

Section 10.7.    No Contribution. Seller, and not the Acquired Entities, shall be liable for any indemnifiable Losses sustained by the Buyer Indemnified Parties (subject to the terms, limitations and conditions of this ARTICLE 10), and Seller shall not be entitled to contribution or any other payments from any Acquired Entity for any indemnifiable Losses that Seller is obligated to pay.

Section 10.8.    No Recourse to Affiliates or Representatives. Notwithstanding anything in this Agreement to the contrary, no Representative or Affiliate of either Party shall have any personal liability to the other Party or any other Person resulting from, arising out of or related to this Agreement.

Section 10.9.    Materiality Qualifications. References to “Material Adverse Effect” or other materiality qualifications (or correlative terms) shall be disregarded for purposes of determining the amount of any damages under ARTICLE 10 but shall not apply in connection with the determination of any breaches of any representations and warranties set forth in ARTICLE 5.

46

ARTICLE 11
MISCELLANEOUS

Section 11.1.    Assignment. Neither Party may assign this Agreement or its rights, interests, or obligations under this Agreement, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the other Party. That consent may be given or withheld in a Party’s sole discretion. Despite the above-mentioned, either Party may assign its rights, interests, and obligations under this Agreement to any of its Affiliates. Any assignment will not relieve the assigning Party of liability under this Agreement nor will any assignment prevent, delay, or impede the Closing. Any attempt to make an assignment not complying with this Section 11.1 will be null and void.

Section 11.2.    No Waiver. No action or failure to act by a Party will constitute a waiver of any right or duty afforded to that Party under this Agreement, nor will that action or failure to act constitute an approval of or acquiescence in any breach of this Agreement except as may be specifically agreed in writing. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.

Section 11.3.    Governing Law; Jurisdiction; Waiver of Jury Trial.

(a)
This Agreement will be governed in all respects, including validity, construction, interpretation and effect, by the Laws of the State of Delaware without giving effect to its principles or rules of conflicts of law to the extent those principles or rules would require or permit the application of the Laws of another jurisdiction. Each Party irrevocably submits to the jurisdiction of any state or federal court located in the State of Delaware for any Proceeding arising out of or relating to this Agreement or the Transactions. Each Party irrevocably agrees that all claims regarding the Proceeding will be exclusively heard and determined in the above-mentioned state or federal court. Each Party irrevocably waives (and agrees not to plead or claim) any objection to the laying of the exclusive venue of any Proceeding arising out of or relating to this Agreement or the Transactions in the state or federal courts of the State of Delaware, and the defense of an inconvenient forum to the maintenance of the Proceeding. The Parties further agree, to the fullest extent permitted by Law, that a final and nonappealable judgment against any of them in a Proceeding contemplated above will be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which will be conclusive evidence of the fact and amount of the judgment. Each Party agrees that service of process, summons, notice or document by U.S. registered mail to the person’s respective address in Section 11.4 will be effective service of process for any Proceeding regarding any matters to which it has submitted to jurisdiction under this Section 11.3. If any Party has or later acquires immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment before judgment, attachment in aid of signing, execution, or otherwise) regarding itself or its property, that Party irrevocably waives that immunity regarding its obligations under this Section 11.3.

47

(b)
TO THE FULLEST EXTENT PERMITTED BY LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

Section 11.4.    Notice. All notices and consents under this Agreement must be made in writing and delivered in person or sent by postage, prepaid, United States Mail, certified or registered, return receipt requested, or by a recognized overnight carrier, or by email, to the other Party at its address set forth below. A Party may change its address by a notice under this Section 11.4. If any delivery is made by email, the notice will be deemed delivered only if the Party giving the notice obtains a confirmation of receipt. All notices are deemed given and effective on the earliest to occur of: (i) the confirmed email transmission; (ii) the hand delivery of the notice to the address for notices; (iii) one Business Day after the deposit of the notice with an overnight courier service by the time deadline for next day delivery addressed to the address for notices; or (iv) three Business Days after depositing the notice in the United States mail.

Seller:	Buyer:

Unit Corporation 8200 South Unit Drive Tulsa, Oklahoma 74132 Attention: General Counsel Phone: (918) 493-7700 Email: mark.schell@unitcorp.com
OPTrust
1 Adelaide Street East, 11th Floor
Toronto, Ontario M5C 3A7
Attention: Ryan McGovern
Phone: (416) 681-3045
Email: RMcGovern@optrust.com

and

Partners Group (USA) Inc.
1660 17th Street
Suite 201
Denver, Colorado 80202
Attention: Scott Gardner and Travis Chulick
Phone: (303) 606-3763
Email: scott.gardner@partnersgroup.com
travis.chulick@partnersgroup.com

with a copy to:	with a copy to:

Vinson & Elkins	King & Spalding LLP
1001 Fannin Street, Suite 2500	1100 Louisiana, Suite 4000
Houston, Texas 77002	Houston, Texas 77002
Attention: Doug Bland	Attention: Roxanne Almaraz
Phone: (713) 758-2498	Phone: (713) 751-3261
Email: dbland@velaw.com	Email: ralmaraz@kslaw.com

48

Section 11.5.    Entire Agreement. This Agreement, all exhibits, and schedules attached to this Agreement, and the Confidentiality Agreement contain the entire agreement between the Parties regarding the subject of this Agreement.

Section 11.6.    Severability. If one or more provisions, sections, words, clauses, phrases, or sentences in this Agreement, or their application in any circumstance, is held invalid, illegal, or unenforceable, the validity, legality, and enforceability of the provision, section, word, clause, phrase, or sentence in all other respects and of the remaining provisions, sections, words, clauses, phrases, and sentences of this Agreement will not be impaired. The Parties intend this Agreement be enforceable to the fullest extent permitted by Law.

Section 11.7.    Counterparts. This Agreement may be signed in several counterparts, each of which (whether electronically delivered or otherwise) is deemed an original, and together will constitute the same Agreement. This Agreement may be signed by each Party on a separate copy and attached to another copy to form one or more counterparts.

Section 11.8.    Binding Effect. This Agreement binds the Parties and their respective heirs, legal representatives, successors, and assigns.

Section 11.9.    Time of Essence. Time is of the essence of this Agreement.

Section 11.10.    Public Announcements. No press releases or public statements about this Agreement or the Transactions will be made by either Party without the prior written approval of the other Party, except as required by Law, court process, or the rules or regulations of any national securities exchange. This Section 11.10 will survive any termination, cancellation or expiration of this Agreement or the Closing.

Section 11.11.    Business Days. If any date in this Agreement for performing any obligation by any Party, or for the delivery of any instrument or notice provided in this Agreement, occurs on a non-Business Day, the compliance with the obligation or delivery will be deemed acceptable on the next Business Day. Whenever this Agreement refers to a specific number of days, such number shall refer to calendar days unless Business Days are specified.

Section 11.12.    Expenses. Except as otherwise provided in this Agreement, each Party will bear its own expenses in connection with this Agreement and the Transactions whether or not the Transactions are consummated, including all fees of its legal counsel, financial advisors, and accountants.

Section 11.13.    Third-Party Rights. Except as provided for in this Agreement (including ARTICLE 10), this Agreement confers no rights on any Person that is not a Party or the successor or permitted assignee of a Party.

Section 11.14.    Further Assurances. Following the Closing Date, as and when requested by a Party and at that Party’s expense, the other Party will sign and deliver, or cause to be signed and delivered, all documents and instruments and will take, or cause to be taken, all other actions as the requesting Party may reasonably deem necessary or desirable to evidence and effectuate the Transactions. However, this section will not expand, increase, or decrease any representation, warranty or other liability of the requested Party provided for under this Agreement, nor will this

49

section decrease or increase any limitation, restriction, or disclaimer under this Agreement for the benefit of the requested Party.

Section 11.15.    Amendments. This Agreement may be amended or modified in whole or in part, and terms may be waived, only by a duly authorized agreement in writing (excluding email correspondence) and manually signed by each Party which refers to this Agreement.

[remainder of page intentionally left blank; signatures appear on following pages]

50

This Agreement has been duly signed, sealed and delivered by the Parties as of the Execution Date.

Seller:	Buyer:

Unit Corporation	SP Investor Holdings, LLC

By: /s/ Mark E. Schell	By: /s/ Scott A. Gardner
Name: Mark E. Schell	Name: Scott A. Gardner
Its: Senior Vice President and General Counsel	Its: Authorized Signatory

By: /s/ Ryan McGovern
Name: Ryan McGovern
Its: Authorized Signatory

Signature Page to Purchase and Sale Agreement

EXHIBIT A
Form of Assignment and Assumption Agreement

A-1

EXHIBIT B
Form of Company LLC Agreement

B-1

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

SUPERIOR PIPELINE COMPANY, L.L.C.
a Delaware limited liability company

dated effective as of April 1, 2018

THE MEMBERSHIP INTERESTS REFERENCED IN THIS AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF SUPERIOR PIPELINE COMPANY, L.L.C. HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR REGISTERED OR QUALIFIED UNDER THE SECURITIES LAWS OF ANY STATE. THE MEMBERSHIP INTERESTS WHICH ARE REFERENCED HEREIN MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED OR QUALIFIED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR UNDER AN EXEMPTION FROM REGISTRATION OR QUALIFICATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS. THERE IS NO TRADING MARKET FOR THE MEMBERSHIP INTERESTS, AND IT IS NOT ANTICIPATED THAT ONE WILL DEVELOP. THERE ARE SUBSTANTIAL RESTRICTIONS ON THE TRANSFERABILITY AND VOTING RIGHTS OF THE MEMBERSHIP INTERESTS SET FORTH HEREIN. NO SALE, TRANSFER OR OTHER DISPOSITION BY A MEMBER OF ITS MEMBERSHIP INTERESTS MAY BE MADE EXCEPT IN ACCORDANCE WITH THE TERMS SET FORTH HEREIN. THEREFORE, MEMBERS MAY NOT BE ABLE TO READILY LIQUIDATE THEIR INVESTMENTS.

i

Article 5 Allocations and Distributions		53
5.1	Allocations for Capital Account Purposes	53
5.2	Allocations for Tax Purposes	55
5.3	Requirement of Distributions	56
5.4	Emergency Reserves and Draws on Guarantees	59

Article 6 Management		59
6.1	General	59
6.2	Authority of Board	59
6.3	Limitation on Liability of Managing Member	60
6.4	Board of Managers	61
6.5	Fiduciary duties of Board Managers	62
6.6	Required approvals by the Board	62
6.7	Meetings of the Board	67
6.8	Budgets	69
6.9	Officers	70
6.10	Compensation and Reimbursement	71

Article 7 Indemnification		71
7.1	Right to Indemnification	71
7.2	Advance Payment	71
7.3	Appearance as a Witness	71
7.4	Non-exclusivity of Rights	72
7.5	Insurance	72
7.6	General	72
7.7	Savings Clause	72
7.8	Scope of Indemnity	72
7.9	Other Indemnities	72
7.10	Limitation on Indemnification	73
7.11	Exculpation	73

Article 8 Taxes		73
8.1	Tax Returns	73
8.2	Tax Elections	74
8.3	Partnership Representative	74
8.4	Revised Partnership Audit Provisions	74
8.5	Texas Franchise Tax Sharing Arrangement	75

Article 9 Books, Records, Reports, and Bank Accounts		75
9.1	Maintenance of Books	75
9.2	Reports	75
9.3	Accounts	78
9.4	Accountants	78
9.5	Environmental, Health and Safety Program	78

Article 10 Dissolution, Liquidation and Termination		79
10.1	Dissolution	79
10.2	Liquidation and Termination	79

ii

10.3	Provision for Contingent Claims	81
10.4	Deficit Capital Accounts	81
10.5	Deemed Contribution and Distribution	81

Article 11 Amendment of the Agreement		82
11.1	Amendments to be Adopted by the Company	82
11.2	Amendment Procedures	82

Article 12 Membership Interests		83
12.1	Certificates	83
12.2	Registered Holders	83
12.3	Security	83

Article 13 General Provisions		83
13.1	Offset	83
13.2	Supersedure	83
13.3	Waivers	83
13.4	Binding Effect	83
13.5	Severability	84
13.6	Further Assurances	84
13.7	Exercise of Certain Rights	84
13.8	Notice to Members of Provisions of this Agreement	84
13.9	Counterparts	84
13.10	Inspection and Audit Rights	84
13.11	No Third Party Beneficiaries	86
13.12	Notices	86
13.13	Remedy Not Exclusive	87
13.14	Dispute Resolution	87
13.15	Governing Law; Consent to Jurisdiction; Waiver of Jury Trial	88
13.16	Non-Compensatory Damages	89
13.17	Publicity	89
13.18	Member Trademarks	89

Attachments:
Exhibit A        Business Area
Exhibit B        Ownership Information
Exhibit C        Initial Budget
Exhibit D        Purchase and Sale Agreement

iii

Index to Definitions

10X LTM EBITDA	1	Contributed Property	6
Accountants	79	Contributing Member	45
Acquired Units	35	Contribution Notice	45
Act	2	Control	7
Adjusted Capital Account Deficit	2	Credit Facility Date	53
Adjusted Property	2	Creditor	35
Adoption Agreement	35	Curative Allocation	7
Affiliate	2	Declined Opportunity	24
Affiliate Contract	2	Default	7
Agreed Allocation	2	Default Amount	45
Agreed Value	2	Default Deadline	45
Agreement	2	Default Interest Rate	2, 7
Approved Costs	3	Defaulting Member	7
Approved Opportunity	25	Depreciation	7
Assignee	3	Dispute	88
Auction Process	40	Dissolution Event	79
Audit	85	Distributed Property	8
Audit Notice	85	Distribution	8
Audit Period	3	Draft Budget	70
Audit Report	86	Drilling Commitment	8
Available Cash	3	Drilling Commitment Adjustment Amount	8
Bankrupt Member	3	Drilling Commitment Trigger Event	8
Best Price	40	EBITDA	8
Board	60	Effective Date	1
Board Managers	61	EHS	79
Book-Tax Disparity	4	Election Notice	38
Budget	70	Elective Contribution	45
Business Area	4	Emergency Expenditures	9
Business Day	4	Emergency Shortfall Amount	49
Capital Account	4	Emergency Shortfall Funding Deadline	49
Capital Contribution	4	Enforceability Exceptions	9
Capital Expenditures	4	Equity Value	9
Carrying Value	4	Executive Negotiation Notice	88
Certificate	21	Fair Market Value	10
Charter Documents	5	Fiscal Quarter	10
Code	5	Fiscal Year	10
Collection Costs	6	Foreclosed Units	35
Combined Report	75	Formation Date	1
Company	1	Fundamental Event	10
Company Assets	6	GAAP	11
Company Business	6	Governmental Authority	11
Company Minimum Gain	6	Imputed Underpayment Amount	59
Competitive Assets	23	Indemnitee	11
Confidential Information	36	Indemnity Payment	11
Consolidating Group	75	Initial Budget	69
Contract	6	Investor HoldCo	11
Contract Decision	66	Investor Interests	30

i

Investor Make-Whole Units	11	Other Indemnification Agreement	15
Investor Member	11	Participating Member	15
Investor Percentage Interest	11	Parties	15
Investor Sharing Percentage	11	Partnership minimum gain	6
Investor Unit Percentage	12	Partnership Representative	74
Investor Unit Percentage Adjustment Amount	12	Paying Entity	75
Investor Units	30	Permitted Lien	15
IRR	12	Permitted Transfer	15
IRR Hurdle No. 1	12	Permitted Transferee	15
IRR Hurdle No. 2	12	Person	16
Laws	13	PG	16
Lending Member	13	PG Members	16
Liquidation IRR Hurdle	13	Prevailing Election Notice	38
Liquidator	80	Prime Rate	16
Lock-up Period	32	Proceeding	16
Losses	16	Profits	16
Majority Interest	63	Purchase Agreement	1
Managing Member	60	Purchase and Sale Agreement	38
Mandatory Call Amount	45	Purchaser	40
Mandatory Call Notice	44	Reference Multiplier	17
Mandatory Funding Deadline	45	Representatives	36
Mandatory Opportunity Contribution	13	Required Allocations	17
Material Contract	13	Response Deadline	38
Meeting Deadline	25	Restricted Transferee	17
Member	13	Retained Distributions	46
Member Loan	13	Revised Partnership Audit Provisions	17
Member Nonrecourse Debt	14	ROFO	32
Member Nonrecourse Debt Minimum Gain	14	ROFO Notice	38
Member Nonrecourse Deductions	14	ROFO Outside Date Period	38
Membership Interest	14	ROFO Right	38
Midstream Services Right of First Offer Agreement		Sale Agreements	40
	14	Sale Consummation Notice	43
MSA	14	Sale Event	17
Net Income	8	Sale Notice	40
New Partnership Audit Rules	75	Second Offer	41
Non-Funding Member	45	Security Interest	17
Non-Presenting Member	24	Selling Member	40
Nonrecourse Built-in Gain	14	Series	30
Nonrecourse Deductions	14	Service	17
Nonrecourse Liability	14	Sharing Ratio	17
Non-Transferring Member	38	Shortfall Amount	50
OFAC	17	Shortfall Deadline	50
Offered Units	38	Shortfall Notice	50
Officer	14	Stage 1 Period	18
Operating Expenses	15	Stage 2 Period	18
Operations Shortfall	15	Stage 3 Period	18
Operator	15	Subject Capital Contribution	18
Opportunity Notice	24	Subsidiary	18
Original Agreement	1	Substituted Member	18

ii

Superior Pipeline Company, L.L.C.	21	Units	30
Supermajority Interest	63	Unpaid Indemnity Amounts	19
Target Capital Accounts	53	Unrestricted Business Assets	23
Third Party	19	UNT	1
Third Party Contract	19	UNT Interests	30
Total Default Amount	19	UNT Make-Whole Units	19
Transfer	19	UNT Member	19
Transferee	19	UNT Percentage Interest	20
Transferred	19	UNT Sharing Percentage	20
Transferring Member	38	UNT Unit Percentage	20
Treasury Regulation	19	UNT Unit Percentage Adjustment Amount	20
Undertaking	72	UNT Units	30
Unit	30	UPC	20
United States Bankruptcy Code	19

iii

AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
SUPERIOR PIPELINE COMPANY, L.L.C.
a Delaware limited liability company

This Amended and Restated Limited Liability Company Agreement of Superior Pipeline Company, L.L.C., a Delaware limited liability company (the “Company”), effective as of April 1, 2018 (the “Effective Date”), is adopted, signed and agreed to by the Members.

WHEREAS, the Company was formed as a limited liability company under the Act by filing a Certificate of Formation with the Secretary of State of the State of Oklahoma on August 24, 2004 (the “Formation Date”);

WHEREAS, the Company was converted into a Delaware limited liability company under Section 18-214 of the Act;

WHEREAS, Unit Corporation, a Delaware corporation (“UNT”), as the sole initial Member of the Company, signed a Limited Liability Company Agreement of the Company, dated as of the Formation Date, to provide for the management of the Company (the “Original Agreement”);

WHEREAS, pursuant to the Purchase and Sale Agreement by and between UNT and Investor HoldCo dated March 28, 2018 (“Purchase Agreement”), Investor HoldCo acquired 50% of the issued and outstanding Units of the Company from UNT in a transaction treated as set forth in IRS Revenue Ruling 99-5, Situation 1;

WHEREAS, the Members wish to contract to (a) amend and restate the Original Agreement in its entirety, (b) admit Investor HoldCo as a new Member, (c) provide for the management of the Company and (d) set forth their respective rights and obligations.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein and other good and valuable consideration (the receipt and sufficiency of which are confirmed and acknowledged), the Members stipulate and agree:

Article 1
Definitions

1.1    Specific Definitions. Besides the other defined terms, these terms will have the meanings given to them:

“10X LTM EBITDA” means, as of the specified date, the product of (i) 10.0 multiplied by (ii) the EBITDA for the twelve months ended as of the last day of the month immediately preceding the measurement date.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended.

“Adjusted Capital Account Deficit” means, regarding any Member, the deficit balance in that Member’s Capital Account, as of the end of each taxable year of the Company, after giving effect to these adjustments: (a) credit for any amounts that the Member must restore under this Agreement or is deemed obligated to restore under Treasury Regulation Section 1.704-1(b)(2)(ii)(c) or the next to last sentences of Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5)), and (b) debit to the Capital Account any amounts described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) regarding that Member. This definition should comply with Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and will be interpreted in a manner consistent with that intent.

“Adjusted Property” means any property the Carrying Value of which has been adjusted under the definition of Carrying Value.

“Affiliate” means, when used regarding any Person, any other Person that, directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the Person in question; provided, that, despite the foregoing, each UNT Member and its Affiliates, on the one hand, and each Investor Member and its Affiliates, on the other hand, will not be Affiliates of one another solely by virtue of that Members’ ownership or Control of the Company (but each will be deemed an Affiliate of the Company for purposes of this Agreement).

“Affiliate Contract” means any legally binding contract or agreement, written or oral, between the Company or any Subsidiary of the Company, on the one hand, and a Member or an Affiliate of a Member, on the other hand.

“Agreed Allocation” means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction under Section 5.1(a)(x).

“Agreed Interest Rate” means, on the date of determination, the Prime Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional two percentage points (or, if that rate is contrary to any Law, the maximum rate permitted by Law).

“Agreed Value” of any Contributed Property or Distributed Property, as the context may require, means, unless otherwise agreed by a Supermajority Interest vote of the Board, the Fair Market Value of that property at the time of contribution or Distribution, as applicable. The Members will use that method as they determine appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to, or Distributed Properties distributed by, the Company in a single or integrated transaction among each separate property on a basis proportional to the Fair Market Value of each Contributed Property or Distributed Property.

“Agreement” means this Amended and Restated Limited Liability Company Agreement of the Company (including any schedules, exhibits and annexes hereto), as amended, supplemented, or restated.

“Approved Costs” has the meaning set forth in the MSA, except as provided in Section 4.1(a).

“Assignee” means any Person that acquires a direct interest in any Units but that has not been admitted as a Member under this Agreement, it being agreed that until an Assignee is admitted to the Company as a Substituted Member, that Assignee will be entitled only to allocations and Distributions regarding the direct interests in any Units so acquired, and will not be entitled to any voting or consent rights of a Member (or Manager).

“Audit Period” means a period of two consecutive Fiscal Years.

“Available Cash” means, as of any date of determination by a Supermajority Interest of the Board, based on the reports received from the Operator and any other information the Board deems relevant, regarding a quarterly cash Distribution to be made to the Members, the following, without duplication:

(a)all revenues and other cash or cash equivalent amounts of the Company on hand at the end of that Fiscal Quarter, less

(b)amounts reserved for the payment of costs and expenses of the Company, including capital costs and operating costs and expenses (including administrative costs and expenses), debt service (including regarding any Member Loan), Emergency Reserves, and other reasonable reserves equal to the amount set forth in the applicable Budget (as that amount may be adjusted by a Supermajority Interest of the Board as of any date of determination).

“Bankrupt Member” means any Member:

(a)that (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary, or consents to filing an involuntary, bankruptcy petition for relief under the United States Bankruptcy Code; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking for that Member a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against that Member in a proceeding of the type described in sub clauses (i) through (iv) of this clause (a); (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of that Member or of all or any substantial part of that Member’s assets or properties; or (vii) is the subject of a final and non-appealable order of relief under the United States Bankruptcy Code by a court with competent jurisdiction under a petition by or against the Member; or

(b)against which a proceeding seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law has been commenced and 90 days have expired without dismissal of it or regarding which, without that Member’s consent or acquiescence, a trustee, receiver, or liquidator of that Member or of all or any substantial part of that Member’s assets and properties has been appointed and 60 days have expired without those appointments having been vacated or stayed, or 60 days have expired after expiration of a stay, if the appointment has not been vacated.

“Book-Tax Disparity” means regarding any item of Contributed Property or Adjusted Property, as of any determination, the difference between the Carrying Value of the Contributed Property or Adjusted Property and the adjusted basis of it for federal income tax purposes as of that date. A Member’s share of the Company’s Book-Tax Disparities in all its Contributed Property and Adjusted Property will be reflected by the difference between that Member’s Capital Account balance as maintained under Section 4.4 and the hypothetical balance of that Member’s Capital Account computed as if it had been maintained strictly under federal income tax accounting principles.

“Business Area” means the lands identified in shaded orange circles/ovals on the map attached as Exhibit A but only to the extent the lands are located on-shore within the United States.

“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations in the States of Texas, Oklahoma or New York are required or authorized by applicable Law to remain closed.

“Capital Account” means the capital account maintained for each Member under Section 4.6.

“Capital Contribution” means any cash, cash equivalents, or the Agreed Value of Contributed Property that a Member contributes to the Company or is deemed to have contributed to the Company.

“Capital Expenditures” means any expenditure or acquisition of property by the Company or any of its Subsidiaries required to be capitalized for the Company’s consolidated financial statements under GAAP.

“Carrying Value” means, regarding any Company Asset, the asset’s adjusted basis for federal income tax purposes, except:

(a)The initial Carrying Value of any Company Asset contributed or deemed contributed by a Member will be the gross Fair Market Value of that asset, as agreed on in the applicable transaction documents;

(b)The Carrying Values of all Company Assets will be adjusted to equal their respective gross Fair Market Values, as determined by the Board, as of these times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of money or other property as consideration for an interest in the Company; (iii) the grant of an interest in the Company (other than a de minimis interest) as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a Member capacity, or by a new Member acting in a Member capacity or in anticipation of becoming a Member; (iv) in connection with the issuance by the Company of a noncompensatory option (as defined in Treasury Regulations Section 1.721-2(f)), other than an option for a de minimis interest, and, as provided in Treasury Regulations Section 1.704-1(b)(2)(iv)(s), immediately after acquiring an interest through exercising a noncompensatory option; and (v) the liquidation of the Company within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(g); provided, that adjustments under the foregoing clauses (i), (ii) and (iii) will be made only if the Board reasonably determines those adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(c)The Carrying Value of any Company Assets distributed to any Member will be adjusted to equal the gross Fair Market Value of the item on the date of Distribution as reasonably determined by the Board; and

(d)The Carrying Values of Company Assets will be increased (or decreased) to reflect any adjustments to the adjusted basis of the assets under Code §§ 734(b) or Section 743(b), but only if those adjustments are taken into account in determining Capital Accounts under Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, that Carrying Values will not be adjusted under this clause (d) to the extent the Board determines that an adjustment under clause (b) above is necessary or appropriate in a transaction that would otherwise result in an adjustment under this clause (d).

If the Carrying Value of a Company Asset has been determined or adjusted under clause (a), (b) or (d) of this definition, that Carrying Value will thereafter be adjusted by the Depreciation taken into account with respect to such asset in computing Profits and Losses.

“Change in Control” means, regarding Investor HoldCo, the occurrence of any event or series of related events that result in PG and its Affiliates ceasing to collectively own 30% or more of the equity interests in Investor HoldCo.

“Charter Documents” means for (a) any Person which is a corporation, its charter, articles, certificate or memorandum of incorporation, association or formation and bylaws or regulations, and each certificate or other similar governing document, (b) any Person that is a limited liability company, its charter, articles, certificate or memorandum of formation or organization, limited liability company agreement, operating agreement, regulations, members agreement, or other similar governing document, (c) any Person that is a general or limited partnership, its charter, articles, certificate or memorandum of formation, organization or limited partnership, partnership agreement or limited partnership agreement, or similar governing document, (d) any Person that is a trust, its trust agreement or other governing document, and (e) any other Person, its charter and other governing documents, and in each case in clauses (a) through (e), including all amendments and supplements.

“Code” means the Internal Revenue Code of 1986 and any successor statute, as amended.

“Collection Costs” means costs and expenses, including attorneys’ fees and costs, incurred by any Lending Member, any Contributing Member or the Company relating to enforcing its rights relating to or collecting all or any portion of any Member Loan or the Total Default Amount.

“Company Assets” means assets, rights, and interests (including, if applicable, equity interests) owned by the Company or the Company’s Subsidiaries as of the Effective Date and any additional assets, rights, and interests (including, if applicable, equity interests) acquired by the Company or its Subsidiaries after the Effective Date.

“Company Business” means (a) the purchase, sale, lease (as lessor or lessee), or other acquisition or disposition, ownership, construction, operation, maintenance, financing (as borrower), and development by the Company or the Company’s Subsidiaries of gathering, processing, treating, compression, dehydration, transportation, and marketing facilities in the Business Area, and all related rights, assets, and interests in the Business Area (including the Company Assets), in each case, solely to the extent relating to natural gas, natural gas liquids, oil, or water; (b) the gathering, processing, treating, compression, dehydration, transportation, storage and marketing of natural gas, natural gas liquids, oil, or water through those facilities under contracts with shippers and other parties; (c) regarding the foregoing, any other activities related or incidental thereto or in anticipation of it; and (d) any actions and activities advisable or necessary in connection with holding, managing, administering, voting, and maintaining the issued and outstanding equity interests of the Company’s Subsidiaries. Company Business will include no activities related to (i) exploration and production operations of oil and natural gas wells or the drilling of oil and natural gas wells, or (ii) any Declined Opportunity that a Member is permitted to pursue as provided herein.

“Company Minimum Gain” has the meaning given the term “partnership minimum gain” in Treasury Regulation Section 1.704-2(b)(2), the amount of which is determined under the principles of Treasury Regulation Section 1.704-2(d).

“Contract” means any legally binding contract, agreement, agreement regarding indebtedness, indenture, debenture, note, bond, loan, collective bargaining agreement, lease, mortgage, franchise, license agreement, purchase order, binding bid, commitment, letter of credit or any other legally binding arrangement, including any conditional sale contracts; participation and joint development agreements; water, crude oil, condensate and natural gas purchase and sale, gathering, transportation and marketing agreements; operating agreements; balancing agreements; processing agreements; facilities or equipment leases; production handling agreements and other similar contracts.

“Contributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash and cash equivalents, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to the definition of Carrying Value, that property will no longer constitute a Contributed Property, but will be deemed to be an Adjusted Property.

“Control” and its derivatives mean, regarding any Person purporting to Control another Person, the possession, directly or indirectly, of the power (whether through ownership of securities, by contract or otherwise) to (a) elect or cause the election of 50% or more of the board of directors, board of managers or other governing authority of the other Person, (b) in the case of a corporation, vote 50% or more of all classes and series of issued and outstanding capital stock entitled to vote for the election of the board of directors, (c) in the case of a partnership, appoint or designate or cause the appointment or designation of the general partner of the partnership, if there is only one general partner of the partnership, or if there is more than one general partner, to appoint or designate or cause the appointment or designation of a general partner with the right under the partnership’s Charter Documents to direct the management of the partnership, or, if the partnership is managed by a board of managers, directors or similar governing authority, to elect, appoint or designate or cause the election, appointment or designation of 50% or more of the board of managers, directors, or other governing authority, (d) in the case of any member-managed limited liability company that is not governed by a board of managers or other board comprised of representatives of the members, appoint or designate or cause the appointment or designation of members of that limited liability company that collectively, if more than one, have the right under the Person’s Charter Documents to 50% or more of the votes with respect to the management of the limited liability company, or (e) in the case of any other Person, elect or appoint 50% or more of the members of the governing authority of it.

“Curative Allocation” means any allocation of an item of income, gain, deduction or loss under Section 5.1(a)(x).

“Default” means, regarding any Member, (a) that Member has become and continues to be a Non-Funding Member, (b) the failure by that Member to remedy, within 30 days of receipt of written notice of it from the Company or any other Member, a material breach of Section 3.4 or (c) a Fundamental Event regarding the Member.

“Default Interest Rate” means, on the date of determination, the Prime Rate (as published in the “Money Rates” table of the Wall Street Journal, eastern edition) plus an additional six percentage points (or, if that rate is contrary to any Law, the maximum rate permitted by Law).

“Defaulting Member” means any Member that has experienced and is continuing to experience a Default.

“Depreciation” means, for any Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable regarding an asset for that year or other period, except that (a) regarding any property the Carrying Value of which differs from its adjusted tax basis for federal income tax purposes and which difference is being eliminated by the remedial allocation method under Treasury Regulation Section 1.704-3(d), Depreciation for that taxable year will be the book basis recovered for that taxable year under the rules prescribed by Treasury Regulation Section 1.704-3(d)(2), and (b) regarding any other property the Carrying Value of which differs from its adjusted basis for federal income tax purposes at the beginning of that year or other period, Depreciation will be an amount that bears the same ratio to that beginning Carrying Value as the federal income tax depreciation, amortization, or other cost recovery deduction for that year or other period bears to that beginning adjusted tax basis; provided that if the federal income tax depreciation, amortization, or other cost recovery deduction for that year is zero, Depreciation will be determined by reference to that beginning Carrying Value using any reasonable method selected by the Board.

“Distributed Property” means each property or other asset, in such form as may be permitted by the Act, but excluding cash and cash equivalents, distributed by the Company.

“Distribution” means any cash, cash equivalents or, where applicable, the Agreed Value of Distributed Property that a Member receives from the Company.

“Drilling Commitment” means that certain Drilling Commitment Agreement by and between UPC and Company dated as of the Effective Date.

“Drilling Commitment Adjustment Amount means an amount equal to the quotient of X divided by Y, where:

X = (a) $0.58 for each dollar of the Drilling Commitment Amount (as that term is defined in the Drilling Commitment) not expended by UPC prior to the Drilling Commitment Trigger Event; multiplied by (b) the Investor Sharing Percentage, expressed as a decimal, immediately prior to the Drilling Commitment Trigger Event; and

Y = the UNT Sharing Percentage, expressed as a decimal, immediately prior to the Drilling Commitment Trigger Event.

“Drilling Commitment Trigger Event” is defined in the Drilling Commitment.

“EBITDA” means:

(a)for the specified period, the net income (or loss) of the Company and its Subsidiaries, determined on a consolidated basis under GAAP and consistent with past practice; provided, that in determining such net income (or loss), the net income of any other Person that is not a Subsidiary of the Company or is accounted for by the Company or any of its Subsidiaries by the equity method of accounting will be included only to the extent of the payment of cash dividends or cash distributions by the other Person to the Company or its Subsidiaries during the specified period (“Net Income”);

(b)increased (without duplication) by these items to the extent deducted in calculating Net Income:

(i)interest expense, plus

(ii)income taxes; plus

(iii)depreciation and impairment losses; plus

(iv)amortization expense; plus

(v)non-cash expenses, charges, and losses, including (A) non-cash compensation charges or expenses, (B) non-cash losses incurred on hedging agreements, (C) non-cash foreign currency losses, and (D) non-cash lease accretion expenses; plus

(vi)any other extraordinary or non-recurring charges, expenses, and losses (including arising because of changes in accounting principles); plus

(vii)any non-recurring cash expenses relating to investments (excluding, to avoid doubt, the principal amount or purchase price thereof) to the extent funded by a designated equity contribution; and

(c)decreased (without duplication) by these items to the extent included in calculating Net Income:

(i)non-cash income and gains, including (A) non-cash compensation gains, (B) non-cash gains incurred on hedging agreements, and (C) non-cash foreign currency gains; plus

(ii)any other extraordinary or non-recurring income and gains (including arising because of changes in accounting principles).

“Emergency Expenditures” has the meaning set forth in the MSA.

“Emergency Reserves” means reserves (whether in the form of cash, undrawn commitments under working capital lines of credit or other committed facilities, or otherwise) in respect of Emergency Expenditures in an aggregate amount equal to $10,000,000, or such other amount as may be determined from time to time by a Supermajority Interest.

“Enforceability Exceptions” means, when referring to this Agreement, that the enforcement of this Agreement is or may be subject to the effect of: (a) applicable bankruptcy, receivership, insolvency, reorganization, moratorium, fraudulent conveyance, fraudulent transfer, and other similar Laws relating to or affecting the enforcement of the rights and remedies of creditors or parties to contracts generally; (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding at law or in equity) and the exercise of equitable powers by a court of competent jurisdiction; and (c) applicable Law or public policy limiting the enforcement of provisions providing for the indemnification of any Person.

“Equity Value” means the lesser of:

(i) 10X LTM EBITDA, minus all indebtedness of the Company and its Subsidiaries that remains outstanding as of the relevant date of determination, plus working capital (determined in accordance with GAAP) of the Company and its Subsidiaries as of such date; and

(ii) $600,000,000, minus all indebtedness of the Company and its Subsidiaries that remains outstanding as of the relevant date of determination, plus working capital (determined in accordance with GAAP) of the Company and its Subsidiaries as of such date, plus Capital

Expenditures made by the Company and its Subsidiaries between the Effective Date and such date.

As used in this definition, “indebtedness” means (a) indebtedness for borrowed money, (b) payment obligations evidenced by a bond, note, debenture, or similar instrument, (c) payment obligations for a deferred purchase price (other than trade payables incurred in the ordinary course of business, consistent with past practice), and (d) any guaranty or securing of any indebtedness of the type referred to in clauses (a) through (c) above of any other Person, and specifically excludes, for the avoidance of doubt, any obligations as lessee under capital leases or surety bonds.

If, on the relevant date of determination, any prior Approved Opportunity as to which the Company has actually invested capital has not yet reached steady state EBITDA, the Board will use its best efforts to adjust EBITDA to reflect the most recent estimate of steady state EBITDA for that Approved Opportunity.

“Fair Market Value” means the value of any specified interest or property, which will not be less than zero, that would be obtained in an arm’s length transaction for cash between an informed and willing buyer and an informed and willing seller, neither of whom is under any compulsion to purchase or sell, respectively, and without regard to the circumstances of the buyer or seller.

“Fiscal Quarter” means (a) regarding the first Fiscal Quarter of the Company, the period beginning on the Effective Date and ending on June 30, 2018, (b) regarding any Fiscal Quarter thereafter except for the final Fiscal Quarter of the Company, any three-month period commencing on each of January 1, April 1, July 1, and October 1 of any Fiscal Year, and ending on the last date before the next such date and (c) regarding the final Fiscal Quarter of the Company, the period commencing on the immediately preceding January 1, April 1, July 1, or October 1, as the case may be, and ending on the date on which all cash and other assets and properties of the Company are distributed to the Members under Article 10.

“Fiscal Year” means the fiscal year of the Company, and its taxable year for U.S. federal income tax purposes, each of which will be the calendar year unless another fiscal year is required for U.S. federal income tax purposes. The Company will have the same fiscal year for U.S. federal income tax purposes and for accounting purposes.

“Fundamental Event” regarding a Member means (a) that Member or that Member’s equity owners approve of the winding up, dissolution, cancellation, or termination of that Member (unless the sole distributee of that Member’s Units is a Permitted Transferee), and that Member’s winding up, dissolution, cancellation, or termination is not cured by that Member within 30 days thereafter or (b) that Member becomes a Bankrupt Member, and that Member’s status as a Bankrupt Member is not cured by that Member (i) within 30 days thereafter, regarding matters described in clause (a) of the definition of Bankrupt Member and (ii) within the applicable time period specified in clause (b) of the definition of Bankrupt Member regarding matters described in clause (b) of the definition of Bankrupt Member.

“GAAP” means accounting principles generally accepted in the United States as commonly applied by oil and gas companies, consistently applied.

“Governmental Authority” means any foreign or domestic legislature, court, tribunal, arbitrator, authority, agency, department, commission, division, board, bureau, branch, official or other instrumentality of the United States or foreign government, or any domestic or foreign state, county, city, municipality, tribal or other political subdivision, governmental department or similar governing entity, and including any governmental, quasi-governmental, regulatory, administrative or non-governmental body exercising similar powers of authority.

“Indemnitee” means a Person who is or was (a) a Manager, Member, Managing Member, or an Affiliate of a Member; (b) a member, manager, shareholder, partner, agent, director, officer, or representative of a Manager, Managing Member, Member, or an Affiliate of a Member; (c) an Officer of the Company; or (d) any Person described in clauses (a) through (c) serving at the request of the Company as a manager, director, officer, agent or similar functionary of one or more of the Company’s Subsidiaries, in the case of each of clauses (a) through (d), in his, her, or its capacity as such.

“Indemnity Payment” means any payment made by UNT pursuant to Section 10.2(a)(i) or 10.2(a)(ii) of the Purchase Agreement.

“Investor HoldCo” means SP Investor Holdings, LLC, a Delaware limited liability company.

“Investor Make-Whole Units” means, relating to the funding by an Investor Member of its Mandatory Opportunity Contributions, a number of Investor Units equal to X, determined under this formula:

X	= Reference Multiplier
the sum of the aggregate number of Units outstanding as of the date of determination, plus X

“Investor Member” means (a) prior to the end of 24 months from the Effective Date, Investor HoldCo, and (b) as of a particular date thereafter, any Person then holding an Investor Unit and that has been admitted to the Company as a Member regarding that Investor Unit.

“Investor Percentage Interest” means, regarding any Investor Member, the percentage determined based on the quotient of the number of Investor Units owned by the Investor Member divided by the total number of issued and outstanding Investor Units.

“Investor Sharing Percentage” means (a) notwithstanding subsections (b)-(d) hereof, solely for purposes of determining Distributions pursuant to Section 5.3, upon the occurrence of a Drilling Commitment Trigger Event until such time as the Investor Units have received cash Distributions since the occurrence of the Drilling Commitment Trigger Event equal to the Drilling Commitment Adjustment Amount, 100.0%, (b) when used during the Stage 1 Period,

50.0%, (c) when used during the Stage 2 Period, 42.5% and (d) when used during the Stage 3 Period, 35.0%, in each case, subject to adjustment under Section 4.1(d)(iv) and Section 4.1(d)(v).

“Investor Unit Percentage” means, as of the relevant time of determination, the quotient of (a) the aggregate number of Investor Units held by all Investor Members divided by (b) the aggregate number of Units held by all Members.

“Investor Unit Percentage Adjustment Amount” means, regarding an adjustment to the Investor Sharing Percentage to be made relating to issuing Investor Make-Whole Units, the difference between (a) the Investor Unit Percentage immediately after issuing those Investor Make-Whole Units minus (b) the Investor Unit Percentage immediately before issuing those Investor Make-Whole Units.

“IRR” means, regarding the Investor Units, collectively, or the UNT Units, collectively, as the context requires, an actual annual pre-tax return (specified as a percentage as of the date of determination) calculated with regard to all Capital Contributions made (or, where expressly contemplated by this Agreement, deemed to have been made) in respect of those Units (whenever issued, and including all Investor Make-Whole Units and UNT Make-Whole Units, as applicable) and all Distributions made (or, where expressly contemplated by this Agreement, deemed to have been made) in respect of those Units (including any such Capital Contributions by, or Distributions to, former holders of those Units). IRR will be calculated (a) assuming (i) each applicable Capital Contribution was invested on the date it was actually paid (or, where expressly contemplated by this Agreement, deemed to have been paid) to the Company (ii) each applicable Distribution was received by the applicable Member on the date it was actually paid (or, where expressly contemplated by this Agreement, deemed to have been paid) by the Company, and (iii) Distributions made with respect to Investor Units shall include any Indemnity Payments, which will be treated as received by the Investor Members on the date such Indemnity Payments were actually paid by UNT, and (b) using the XIRR function (values, dates, .1) in the most recent version of Microsoft Excel containing that function (or if that program is no longer available, another software program for calculating internal rates of return agreed to by the Board), where (x) “values” is an array of values with each applicable Capital Contribution being a negative value and each applicable Distribution being a positive value, and (y) “dates” is the date on which such Capital Contribution is made (or, where expressly contemplated by this Agreement, deemed to have been made) regarding the applicable Units to the Company or such Distribution is made (or, where expressly contemplated by this Agreement, deemed to have been made) regarding the applicable Units.

“IRR Hurdle No. 1” means, as of the time of determination, the remaining Distributions that must be distributed to the Investor Members (after considering all prior Distributions) to provide an IRR of eleven percent (11%) with respect to the Investor Units, provided that such amount will not be less than zero.

“IRR Hurdle No. 2” means, as of the time of determination, the remaining Distributions that must be distributed to the Investor Members (after considering all prior Distributions) to provide an IRR of fifteen percent (15%) with respect to the Investor Units, provided that such amount will not be less than zero.

“Laws” means any domestic or foreign (a) federal or state constitutional provision and (b) all laws, local statutes, laws, rules (including common law rules), regulations, codes, resolutions, orders, ordinances, licenses, writs, injunctions, judgments, awards (including awards of any arbitrator), and decrees and other legally enforceable requirements enacted, adopted, issued or promulgated by any Governmental Authority having jurisdiction over the matter in question.

“Lending Member” means a Member that provides a Member Loan pursuant to Section 4.2 or Section 4.3.

“Liquidation IRR Hurdle” means, as of the time of determination, the remaining Distributions that must be distributed to the Investor Members or the UNT Members, as the context requires, (after considering all prior Distributions) to provide an IRR of seven percent (7%) with respect to the Investor Units or UNT Units, respectively, provided that such amount will not be less than zero.

“Mandatory Opportunity Contribution” means, where, under Section 2.8(d)(vi), a Member has elected to make its pro rata share of the Capital Contributions required to fund an Approved Opportunity, an amount equal to that pro rata share (or, if applicable, the greater amount that such Member has elected to fund under Section 2.8(d)(vi)).

“Material Contract” means: (a) a Third Party Contract that: (i) obligates the Company to make Capital Expenditures that are reasonably likely to exceed $2,000,000; (ii) results in the creation of an exposure to a given commodity, unless (A) the Contract contains a right for the Company to suspend or terminate performance thereunder during any uneconomic period; or (B) the Company simultaneously executes another Contract that eliminates substantially all of such exposure; (iii) requires any well connections or other related Capital Expenditures where such well connection/expenses are not subject to Company’s sole discretion; (iv) includes a minimum volume commitment; (v) contains a “most favored nation” or other similar provision requiring an adjustment to the business terms of such Contract based on terms of other Contracts subsequently entered into with Third Parties; or (vi) contains any provision that would limit the Company’s ability to compete or otherwise includes an “area of mutual interest” in which the Company’s activities would be limited; (b) any Affiliate Contract; or (c) a Third Party Contract that is not included in the Budget or is likely to exceed the Approved Costs in Operator’s good faith determination.

“Member” means any Person signing this Agreement as a Member or any Person later admitted to the Company as an additional Member or Substituted Member, but includes no Assignee or Person who has ceased to be a Member in the Company.

“Member Loan” means a loan by a Member to the Company under either Section 4.2(c) or Section 4.3(c), which will (a) bear interest at (i) the Default Interest Rate with respect to any loan made under Section 4.3(c) or (ii) the Agreed Interest Rate with respect to any loan made under Section 4.2(c), in each case from the date of such Member Loan until repaid in full; (b) to the full extent possible under Law and existing contracts to which the Company and its Subsidiaries are a party, be secured by all assets of the Company and its Subsidiaries; and (c) be repaid fully out of Available Cash otherwise distributable to the Member(s) prior to any Distributions to the Member(s).

“Member Nonrecourse Debt” has the meaning set forth for “partner nonrecourse debt” in Treasury Regulation Section 1.704-2(b)(4).

“Member Nonrecourse Debt Minimum Gain” has the meaning set forth for the term “partner nonrecourse debt minimum gain” in Treasury Regulation Section 1.704-2(i)(2).

“Member Nonrecourse Deductions” has the meaning assigned to the term “partner nonrecourse deductions” in Treasury Regulation Section 1.704-2(i)(1).

“Membership Interest” means the entire limited liability company interest of a Member in the Company, including rights to Distributions (liquidating or otherwise), allocations, information and to vote, and all other rights, benefits, and privileges enjoyed by and all liabilities and obligations imposed on a Member under the Act, the Certificate, this Agreement or otherwise as a Member.

“Midstream Services Right of First Offer Agreement” means that certain Midstream Services Right of First Offer Agreement, dated as of the Effective Date, by and between UPC and the Company (including any schedules, exhibits and annexes thereto), as amended, supplemented, or restated.

“MSA” means the Management Services and Operating Agreement, dated as of the Effective Date, by and between the Company and Operator, as same may be amended or restated.

“Nonrecourse Built-in Gain” means regarding any Contributed Properties or Adjusted Properties subject to a mortgage or pledge securing a Nonrecourse Liability, any taxable gain that would be allocated to the Members if those properties were disposed of in a taxable transaction in full satisfaction of such liability and for no other consideration.

“Nonrecourse Deductions” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b).

“Nonrecourse Liability” has the meaning assigned to that term in Treasury Regulation Section 1.704-2(b)(3).

“Officer” means any person appointed as an officer of the Company as provided in Section 6.9, excluding (other than for purposes of the definition of “Indemnitee”) any person who has ceased to be an officer of the Company.

“Operating Expenses” means costs and expenses reasonably necessary to continue operating and maintaining the Company Assets.

“Operations Shortfall” has the meaning set forth in the MSA.

“Operator” means SPC Midstream Operating, L.L.C. or its successor or permitted assigns, in each case as the operator under the MSA.

“Other Indemnification Agreement” means one or more Charter Documents or insurance policies maintained by any Member or Affiliate of it providing for indemnification of and advancement of expenses for any Indemnitee for the same matters subject to indemnification and advancement of expenses under this Agreement.

“Participating Member” means, regarding an Approved Opportunity, a Member that has elected to make a Mandatory Opportunity Contribution regarding the Approved Opportunity.

“Parties” means the Members.

“Permitted Lien” means any (a) mechanic’s, materialman’s, warehouseman’s, carrier’s, and similar liens for labor, materials, or supplies incurred under Law or in the ordinary course of business consistent with past custom and practice, (b) purchase money security interests arising in the ordinary course of business consistent with past custom and practice, (c) liens for current period Taxes, which are not yet due, (d) the terms and provisions of the rights-of-way and other instruments, contracts, and agreements constituting part of the real property interests of the Company or its Subsidiaries, and the terms and provisions of any assignments and conveyances of any real property interests of the Company or its Subsidiaries, (e) conditions in any Permit held by the Company or its Subsidiaries, (f) imperfections of title, liens, claims, easements, covenants, conditions, restrictions, title, and survey defects and other charges and encumbrances that are not material or that a reasonable and prudent purchaser of similar assets would accept, or (g) Security Interest granted under any bank credit facility that the Company may enter into.

“Permitted Transfer” means any Transfer of all or a portion of a Member’s Units to, with respect to each Member, any of such Member’s wholly owned Affiliates; provided, that with respect to all such Transfers, (x) the Permitted Transferee and Transferring Member deliver to the Company an executed Adoption Agreement as described in Section 3.7(e) and (y) the Transfer is not to a Restricted Transferee. Further, notwithstanding anything herein to the contrary, (A) if such Transfer would cause any assets of the Company to be treated as tax-exempt use property within the meaning of Section 168(h) of the Code, such Transfer shall not constitute a Permitted Transfer unless the Transferring Member has indemnified the Non-Transferring Members against any adverse tax effects in a manner reasonably acceptable to such Non-Transferring Members or has obtained the prior written consent of each Non-Transferring Member and (B) no Transfer shall constitute a Permitted Transfer if such Transfer would cause the Company to be a publicly traded partnership for tax purposes.

“Permitted Transferee” means any Person to whom interests in all or any Units are Transferred pursuant to a Permitted Transfer.

“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.

“PG” means the PG Members.

“PG Members” means Partners Group Superior, LLC, a Delaware limited liability company, and Partners Group Direct Infrastructure 2016 (USD) A, L.P., a Delaware limited partnership, as members of Investor HoldCo, and any other Affiliate of Partners Group (USA) Inc. that becomes a member of Investor HoldCo, but does not include any successor or assignee of the foregoing that is not an Affiliate of Partners Group (USA) Inc.

“Prime Rate” means, as of the relevant time, the rate publicly announced by JPMorgan Chase Bank, N.A., New York, New York (or any successor bank) as its prime rate.

“Proceeding” means any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, arbitrative, investigative, or otherwise.

“Profits” and “Losses” means, for each Fiscal Year or other period, an amount equal to the Company’s taxable income or loss for that Fiscal Year or period, determined under Code § 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately under Code § 703(a)(1) will be included in taxable income or loss) with these adjustments:

(a)Any income of the Company exempt from U.S. federal income tax, and to the extent not otherwise considered in computing Profits or Losses under this paragraph, will be added to the taxable income or loss;

(b)Any expenditures of the Company described in Code § 705(a)(2)(B) or treated as Code § 705(a)(2)(B) expenditures under Treasury Regulations Section 1.704-1(b)(2)(iv)(i), and to the extent not otherwise considered in computing Profits or Losses under this paragraph, will be subtracted from that taxable income or loss;

(c)If the Carrying Value of any Company Asset is adjusted under the definition of “Carrying Value”, that adjustment will be considered as gain or loss from the disposition of the asset in computing Profits or Losses;

(d)Gain or loss resulting from any disposition of any Company Asset regarding which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Carrying Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differing from its Carrying Value;

(e)In lieu of depreciation, amortization, and other cost recovery deductions taken into account in computing that taxable income or loss, there will be taken into account Depreciation for the Fiscal Year, computed under the definition of Depreciation; and

(f)Any items specially allocated under Section     5.1(a) will not be taken into account in computing Profits or Losses.

“Reference Multiplier” means an amount equal to the quotient of the Subject Capital Contribution divided by the sum of (i) Equity Value plus (ii) the Subject Capital Contribution.

“Required Allocations” means any allocation of an item of income, gain, loss or deduction under Section 5.1(a)(i), Section 5.1(a)(ii), Section 5.1(a)(iii), Section 5.1(a)(iv), Section 5.1(a)(v), Section 5.1(a)(vi), Section 5.1(a)(vii) or Section 5.1(a)(ix).

“Restricted Transferee” means a Person that is or whose Affiliate is a Person that, on the date of the proposed Transfer, is: (a) any Person whose property is blocked under an Executive Order issued by the President of the United States of America or under any sanctions administered by the Office of Foreign Assets Control (“OFAC”); (b) any governmental authority with which transactions by U.S. Persons are prohibited as of the time of a relevant transaction under any international trade law, including export control laws administered by the Department of Commerce, the Department of State, the Department of Energy, or the Department of Homeland Security; (c) any Person designated in the Specially Designated Nationals and Blocked Persons list maintained by OFAC or any other similar list or order promulgated by any U.S. governmental authority from time to time regarding Persons designated as terrorists or suspected terrorists or otherwise subject to trade, anti-money laundering or anti-terrorism restrictions under United States federal or state law from time to time; (d) any “National” of Cuba except an “Unblocked National”, as those terms are defined in Title 31, Part 515 of the U.S. Code of Federal Regulations, as amended from time to time; or (e) any Person owned or controlled by, or acting or purporting to act for, any of the foregoing Persons.

“Revised Partnership Audit Provisions” means Title XI (Revenue Provisions Related to Tax Compliance) of the Bipartisan Budget Act of 2015, H.R. 1314, Public Law Number 114-74.

“Sale Event” means (a) the sale of all or substantially all, of the issued and outstanding Units of the Company to a Third Party for value, (b) the sale of all or substantially all of the Company Assets to a Third Party for value, (c) an equity exchange with a Third Party of all or substantially all of the Units of the Company, or (d) a merger or consolidation of the Company with a Third Party for value or other similar transaction.

“Security Interest” means any security interest, lien, mortgage, deed of trust, encumbrance, hypothecation, pledge, purchase option, or other similar adverse claim or obligation, whether created by operation of law or otherwise, created by any Person in any of its property or rights.

“Service” means the U.S. Internal Revenue Service.

“Sharing Ratio” means, regarding a Member, and as of the relevant time of determination, the quotient (expressed as a percentage) of (a) the number of Units held by that Member as of that time, divided by (b) the number of Units held by all Members as of that time.

For the avoidance of doubt, there shall be no adjustment to Sharing Ratios as the result of any Indemnity Payment.

“Stage 1 Period” means the period from the Effective Date and ending when the IRR Hurdle No. 1 is equal to zero; provided, that, if a Distribution is made which causes IRR Hurdle No. 1 to be less than zero at any point in time during a calendar month, then the Stage 1 Period will be deemed to have expired and terminated as of that point in time and with regard to all amounts over the amount required to cause IRR Hurdle No. 1 to be equal to zero.

“Stage 2 Period” means the period commencing immediately on the expiration of the Stage 1 Period and ending when the IRR Hurdle No. 2 is equal to zero; provided, that, if a Distribution is made which causes IRR Hurdle No. 2 to be less than zero at any point in time during a calendar month, then the Stage 2 Period will be deemed to have expired and terminated as of that point in time and with regard to all amounts over the amount required to cause IRR Hurdle No. 2 to be equal to zero.

“Stage 3 Period” means the period commencing immediately on the expiration of the Stage 2 Period and ending on the liquidation and termination of the Company.

“Straddle Plant Assets” means natural gas gathering or natural gas processing assets located along a natural gas transmission line.

“Subject Capital Contribution” means, as to a particular Member (other than a Non-Funding Member) or a particular Participating Member, as the context may require:

(a)regarding a Mandatory Call Notice as to which a Member has Defaulted (excluding any such Mandatory Call Notice in respect of a Mandatory Opportunity Contribution), the aggregate amount contributed by the particular Member in respect of that Mandatory Call Notice, including (if applicable) those amounts contributed by that Member (in its capacity as a Contributing Member) as an Elective Contribution; and

(b)regarding the funding by that Participating Member of its Mandatory Opportunity Contribution under a Mandatory Call Notice, the Mandatory Opportunity Contribution amount contributed by that Participating Member under that Mandatory Call Notice.

“Subsidiary” means, regarding any Person as of the date the determination is being made, any other Person (a) that is Controlled directly or indirectly by that Person and (b) the equity entitled to vote to elect the board of directors, board of managers or other governing authority of which is over 50% owned directly or indirectly by that Person.

“Substituted Member” means a Person admitted as a Member of the Company as provided in Article 3 in place of and with all the rights and obligations of a Transferring Member regarding the Units Transferred and who is shown as a Member on the books and records of the Company.

“Third Party” means any Person other than (a) a Member and its Affiliates and (b) the Company and its Subsidiaries.

“Third Party Contract” means any Contract entered into by Operator or the Company, or a Subsidiary of the Company with a Third Party, pursuant to which services, supplies, materials, or equipment related to the Company Assets will be provided to Operator for the benefit of the Company or to the Company by a contract, supplier, or other vendor.

“Total Default Amount” means (a) regarding each Contributing Member that has made an Elective Contribution, (i) the Elective Contribution multiplied by three; plus (ii) Collection Costs, and (b) for any part of a Default Amount for which no Elective Contribution has been made, (i) that part of the Default Amount plus accrued interest from the date of Default at the Default Interest Rate, compounding annually; plus (ii) Collection Costs.

“Transfer” or “Transferred” means, regarding any Units (which for all purposes in this Agreement includes the Membership Interests represented by those Units), the voluntary or involuntary sale, assignment, transfer, conveyance, exchange, bequest, devise, gift or any other alienation (in each case, with or without consideration and whether by law or otherwise, including by merger, consolidation, reorganization, recapitalization or equity interest exchange) of any rights, interests, or obligations regarding all or any portion of those Units; provided, that the terms “Transfer” and “Transferred” when used in this Agreement include only direct Transfers of all or any Units by a Member.

“Transferee” means a Person who receives an interest in any Units through a Transfer.

“Treasury Regulation” means the Income Tax Regulations promulgated under the Code, (including corresponding provisions of successor regulations).

“United States Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Unpaid Indemnity Amounts” means any amount that the Company fails to indemnify or advance to an Indemnitee as required by Article 9.

“UNT Make-Whole Units” means, relating to the funding by a UNT Member of its Mandatory Opportunity Contributions, a number of UNT Units equal to X, determined under this formula:

X	= Reference Multiplier
the sum of the aggregate number of Units outstanding as of the date of determination, plus X

“UNT Member” means any Person holding a UNT Unit admitted to the Company as a Member regarding that UNT Unit.

“UNT Percentage Interest” means, regarding any UNT Member, the percentage determined based on the quotient of the number of UNT Units owned by the UNT Member divided by the total number of issued and outstanding UNT Units.

“UNT Sharing Percentage” means when used (a) notwithstanding subsections (b)-(d) hereof, solely for purposes of determining Distributions pursuant to Section 5.3, upon the occurrence of a Drilling Commitment Trigger Event until such time as the Investor Units have received cash Distributions since the occurrence of the Drilling Commitment Trigger Event equal to the Drilling Commitment Adjustment Amount, 0.0%, (b) during the Stage 1 Period, 50.0%, (c) during the Stage 2 Period, 57.5% and (d) during the Stage 3 Period, 65.0%, in each case, subject to adjustment under Section 4.1(d)(iv) and Section 4.1(d)(v).

“UNT Unit Percentage” means, as of the relevant time of determination, the quotient of (a) the aggregate number of UNT Units held by all UNT Members divided by (b) the aggregate number of Units held by all Members.

“UNT Unit Percentage Adjustment Amount” means, regarding an adjustment to the UNT Sharing Percentage made in connection with the issuance of UNT Make-Whole Units, the difference between (a) the UNT Unit Percentage immediately after issuing those UNT Make-Whole Units minus (b) the UNT Unit Percentage immediately before issuing those UNT Make-Whole Units.

“UPC” means Unit Petroleum Company, an Oklahoma corporation

1.2    Other Terms. Other terms defined elsewhere in this Agreement will have the meaning assigned therein. The Recitals are incorporated herein by reference as if fully set forth herein.

1.3    Construction.

(a)All section, schedule, and exhibit references used in this Agreement are to sections of, and schedules and exhibits to, this Agreement unless otherwise specified. The schedules and exhibits attached to this Agreement constitute a part of this Agreement and are incorporated in this Agreement for all purposes.

(b)If a term is defined as one part of speech (like a noun), it will have a corresponding meaning when used as another part of speech (like a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. Unless the context of this Agreement requires otherwise, words importing the masculine gender will include the feminine and neutral genders and vice versa. The term “includes” or “including” will mean “including without limitation.” The words “hereby,” “in this Agreement,” “hereunder” and words of similar import, when used in this Agreement, will refer to this Agreement and not to any section or article in which those words appear.

(c)The Parties acknowledge that each Party and its attorneys have reviewed this Agreement and that any rule of construction to the effect that any ambiguities are to be resolved against the drafting Party, or any similar rule operating against the drafter of an agreement, will not apply to the construction or interpretation of this Agreement.

(d)The article and section headings and captions in this Agreement are for convenience only and will not be a part of or affect the construction or interpretation of any provision of this Agreement.

(e)All references to currency in this Agreement will be to, and all payments required under this agreement will be paid in, U.S. Dollars.

(f)All accounting terms used in this Agreement and not defined in this Agreement will have the meanings given to them under GAAP.

(g)References to any Law or agreement will mean that Law or agreement as it may be amended from time to time.

(h)The word “or” means any combination of the alternatives (including any one, or all of the alternatives) specified.

Article 2
Organization

2.1    Formation. The Company was organized as an Oklahoma limited liability company by filing a Certificate of Formation with the Secretary of State of the State of Oklahoma under the Act on the Formation Date. The Company was converted into a Delaware limited liability company by filing a Certificate of Conversion and Certificate of Formation on March 27, 2018 (as amended, supplemented or restated, the “Certificate”). This Agreement is adopted, signed, and agreed to by the Members to amend and restate the Original Agreement.

2.2    Name. The name of the Company is “Superior Pipeline Company, L.L.C.” and all Company business will be conducted in that name or other names that comply with Law as the Board may select.

2.3    Principal Office; Other Offices; Registered Office; Registered Agent. The principal office of the Company in the United States will be at 8200 South Unit Drive, Tulsa, Oklahoma 74132 or at any other place as the Managing Member may designate, which need not be in the State of Delaware. The Company may have other offices as the Managing Member may designate. The registered office of the Company required by the Act to be maintained in the State of Delaware will be the registered office named in the Certificate or any other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in the State of Delaware will be the registered agent named in the Certificate or any other Person as the Managing Member may designate in the manner provided by Law.

2.4    Purpose. The sole purpose of the Company is to engage in the Company Business. Except for activities related to that purpose, there are no other authorized business purposes of the Company. The Company will not engage in any activity or conduct inconsistent with the Company Business.

2.5    Foreign Qualification. Before the Company conducts business in any jurisdiction other than Delaware, the Managing Member will cause the Company to comply, to the extent procedures are available and the matters are reasonably within the control of the Company, with all requirements to qualify the Company as a foreign limited liability company, and to make those filings and take those actions required to keep the Company in good standing in that jurisdiction. Each Member agrees to sign, acknowledge, and deliver all documents necessary or appropriate to qualify, continue, and terminate the Company as a foreign limited liability company in all jurisdictions where the Company conducts business.

2.6    Term. Subject to this Agreement, the term of the Company is perpetual.

2.7    Mergers and Exchanges. Subject to this Agreement, the Company may be a party to any merger, equity exchange, consolidation, or acquisition, or any other type of reorganization.

2.8    Business Opportunities; No Fiduciary Duties.

(a)Restrictions on Investor HoldCo and PG. For so long as it holds a direct or indirect equity interest in the Company, each of PG and Investor HoldCo will not, and will cause all Persons Controlled by it (excluding the Company and its Subsidiaries) not to, without the consent of the Board (which consent may not be unreasonably withheld, conditioned, or delayed), pursue, directly, or indirectly, after the Effective Date, any Opportunity required to be submitted to the Company hereunder, unless it is a Declined Opportunity that PG, Investor HoldCo, or any other Investor Member is permitted to pursue as provided herein.

(b)Restrictions on UNT. Each UNT Member and, for so long as UNT holds a direct or indirect equity interest in the Company, UNT will not, and will cause all Persons Controlled by it (excluding the Company and its Subsidiaries) not to, pursue, directly, or indirectly, after the Effective Date, any Opportunity required to be submitted to the Company hereunder, unless it is a Declined Opportunity that UNT or any other UNT Member is permitted to pursue as provided herein.

(c)Unrestricted Business Assets. Except for the restrictions in Section 2.8(a) and Section 2.8(b), this Agreement creates no restriction on the right or ability of each Member and its Affiliates to engage in any business or activity or hold or acquire assets or an interest of any nature in, directly or indirectly, independently or with others, whether as an equity owner, lender, consultant, employee, operator, manager, partner, joint venturer, or otherwise, any business, activity, assets, or interest, without regard to whether such business, activity, assets, or interest (A) is located or conducted inside or outside the Business Area or (B) is directly or indirectly competitive with the Company Business then conducted, or expected to be conducted, by the Company or its Subsidiaries, without the consent or approval of the other Members or the Company, and with no duty or obligation to account to the other Members or the Company in connection therewith, including the following existing investments of Affiliates of PG: (1)

Fermaca Luxembourg s.a.r.l., a holding company for investments in natural gas and natural gas liquids pipeline and engineering operations and projects in Mexico and includes a non-Controlling interest in Roadrunner Gas Transmission LLC, a pipeline project in Texas and (2) Project Raven, an ethylene to butene 1 processing facility under construction in Baytown, Texas (collectively, the “Unrestricted Business Assets”). None of the Company, the Members, or their respective Affiliates will have any right, by virtue of this Agreement, to share or participate in the Unrestricted Business Assets of another Member or that Member’s Affiliates (excluding the Company and its Subsidiaries), or to require an accounting of, or to share or participate in, the income or proceeds derived from any Unrestricted Business Assets. For the avoidance of doubt, nothing herein shall be construed as limiting or modifying the restrictions set forth in Section 4.2 (regarding individuals holding Key Positions, as such term is defined in the MSA) of the MSA, which shall continue in effect in accordance with the terms of the MSA.

(d)Opportunities.

(i)For purposes of this Agreement, the term “Opportunity” means any opportunity to, directly or indirectly, via the acquisition of equity interests in another Person or otherwise, (a) develop, plan, design, engineer, procure, construct, or install or (b) acquire from a Third Party, in either case, a Controlling interest in gathering lines, field storage, treating or other gathering or processing assets for water, natural gas, natural gas liquids, or oil (but excluding any FERC-regulated transmission facilities or facilities (other than any Straddle Plant Assets) downstream of such transmission facilities) and that are within the Business Area and either (i) are directly related to the Company Business or (ii) would reasonably be expected to compete with the Company Business (the assets captured within the foregoing being the “Competitive Assets”). However, neither of the following shall be deemed an Opportunity hereunder (and, therefore, shall not be required to be submitted by any Member hereunder): (x) any opportunity to acquire a non-Controlling interest in any asset or Person, whether or not involving Competitive Assets and (y) any opportunity involving Competitive Assets where the value of the Competitive Assets and related tangible assets comprise less than 33% of the total value of such opportunity (as determined in good faith by the Member that would otherwise be responsible for proposing that opportunity). Competitive Assets described in the immediately preceding clause (y) shall be deemed to be Unrestricted Business Assets. As used herein, a “Package Opportunity” means an Opportunity where the value of the Competitive Assets and related tangible assets is equal to or greater than 33% (as determined in good faith by the Member responsible for proposing the Opportunity), but less than 100%, of the total value of such Opportunity.

(ii)If a Member or, for so long as UNT, Investor HoldCo or PG holds a direct or indirect equity interest in the Company, UNT, Investor HoldCo or PG, or any Person Controlled by UNT, Investor HoldCo or PG, as applicable, desires to pursue an Opportunity, then, subject to Section 2.8(d)(viii), that Member (or the Member that is an Affiliate of UNT, Investor HoldCo, or PG, as applicable)

(the “Presenting Member”) will promptly provide written notice (an “Opportunity Notice”) of the Opportunity to the other Members (each, a “Non-Presenting Member”). The notice must describe the Opportunity in reasonable detail, to the extent known. The Opportunity Notice will be deemed to include (x) subject to Section 2.8(d)(viii), an offer to permit the Company to pursue the Opportunity and (y) an undertaking by the Presenting Member (or the restricted Person with whom it is Affiliated, as applicable) not to undertake or allow Persons Controlled by that Member (or, in the case of a Member that is an Affiliate of UNT, Investor HoldCo or PG, UNT, Investor HoldCo or PG or Persons Controlled by it, as applicable) to pursue the Opportunity unless and until the Opportunity constitutes a Declined Opportunity.

(iii)The Board will, before the sixth Business Day following receipt of any Opportunity Notice (or as soon as reasonably practicable thereafter), call a meeting to be held within five Business Days to consider the applicable Opportunity (however, if the Opportunity is under a preferential purchase right arrangement where the response timeline is compressed, each Member will use reasonable efforts to expedite review of the Opportunity so as to preserve the ability of the proposing Member (or its Affiliate) to undertake the Opportunity if it becomes a Declined Opportunity). The Board will determine at such meeting if the Company will (A) evaluate the Opportunity or (B) decline the Opportunity (a “Declined Opportunity”) and will specify the latest date by which a meeting of the Board will, if the evaluation thereof is approved, be held to vote on whether the Company will pursue the Opportunity. If the Board fails to approve the evaluation of the Opportunity or fails to decline the Opportunity, in either case within eleven Business Days after receipt of an Opportunity Notice, the Opportunity will be deemed a Declined Opportunity. In lieu of a meeting, the Board may determine to evaluate or decline the Opportunity by written consent, which consent may be provided by email confirmation.

(iv)If an Opportunity becomes a Declined Opportunity, then (x) the proposing Member (or its Affiliate, as applicable) will be free to pursue the Declined Opportunity (provided that, except as set forth in Section 2.8(d)(ix), its Board Managers voted in favor of the Company evaluating and, if applicable, pursuing the Declined Opportunity) and if acquired or developed shall be an Unrestricted Business Asset, (y) the Non-Presenting Members will not (and will cause the Persons Controlled by them, respectively, not to) pursue the Declined Opportunity, and (z) none of the Company, the Members, or their Affiliates will have any right to any accounting of it or income or proceeds associated with the Declined Opportunity.

(v)If the Board timely determines that the Company should evaluate an Opportunity, (A) the Company will cause the budget associated with evaluating the Opportunity to be incorporated into the then-current Budget; (B) the Company will perform the diligence and investigation as the Board determines reasonably appropriate to evaluate that Opportunity, and will prepare or cause to be prepared a multi-year budget for the Opportunity, the budget to include all items of capital cost, expense, and revenue in reasonable detail, and an anticipated schedule of Capital Contributions to fund the capital costs of that Opportunity; and (C) the Company will call, on or before (but not more than five Business Days prior to) the date set forth by the Board pursuant to Section 2.8(d)(iii), a meeting of the Board to be held within five Business Days after notice of such is given (the “Meeting Deadline”).

(vi)At the meeting called under the prior paragraph, the Board will vote on whether the Company will pursue the Opportunity. At the meeting each Member will notify each other Member as to whether such notifying Member elects to make its pro rata share (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member, and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member) of the Capital Contributions required to fund the Opportunity if it is an Approved Opportunity. Each Member will also indicate if it will make additional Capital Contributions in an amount equal to the pro rata share of the Capital Contributions of any Member declining to make its pro rata share of Capital Contributions. If any Member at the meeting does not notify each other Member at the meeting of its election, then that Member will be deemed to have elected to not contribute its pro rata share of the Capital Contributions. If fewer than all Members choose to make their respective pro rata Capital Contributions (unless one or more Participating Members has elected to make additional Capital Contributions in an aggregate amount equal to the pro rata share of the non-Participating Members), the Approved Opportunity will be deemed a Declined Opportunity. If more than one Participating Member desires to make an additional Capital Contribution regarding the share of the non-Participating Members, the additional Capital Contribution that each Participating Member will be entitled to make will be equal to its pro rata share (calculated in a manner consistent with the manner in which such Participating Member’s pro rata share is calculated pursuant to the preceding provisions of this Section 2.8(d)(vi), but disregarding for this purpose the shares of all non-Participating Members) of all Participating Members desiring to make additional Capital Contributions. An Opportunity approved by the Board by the Meeting Deadline will be deemed an “Approved Opportunity”. An Opportunity not approved by the Meeting Deadline will be deemed a Declined Opportunity and Section 2.8(d)(iv) will apply. If, where applicable, substantial progress on an Approved Opportunity has not been achieved within six months following the date on which such Approved Opportunity was approved by the Board, (a) any Participating Member shall have the right to send written notice to the Company notifying the Company that substantial progress has not been made on the Approved Opportunity and (b) if the Company does not commence activities in good faith to pursue such Approved Opportunity within 30 days, such Approved Opportunity shall be deemed a Declined Opportunity.

(vii)Unless an Approved Opportunity is deemed a Declined Opportunity, the Company will cause the budget associated with pursuing the Approved Opportunity to be incorporated into the then current Budget.

(viii)In addition to the preceding provisions of this Section 2.8(d), the following provisions shall apply to each Package Opportunity:

(A)Although the Package Opportunity must be presented to the Non-Presenting Members as contemplated by Section 2.8(d)(ii) and this Section 2.8(d)(viii), the Opportunity Notice in respect of any Package Opportunity will be deemed to include an offer to permit the Company to pursue only that portion of the Package Opportunity comprised of Competitive Assets and related intangible assets;

(B)Consistent with Section 2.8(d)(ii), the Presenting Member shall provide the Non-Presenting Members with the Opportunity Notice as promptly as practicable following the Presenting Member’s determination (or the determination of its restricted Affiliate, as applicable) that it desires to pursue the Package Opportunity. However, notwithstanding anything in Section 2.8(d)(ii) to the contrary, the failure by a Presenting Member to present a Package Opportunity to the Non-Presenting Members prior to consummation of the acquisition of that Package Opportunity shall not be deemed a breach of this Agreement by that Presenting Member if (i) the Presenting Member determined in good faith that it was impracticable for the Presenting Member to present the Package Opportunity to the Non-Presenting Members prior to the consummation of such acquisition (due to confidentiality restrictions, timing concerns, or otherwise), and (ii) the Presenting Member provides the Non-Presenting Members with an Opportunity Notice in respect of such Package Opportunity promptly following the consummation of such acquisition;

(C)The Presenting Member will, as promptly as practicable (and to the extent practicable), involve the Non-Presenting Members in the process by which the value of the Competitive Assets and related intangible assets included in the Package Opportunity (relative to the other assets included in that Package Opportunity) is determined;

(D)If the evaluation of the Package Opportunity is approved by the Board pursuant to Section 2.8(d)(iii), the Members will negotiate in good faith the price and other terms under which the Company would acquire the Competitive Assets and related intangible assets included therein;

(E)If the Members agree on the price and other terms under which the Company will acquire the Competitive Assets and related intangible assets and the Package Opportunity becomes an Approved Opportunity pursuant to Section 2.8(d)(vi), the Member will (or will cause its applicable Affiliate to)

sell the Competitive Assets and related intangible assets to the Company at such price and on such terms; and

(F)If the Members are unable to agree on the price or other terms under which the Company would acquire the Competitive Assets and related intangible assets or the Package Opportunity otherwise fails to become an Approved Opportunity pursuant to Section 2.8(d)(vi), then the Package Opportunity shall be deemed a Declined Opportunity and the Competitive Assets included therein shall be deemed to be Unrestricted Business Assets.

(ix)Where, with respect to an Opportunity that PG or any Person Controlled by it (excluding Investor HoldCo) (any such Person, for purposes of this Section 2.8(d)(ix), a “Restricted Person”) desires to pursue, Investor HoldCo is the Presenting Member, the following provisions shall apply:

(A)Investor HoldCo will be required to present an Opportunity Notice in respect of that Opportunity even if it is apparent to Investor HoldCo that such Opportunity will ultimately become a Declined Opportunity due to the desire of fewer than all members of Investor HoldCo to pursue it;

(B)Each Board Manager appointed by the Investor Managers will be required to indicate in writing (1) whether such Board Manager is in favor of, or against, the evaluation or pursuit, as the case may be, by the Company of that Opportunity and (2) if applicable, the Restricted Person of which such Board Manager is a Representative. The written indication described in the immediately preceding sentence shall be separate and apart from, and shall not constitute, a vote by the Board Manager (or Investor HoldCo) as to such matter; and

(C)If (1) the Board Manager that is a Representative of the Restricted Person desiring to pursue the Opportunity indicates in writing that such Board Manager is in favor of the evaluation or pursuit, as the case may be, of that Opportunity and (2) that Opportunity nevertheless becomes a Declined Opportunity, then notwithstanding anything herein to the contrary, that Restricted Person that desires to pursue that Opportunity may do so outside of the Company, provided, that (i) nothing herein shall preclude any (x) UNT Member or (y) any other Restricted Person that is Represented by a Board Manager that, in the case of each of clauses (x) and (y), voted in favor of (or in the case of such other Restricted Person, whose Board Manager indicated in writing that it is in favor of) the pursuit by the Company of that Opportunity from pursuing that Opportunity outside of the Company (either independently or in concert with the first Restricted Person, to the extent not prohibited by any applicable exclusivity agreement); and (ii) any other Restricted Person that is Represented by a Board Manager that did not vote in favor of such pursuit may not participate with the first Restricted Person in such Declined Opportunity.

(e)Fiduciary Duties.

(i)To the full extent permitted by Law, no Indemnitee will be liable to the Company or any of its Subsidiaries or to any Member for any act performed or omission made by that Person under this Agreement or the matters contemplated in this Agreement, unless that act or omission resulted from fraud or a willful illegal act by that Person. To the full extent permitted by Law, this Agreement, if it eliminates or restricts the duties and liabilities of the Board or any Indemnitee otherwise existing at Law or in equity, is agreed by the Members to modify those duties and liabilities. If, at Law or in equity, any Indemnitee has duties (including fiduciary duties) and liabilities relating to the Company or any of its Subsidiaries or to another Member, that Indemnitee will not be liable to the Company or to any other Person for its good faith reliance on this Agreement. Except as provided in this Agreement, no Indemnitee will have any fiduciary duties, or, to the full extent permitted by Law, other duties, obligations, or liabilities to the Company, any of its Subsidiaries, any Member, or any other Person bound by this Agreement, and, to the full extent permitted by Law, the Indemnitees will only be subject to any contractual standards imposed and existing under this Agreement.

(ii)To the maximum extent permitted under Law and despite any other provisions of this Agreement or any other agreement contemplated in this Agreement or applicable provisions of Law or in equity or otherwise, whenever an Indemnitee is permitted or required to decide or take an action or omit to do the foregoing: (A) in its “sole discretion” or “discretion” or under a similar grant of authority or latitude or without an express standard of behavior (including standards like “reasonable” or “good faith”), that Indemnitee may consider only those interests and factors, including its own, as it desires, and will have no duty or obligation to consider any other interests or factors, or (B) with an express standard of behavior (including standards like “reasonable” or “good faith”), then the Indemnitee will comply with that express standard and, to the maximum extent permitted under Law, will not be subject to any other or additional standard imposed by this Agreement or applicable Law. For purposes of this Agreement, “good faith” will mean “subjective good faith” as understood and interpreted under Delaware law.

(iii)The Company and the Members agree that any claims, actions, rights to sue, other remedies, or recourse to or against any Member for or in connection with any decisions or determinations by that Member, whether arising in common law or equity or created by rule of Law, contract (including this Agreement) or otherwise, are in each case (except as set forth above) released and waived by the Company and each other Member (and each Assignee), to the full extent permitted by Law, as a condition of and as part of the condition for signing this Agreement and the undertaking to incur the obligations provided for in this Agreement.

(iv)Nothing in this Agreement is intended to create a partnership, joint venture, agency or other relationship creating fiduciary or quasi-fiduciary duties or similar duties or obligations, or otherwise subject the Members to joint and several liability or vicarious liability or to impose any duty, obligation or liability that would arise from so regarding any Members or the Company. Despite anything in this Section 2.8(e) to the contrary, nothing in this Agreement will be construed to relieve any Person from its obligations under Section 3.8 or to waive any claims of the Company relating to a breach of that Section.

2.9    Default. If any Member is a Defaulting Member, without limiting the applicability of any other provision of this Agreement, this Section 2.9 will apply.

(a)General Provisions.

(i)Each Member will notify the other Members within five Business Days of a Fundamental Event regarding that Member.

(ii)A Defaulting Member’s right to pursue rights and remedies against any other Member or the Company relating to this Agreement will not be suspended during the time the Defaulting Member is in Default.

(iii)When a Default is cured, whether through payment or retention of a Total Default Amount, the issuance of UNT Make Whole Units or Investor Make Whole Units, the admission of the Transferee as a Substituted Member by consent of the Members and the satisfaction of the requirements of Section 3.4(l), or otherwise, as applicable, the Defaulting Member will no longer be deemed a Defaulting Member and, unless the Members have admitted the Transferee/Assignee as a Substituted Member regarding all of the Units previously owned by the Defaulting Member, the Defaulting Member will be reinstated as a Member with respect to the Units still owned by the Defaulting Member.

(iv)For so long as any Default continues, (A) the vote of the Defaulting Member will be disregarded for purposes of all matters requiring the vote, approval, decision, or consent of, the Members hereunder and (B) all Board Managers may attend any meeting of the Board but the voting power of the Board Managers appointed by the Investor Members (where the Defaulting Member is an Investor Member) or the UNT Members (where the Defaulting Member is a UNT Member) will be reduced by an amount equal to the Sharing Ratio of the Defaulting Member; provided, that, unless the Default comprises a Fundamental Event regarding the Defaulting Member, all Board Managers will nevertheless retain their full voting power (including the Sharing Ratio of the Defaulting Member) as it relates to those matters in Section 6.6(b) and the Defaulting Member will nevertheless retain its right to vote, approve, decide, or consent to those matters expressly requiring the unanimous agreement of the Members hereunder.

(b)The UNT Members (without the vote of any Investor Member) will be entitled to cause the Company to enforce any rights or remedies that the Company may have against any Investor Member or any of their Affiliates regarding any breach of this Agreement, and the Investor Members (without the vote of any UNT Member) will be entitled to cause the Company to enforce any rights or remedies that the Company may have against any UNT Member or any of their Affiliates regarding any breach of this Agreement. Notwithstanding the foregoing provisions of this Section 2.9(b), neither the UNT Members nor the Investor Members may cause such enforcement of rights or remedies unless the UNT Members or the Investor Members, as the case may be, shall have first (i) provided written notice of such breach to the Person in breach of this Agreement and (ii) if such breach is curable, given such Person a reasonable period of time (not to exceed 30 days) to cure such breach; provided, that (x) if a different cure period is expressly provided elsewhere in this Agreement, that different cure period shall instead apply and (y) no cure period will be required if the breach is of a nature that would reasonably be expected to cause imminent damage to any Person or property during the pendency of that cure period.

Article 3
Membership Interests, Units and Transfers

3.1    Units; Class and Series of Membership Interests; Members.

(a)Units; Class.

(i)There will be one class of Membership Interests of the Company, which will be represented by units (each, a “Unit” and, collectively, the “Units”). Units may be issued in whole or fractional increments.

(ii)The Membership Interests are divided into two series (each, a “Series”), the “UNT Interests” and the “Investor Interests.” Subject to Section 6.6(b)(xviii), the Company is authorized to issue Units of UNT Interests (the “UNT Units”) and Units of Investor Interests (the “Investor Units”).

The Members do not intend to create, and the Company will not be deemed to be, a “series LLC” within the meaning of §18-215 of the Act.

(b)The holders of UNT Units and Investor Units have the rights, preferences, privileges, restrictions, and obligations set forth in this Agreement and the Act.

(c)Members.

(i)Exhibit B sets forth, regarding each Member, (A) the name and address of that Member (and, as of the date of this Agreement, for Investor HoldCo, the name, address, and percentage of ownership of each owner of

Investor HoldCo), (B) the number and series of Units held by that Member, (C) the UNT Percentage Interests of that Member if the Member is an UNT Member, (D) the Investor Percentage Interest of the Member if that Member is an Investor Member, and (E) the aggregate Capital Contributions of that Member.

(ii)Exhibit B may be amended from time to time by the Board to reflect changes and adjustments resulting from the admission of any new or Substituted Member under this Agreement or any Transfer or adjustment to Units owned by the Members, Capital Contributions, UNT Percentage Interests or Investor Percentage Interests; provided that a failure to reflect a change or adjustment on Exhibit B will not prevent an otherwise valid change or adjustment from being effective. The Board will provide each Member with a copy of any amendment to Exhibit B within 30 days after adoption of it. Unless otherwise specified, any reference to Exhibit B will be deemed to refer to Exhibit B as may be amended and in effect from time to time.

(d)Additional Members and Substituted Members. Additional Persons may be admitted to the Company either as new Members or Substituted Members as provided in this Agreement.

3.2    Number of Members. The number of Members of the Company will never be fewer than one.

3.3    Representations and Warranties. Each Member represents and warrants to the Company and each other Member that such Member (i) is duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation, and if required by Law, is duly qualified to conduct business and is in good standing in each jurisdiction where its ownership of property or the character of its business requires that qualification, unless failure to so qualify could not result in any material impact on the Company, its Subsidiaries, their respective assets, or properties, or that Member’s ownership of Membership Interests in the Company; (ii) has full power and authority to sign and deliver this Agreement and to perform its obligations under this Agreement, and all necessary actions and consents required by the board of directors, board of managers, members, partners or other Persons for the due authorization, signing, delivery, and performance of this Agreement by that Member have been duly taken and obtained; (iii) has duly authorized the signing, and delivery of this Agreement, and, when signed and delivered, this Agreement constitutes an enforceable obligation against that Member under this Agreement, subject to the Enforceability Exceptions; (iv) that Member’s authorization, signing, delivery, and performance of this Agreement does not breach or conflict with or violate or constitute a default under (and will not constitute a breach, conflict with or violation or default under with passing time, giving notice or both) (A) that Member’s Charter Documents, (B) any material obligation under any material agreement or arrangement to which that Member is a party or by which it is bound, or (C) any Law applicable to that Member or its assets, properties, or Membership Interests in the Company; (v) is acquiring and will hold its Membership Interests for investment purposes and not with a view to distribution of it; (vi) has been informed and understands that the Company and the other Members are relying on such Member’s representations and warranties in this Agreement in determining the availability of exemptions from registration or qualification of issuing the Membership Interests described herein under Federal and state securities Laws and (vii) (A) has independently inquired and investigated into, and based thereon has formed an independent judgment about, the Company, its Subsidiaries, and the Member’s Membership Interests, (B) has adequate means of providing for its current needs and possible contingencies, can bear the economic risks of this investment and has enough net worth to sustain a loss of its entire investment in the Company if that loss should occur, (C) has the knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Company, (D) is an “accredited investor” within the meaning of “accredited investor” under Rule 501 of Regulation D of the Securities Act, and (E) understands and agrees that its Membership Interest will not be offered, sold, pledged, or otherwise Transferred except under this Agreement and under an applicable exemption from registration or qualification under the Securities Act and applicable state securities Laws. On the occurrence and during the continuation of any event or condition which would cause a Member to be in breach of a representation or warranty in clause (vii) of this Section 3.3, the breaching Person will be treated as an Assignee.

3.4    Restrictions on Transferring a Member’s Units.

(a)Units (which for all purposes in this Agreement includes the Membership Interests represented by such Units) may not be Transferred if that Transfer would (i) violate this Agreement or Laws; or (ii) be reasonably likely to cause the Company to be treated other than as a partnership for U.S. federal income tax purposes.

(b)From and after the end of the Lock-up Period, all or any portion of a Member’s Units may be Transferred to a Permitted Transferee subject to complying with the terms of this Section 3.4, Section 3.6, and, if applicable, Section 3.7(e).

(c)During the first 24 months from the Effective Date (the “Lock-up Period”), (i) Investor HoldCo may not experience a Change in Control; and (ii) no Member may Transfer a part or all of that Member’s Units. Following the Lock-up Period, should a Member desire to Transfer part or all of its Units (other than under Section 3.4(b)), the other Members will have a right of first offer under Section 3.11 (a “ROFO”) on 100% of the Units the Member proposes to Transfer.

(d)Units may not be Transferred except under an applicable exemption from registration under the Securities Act and other applicable securities Laws.

(e)Except as provided in Section 3.11 or in connection with the consummation of a Sale Event under Section 3.12, the consent of the Board will be required for any Person other than a Permitted Transferee to be admitted as a Member. A Transfer of Units in accordance with Section 3.4(b) or Section 3.4(c) will be deemed automatically approved by the Board and the Members.

(f)(i) Any Transfer in breach of the requirements of this Agreement will be void, and the Company will not recognize that prohibited Transfer, unless it is otherwise agreed by a Supermajority Interest of the Board to recognize that Transferee (and such recognized Transferee will be deemed an Assignee regarding any Units purported to be Transferred to the Transferee); (ii) notwithstanding agreement of a Supermajority Interest pursuant to Section 3.4(f)(i) to recognize a Transferee from a Transfer in breach of the requirements of this Agreement as an Assignee (A) the Transferring Member will be a Defaulting Member regarding all Units held by the Transferring Member; and (B) no Transferee under Transfer in breach of the requirements of this Agreement may become a Substituted Member unless and until the requirements of this Agreement are satisfied, and (iii) unless a Transferee is admitted as a Substituted Member, (A) the Transferee will have no right to exercise the powers, rights, and privileges of a Member under this Agreement other than to receive its share of allocations and Distributions under this Agreement and (B) the Member who Transferred all or any part of its Units to the Transferee will cease to be a Member regarding the Units that were Transferred but will, unless otherwise relieved of those obligations as contemplated hereby, remain liable for all obligations and duties as a Member regarding the Units accrued before the Transfer.

(g)The Company may charge the Transferring Member and its Transferee (on becoming a Substituted Member) a reasonable fee to cover administrative expenses of the Company to carry out a Transfer. Any taxes arising as a result of a Transfer will be paid by the Transferring Member.

(h)Any Distribution or payment made by the Company to the Transferring Member before the time the Company is notified in writing of the applicable Transfer will constitute a release of the Company and the Members of all liability to the Assignee or Substituted Member who may be interested in such Distribution or payment by reason of such Transfer.

(i)No Transfer may be made which would cause a material breach, event of default, default, or acceleration of payments, or which would require the Company to make any mandatory repurchase offer, mandatory repurchase, mandatory redemption, or mandatory prepayment, under any agreement or instrument which the Company or any of its Subsidiaries is a party; provided, that the foregoing restriction will not apply to indebtedness of the Company that may become due as a result of a Sale Event contemplated by Section 3.12 if the proceeds from that Sale Event are used to repay that indebtedness and are sufficient to repay that indebtedness.

(j)Neither the Company nor any Member will be bound or otherwise affected by any Transfer of which that Person has not received notice under Section 3.5.

(k)A Defaulting Member may not Transfer (including a Transfer under Section 3.4(b)), and may not permit a Transfer of, all or any part of its Units unless the Transferee expressly assumes all obligations of the Defaulting Member under this Agreement and cures the applicable Default(s) as a condition precedent to the Transfer.

(l)No Transfer of Units will cause a release of the Transferring Member (or its applicable Affiliates) from any liabilities or obligations to the Company or the other Members that accrued before the Transfer.

3.5    Documentation; Validity of Transfer.

(a)Subject to Section 3.4(f), the Company will not recognize for any purpose any purported Transfer of a Member’s Units unless (a) Article 3 has been satisfied, and (b) the Company has received, for the benefit of the Company, the Adoption Agreement required under Section 3.7(e).

(b)Each Member will notify the Company of any Transfer of Units within two Business Days after the consummation thereof.

3.6    Possible Additional Restrictions on Transfer. Despite anything to the contrary in this Agreement, if (a) the enactment (or imminent enactment) of any legislation, (b) the publication of any temporary or final Treasury Regulation, (c) any ruling by the Service, or (d) any judicial decision that in the opinion of counsel to the Company, would cause the taxation of the Company for federal income tax purposes as a corporation or would otherwise subject the Company to taxation as an entity for federal income tax purposes, this Agreement will be deemed to impose those restrictions on transferring Units as required, in the opinion of counsel to the Company, to prevent the Company from being taxed as a corporation or otherwise taxed as an entity for federal income tax purposes, and the Members will amend this Agreement to impose those restrictions.

3.7    Additional Members; Substituted Members.

(a)Additional Persons may (or, to the extent provided herein, shall) be admitted to the Company as Members or Substituted Members as provided under this Section 3.7. Any admission of an additional Member involving the issuance of additional Units will be for new value provided to the Company and will require the approval of the Board. However, any Transferee under a Transfer made in compliance with Section 3.4 will be admitted automatically as a Substituted Member on compliance with Section 3.5 without the consent or approval of any other Person.

(b)Any Person who acquires Units pursuant to a Permitted Transfer will be admitted automatically as a Substituted Member upon compliance with Section 3.4, Section 3.6, if applicable, and Section 3.7(e) with respect to such Permitted Transfer, and the consent or approval of the Board shall not be required in connection with such Permitted Transfer. Permitted Transfers will not be subject to the terms of Section 3.11.

(c)The Membership Interests of all Members will be adjusted in connection with the admission of any new Member (other than a Substituted Member) as determined by the Members in connection with that admission.

(d)On becoming a Substituted Member (i) the Substituted Member will have all powers, rights, privileges, duties, obligations, and liabilities of a Member, as provided in this Agreement and by Laws for the Units Transferred and (ii) the Member who Transferred the Units will be relieved of all obligations and liabilities regarding those Units; but, except with respect to liabilities and obligations assumed by the Transferee pursuant to Section 3.7(e), that Member will remain liable for all liabilities and obligations relating to those Units that accrued before the Transfer.

(e)In addition to the other requirements set forth in this Agreement which must be satisfied before the admission of a Person as a Member, a Person will not be admitted as a new Member or Substituted Member until that Person delivers to the Company an agreement signed by both the Transferring Member and the Transferee containing the information required in this Section 3.7(e) (the “Adoption Agreement”); provided that a Person who is a Member of the Company immediately before consummating the Transfer will not be required to sign and deliver an Adoption Agreement. Each Adoption Agreement will (i) include the name and notice address of the potential Transferee, (ii) contain a representation and warranty that the Transfer was made under all Laws (including state and federal securities Laws) and under this Agreement, (iii) include the Transferee’s agreement to be bound by this Agreement regarding the Units being Transferred, and an agreement that the Transferee expressly assumes all liabilities and obligations of the Transferring Member to the Company or to the other Members (A) arising after the Transfer, if the Transfer is made by a Member not in Default or (B) if the Transfer is made by a Defaulting Member, including those liabilities and obligations that accrued before or on the date of the Transfer or thereafter arising and (iv) if the potential Transferee is to be admitted or has requested to be admitted to the Company as a Substituted Member, include the potential Transferee’s representation and warranty that the representations and warranties in Section 3.3 are true and correct regarding that Person as of the date of the Adoption Agreement. Each Transfer or admission complying with this Section 3.7 and the other provisions of this Agreement is effective against the Company as of the first Business Day of the calendar month immediately succeeding the month in which (x) the Company receives the Adoption Agreement (if required by this Section 3.7(e)) reflecting the Transfer, and (y) the other requirements of this Agreement have been met. Despite anything else in this Agreement, no Transfer will be recognized on the Company’s books and records if the Transfer would violate or breach any Law.

(f)If, as a result of any pledge or grant of a Security Interest in all or any part of any Units to secure obligations or liabilities owed by a Member to any Person (a “Creditor”), a Creditor forecloses on or otherwise acquires all or any part of those Units (the “Foreclosed Units”) or if as a result of a Fundamental Event any Person acquires all or any portion of any Units (“Acquired Units”), then (A) the Foreclosed Units or Acquired Units held by that Creditor or other Person will automatically become Units held by an Assignee; (B) provided that the Creditor is not a Restricted Transferee, the Member will not be deemed to be a Defaulting Member; and (C) if the foreclosure was on the actual Units of the Company, if the Creditor is not a Restricted Transferee, the Creditor may receive Distributions in respect of them.

3.8    Information.

(a)Besides the other rights specifically set forth in this Agreement, each Member is entitled to all information to which that Member is entitled under the Act and this Agreement.

(b)The Members acknowledge that they will receive information from or regarding the Company and its Subsidiaries like trade secrets or that otherwise is confidential information or proprietary information (as further defined below in this Section 3.8(b), “Confidential Information”), the release of which would be damaging to the Company, its Subsidiaries or Persons with whom the Company conducts business. Each Member will hold in strict confidence any Confidential Information that that Member receives, and each Member will not disclose Confidential Information to any Person other than an Affiliate of that Member, another Member, Manager, or Officer, or otherwise use that information for any purpose other than to evaluate, analyze, and keep apprised of the Company’s assets and its interest in the Company and for the internal use by a Member and, in the case of any Affiliate of a Member, for uses that would be mutually beneficial to Company and that Affiliate (as determined by the disclosing Member in good faith), except for disclosures (i) to comply with any Laws (including stock exchange or quotation system requirements) or under any legal proceedings or because of any order of any Governmental Authority binding on a Party; provided that a Member must notify the Board promptly and in advance of any Confidential Information so required to be disclosed, and that disclosure of Confidential Information will be to the minimum extent required by those Laws, legal proceedings, or order, (ii) to the respective partners, members, managers, stockholders, existing or prospective investors, directors, officers, employees, agents, attorneys, professional consultants, or existing or prospective lenders of the Member and its Affiliates (collectively with Affiliates, “Representatives”); provided that the Member will be responsible for assuring the Representative’s compliance with this Agreement, (iii) to Persons to whom a Member’s Units may be Transferred, or that may acquire equity interests in the Member, in each case, as permitted by this Agreement, but only if the recipients of the information have agreed to be bound by customary confidentiality undertakings similar to this Section 3.8(b), (iv) of information that a Member also has received from a source independent of the Company or its Subsidiaries and that the Member reasonably believes has been obtained from the source without breach of any obligation of confidentiality to the Company or its Subsidiaries, (v) of information obtained before the formation of the Company or its Subsidiaries; provided this clause (v) will relieve no Member or any of its Affiliates from any obligations it may have to any other Member or any of its Affiliates under any existing confidentiality agreement, (vi) that have been or that become independently developed by a Member or its Affiliates using none of the Confidential Information, (vii) that are or become generally available to the public (other than because of a prohibited disclosure by the Member or its Representatives or the other Person receiving Confidential Information under this Section 3.8(b)) or (viii) to the extent the Company will have consented to the disclosure in writing.

Each Member agrees that breach of this Section 3.8(b) by that Member or that Member’s Representatives or any other Person would cause irreparable injury to the Company and its Subsidiaries for which monetary damages (or other remedy at Law) would be inadequate because of (A) the complexities and uncertainties in measuring the actual damages sustained by reason of that breach and (B) the uniqueness of the Company’s business and the confidential nature of the Confidential Information. The Members agree that this Section 3.8(b) may be enforced by the Company (or any Member on behalf of the Company) by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance, or other equitable remedy and by any other rights or remedies that may be available at law or in equity.

The term “Confidential Information” will include any information pertaining to the Company’s or any of its Subsidiaries’ business which is not available to the public, whether written, oral, electronic, visual form, or in any other media, including information that is proprietary, confidential, or about the Company’s or any of its Subsidiaries’ ownership and operation of the Company Assets, the Company Business, operations and business plans, actual or projected revenues and expenses, finances, contracts and books, and records.

(c)The Members acknowledge that, occasionally, the Company may need information from Members for various reasons, including complying with various Laws. Each Member will provide to the Company all information reasonably requested by the Company to comply with Laws within a reasonable amount of time from the date the Member receives a request; provided, no Member must provide information to the Company to the extent disclosure (i) could reasonably be expected to result in the breach or violation of any contractual obligation (if a waiver of the restriction cannot reasonably be obtained) or Law or (ii) involves secret, confidential or proprietary information of the Member or its Affiliates. The Company and the other Members agree to keep the information received from any Member under this Section 3.8(c) confidential under the standards in Section 3.8(b).

(d)The confidentiality obligations of this Section 3.8 will continue in full force and effect regarding any Member that ceases to be a Member, and each Affiliate thereof, until the second anniversary of the date that Member ceased to be a Member of the Company.

3.9    Liability to Third Parties. Except as required by Law or as otherwise provided in this Agreement, no Member will be liable to any Person (including any Third Party, the Company, or another Member) (a) as the result of any act or omission of another Member or (b) for Company losses, liabilities, or obligations (except as otherwise agreed to in writing by the Member or because of that Member having provided to the Company, that Member’s insurance program (commercial, self-funded, self-insured or other similar programs)).

3.10    Resignation; Withdrawal. Each Member covenants and agrees that it will not, and will have no right to, resign, or withdraw from the Company as a Member before the dissolution and winding up of the Company. Each Member waives any rights of a resigning or withdrawing member under Section 18-604 of the Act.

3.11    Right of First Offer.

(a)In addition and subject to the restrictions contained in the other provisions of this Article 3, if any Member that is not a Defaulting Member (in that capacity, a

“Transferring Member”) desires to Transfer all or a portion of its Units (other than under Section 3.4(b)), then the Transferring Member must deliver written notice (a “ROFO Notice”) to each other Member not then in Default (any such Member receiving a ROFO Notice, a “Non-Transferring Member”) setting forth the number and Series of Units that the Transferring Member proposes to Transfer (the “Offered Units”).

(b)Each Non-Transferring Member will have a right but not an obligation (that right, a “ROFO Right”) to make an all cash offer to purchase all the Offered Units from the Transferring Member. To the extent a Non-Transferring Member desires to exercise the ROFO Right, that Non-Transferring Member must, within 30 days after the receipt of the ROFO Notice (the “Response Deadline”), deliver a notice (that notice, the “Election Notice”) to the Transferring Member setting forth the price at which the Non-Transferring Member desires to purchase the Offered Units pursuant to a purchase and sale agreement substantially in the form attached hereto as Exhibit D (the “Purchase and Sale Agreement”). Failure of a Non-Transferring Member to deliver a timely Election Notice will constitute an election by a Non-Transferring Member not to exercise the ROFO Right.

(c)If only one Election Notice is timely received, the Transferring Member will, within 15 days after the Response Deadline, accept or reject the Election Notice by delivering a written notice to the Non-Transferring Member that delivered the Election Notice. If more than one Election Notice is timely received, the Transferring Member will, within 15 days after the Response Deadline, (i) accept or reject the Election Notice offering the highest cash consideration (the “Prevailing Election Notice”) by delivering a written notice to the Non-Transferring Member that delivered the Prevailing Election Notice and (ii) reject all other received Election Notices.

(d)If a Transferring Member accepts an Election Notice as contemplated in Section 3.11(c), then the Transferring Member and the Non-Transferring Member that submitted the Election Notice (if only one Election Notice was received) or the Prevailing Election Notice (if multiple Election Notices were received) will (i) sign and deliver a Purchase and Sale Agreement in respect of the Offered Units at the price specified in the applicable Election Notice or Prevailing Election Notice and (ii) exercise commercially reasonable efforts to consummate the sale of the Offered Units as soon as practicable and, in any event, no more than 30 days after delivery by the Transferring Member to such Non-Transferring Member of notice of the acceptance of the offer, which time period may be extended for up an additional 15 days if reasonably necessary to secure required governmental approvals (such time period, as may be extended, the “ROFO Outside Date Period”). If a Transferring Member does not effect the Transfer to a Non-Transferring Member of the Offered Units before the expiration of the ROFO Outside Date Period (i) due to any breach by the Non-Transferring Member of any of its obligations or any failure of the Non-Transferring Member to secure any governmental approval applicable to it, the applicable Election Notice will be deemed rejected by Transferring Member for all purposes or (ii) for any other reason, then the Proposed Transfer will again be subject to this Section 3.11.

(e)If no Non-Transferring Member delivers a timely Election Notice, or if the Transferring Member rejects (or is deemed to have rejected pursuant to Section 3.11(d)) all Election Notices received by the Transferring Member as contemplated in Section 3.11(c), then, for a period of 150 days (i) from the date the Transferring Member sends the Non-Transferring Member(s) written notice rejecting the Election Notice(s), (ii) in the event the applicable Election Notice is deemed rejected by the Transferring Member pursuant to Section 3.11(d), from the date the Transferring Member sent the Non-Transferring Member(s) written notice accepting the Election Notice(s), or (iii) if no Election Notices were received, from the date that is the 15th day following the Response Deadline, the Transferring Member may Transfer all of the Offered Units to a Third Party that is not a Restricted Transferee on such terms and conditions that the Transferring Member and Third Party may agree and for (i) if no Non-Transferring Member delivers a timely Election Notice, any purchase price as the Transferring Member may agree in its sole discretion or (ii) if the Transferring Member rejects (or is deemed to have rejected pursuant to Section 3.11(d)) all Election Notices received by the Transferring Member as contemplated in Section 3.11(c), cash consideration greater than the cash consideration in the applicable Election Notice or Prevailing Election Notice. If a Transferring Member does not effect the Transfer to a Third Party of the Offered Units within the 150 day period, then any proposed Transfer will again be subject to this Section 3.11.

(f)At closing of the purchase and sale of the Offered Units to a Third Party in compliance with the preceding paragraph, the Third Party purchaser will, unless otherwise restricted by Section 3.4 or Section 3.7, on delivery of the Adoption Agreement specified in Section 3.7(e), be automatically admitted as a Substituted Member holding the Offered Units and possessing the rights, privileges and powers, including voting and consent rights, of the Transferring Member regarding the Offered Units, and the Board will amend Exhibit B to reflect the Transfer of the Offered Units to the Third Party.

3.12    Sale Event.

(a)Sale Notice; Auction Process. A Member must offer to sell all of its Units to the other Members pursuant to Section 3.11 (and fail to effect a sale in accordance with that Section) before that Member shall have the right to exercise any rights under this Section 3.12. In addition, if the Response Deadline (in the case where no Election Notices were timely delivered) or the date upon which all Election Notices and Prevailing Election Notices were rejected or deemed rejected (in the case where one or more Election Notices was timely delivered), in each case, for the proposed sale of the Offered Units initiated pursuant to Section 3.11 expired more than 180 days prior to the date that the Member provides a Sale Notice under this Section 3.12, then that Member shall be required to again offer to sell all of its Units of the Company pursuant to Section 3.11 before that Member shall have the right to exercise any rights under this Section 3.12. Subject to the foregoing, at any time from and after the fifth anniversary of the Effective Date, upon 60 days’ prior written notice by a Member that, together with its Affiliates, holds not less than 30% of the then issued and outstanding Membership Interests of the Company and is not a Defaulting Member (the “Selling Member”) may deliver written notice to the other Members (which written notice may be validly given up to 60 days prior to that fifth anniversary, but will not be effective prior to such fifth anniversary) (a “Sale Notice”), in which

Sale Notice the Selling Member shall request that the Company, on behalf of the Members, engage an investment banking firm to assist the Company and the Members in consummating a Sale Event with a Third Party purchaser (the “Purchaser”) pursuant to a sale process to be conducted in a manner generally consistent with the manner recommended by that investment banking firm as the process intended to attract the most favorable offers for the Sale Event (the “Auction Process”); provided, however, that a Member may not deliver a Sale Notice or exercise its right to initiate an Auction Process more than one time in any twelve month period. Within 30 days after the Sale Notice is given, the Company will engage, on terms customary for similar engagements, an investment banking firm (which firm will be a reputable firm with relevant experience and contacts in the energy industry designated by the Selling Member, unless otherwise agreed by majority vote of the Members) to conduct the Auction Process. Upon such engagement, the Company will, and will direct the selected investment banking firm to, conduct the Auction Process. The Members shall determine, and the Company will confirm in a written notice to each Member, the most favorable stated purchase price from the offers received pursuant to the Auction Process, after reasonably taking into account purchase price adjustments, covenants, conditions to closing and post-closing indemnities or escrows/holdbacks to be imposed upon the Company or the Members (that stated purchase price being referred to as the “Best Price”).

(b)Approval. If a Member has provided a Sale Notice in accordance with Section 3.12(a), then the Members shall, and shall cause the Company to, use commercially reasonable efforts to arrange for a mutually agreeable Sale Event, subject to the provisions of Section 3.12(c). Subject to those provisions, the Members agree to vote in favor of, approve and consent to and execute and deliver and cause the Company or its Subsidiaries to execute and deliver the following, as applicable: those agreements, certificates, instruments and other documents as may be requested by the Purchaser providing the Best Price in that Auction Process and reasonably acceptable to the Members holding a majority of the Membership Interests, provided the foregoing are in accordance with the terms set forth herein (collectively, the “Sale Agreements”), to cause the approval of and effect the Sale Event at the Best Price and on the terms set forth in this Section 3.12. Subject to the provisions of Section 3.12(c), all Members agree that, to the extent Member approval is required by Law to approve that transaction, each Member (other than the Selling Member) shall vote in favor of, consent to and approve and cause the Company or its Subsidiaries, as applicable, to vote in favor of, consent to and approve the Sale Event at the Best Price and the Sale Agreements; provided that that Sale Agreements are in accordance with the terms set forth herein; and provided, further, that if the Selling Member does not vote in favor of, consent to, or approve or cause the Company or its Subsidiaries, as applicable, to effect the Sale Event, no other Member shall be required to effect the Sale Event. In connection with the foregoing, the Members hereby waive and agree not to exercise any dissenters’ rights or appraisal rights which those Members may have in connection with that Sale Event.

(c)Second Offer. Notwithstanding anything in this Agreement to the contrary, if any Non-Transferring Member(s) have validly and timely delivered an Election Notice pursuant to Section 3.11 and the 180 day period following the applicable ROFO Outside Date Period has not expired, then the Company, its Subsidiaries and the Members shall not consummate the proposed Sale Event if that Election Notice offers to purchase all of the Selling Member’s Units and if the Offer Price thereunder equals or exceeds the consideration that would be received by the Selling Member upon consummation of the proposed Sale Event. In such event, the terms and conditions of this Section 3.12(c) shall apply.

(i)Each Non-Transferring Member that delivered an Election Notice or Prevailing Election Notice, as the case may be, shall have the right, by delivery of written notice to the Selling Member within 20 days after delivery of the Company’s written notice of Best Price determination, to irrevocably elect to purchase all of the Selling Member’s Units for the cash purchase price per Unit offered in its Election Notice or Prevailing Election Notice and pursuant to the Purchase and Sale Agreement (such written notice from the Non-Transferring Member, a “Second Offer”). The Selling Member shall, within 20 days of its receipt of any Second Offer, notify the Non-Transferring Member(s) as to whether the Selling Member desires to accept or reject its Second Offer.

(ii)If no Second Offer is timely delivered to the Selling Member pursuant to Section 3.12(c)(i), then the Selling Member may cause the Company to consummate the Sale Event with the Purchaser that has provided the Best Price in accordance with the terms of Section 3.12(b).

(iii)If (x) one or more Second Offers is timely delivered to the Selling Member pursuant to Section 3.12(c)(i) and (y) the Selling Member rejects all Second Offers, then the Selling Member shall again be required to comply with the terms of Section 3.11 before consummating any proposed Sale Event.

(iv)If (x) the Non-Transferring Member(s) timely delivers a Second Offer to the Selling Member pursuant to Section 3.12(c)(i) and the Selling Member accepts such Second Offer, then the Selling Member and Non-Transferring Member(s) shall execute and deliver a Purchase and Sale Agreement within 20 days thereafter to effect the sale of all of the Selling Member’s Units to the Non-Transferring Member(s) and, upon the execution and delivery thereof by the parties thereto, the Non-Transferring Member(s) shall pay the cash purchase price payable to the Selling Member. If the Non-Transferring Member(s) do not timely pay the Offer Price to the Selling Member pursuant to the executed Purchase and Sale Agreement between the Selling Member and the Non-Transferring Member(s), then that Non-Transferring Member(s) shall be deemed to be Defaulting Member(s), which Defaulting Member(s) and their Affiliates shall have no further rights under this Section 3.12(c) and shall no longer have the right to require that another Member comply with the terms of Section 3.11 as a condition precedent to exercising the right to give a Sale Notice under this Section 3.12, and in addition to all other remedies the Selling Member may have under this Agreement, at law, or in equity, the Selling Member may cause the Company to consummate the Sale Event with the Purchaser that has provided the Best Price.

(d)Sale Agreements. The Sale Agreements shall contain customary representations and warranties, shall include one or more instruments of transfer in customary form as the Purchaser reasonably requests Transferring all of the Units owned by such Member (if the Sale Event is structured as a purchase of all of the Units of the Company), and shall provide that (i) no Member shall be required to make any representations or warranties as to any other Member or any Affiliate of a Member or the Units held by any of them or provide any indemnities or otherwise be liable for any breach of a representation or warranty by any other Member or any Affiliate of a Member, (ii) no Member shall be liable for any breach of any covenant or agreement of any other Member or its Affiliates, (iii) any liability relating to representations and warranties (and related indemnities) and other indemnification obligations regarding the Company’s and its Subsidiaries’ business and assets in connection with such Sale Event shall be shared by all Members pro rata based on the aggregate amount of consideration such Member receives (or is entitled to receive) in connection with such Sale Event compared to the aggregate amount of consideration payable to all of the Members, (iv) no Member shall be required to indemnify any Person (A) for representations and warranties given by that Member that such Member owns such Member’s Units of the Company free and clear of any Liens, in excess of the amount of consideration such Member receives (or is entitled to receive) in connection with such Sale Event and (B) for any other representation, warranty, covenant or agreement, in excess of 10% of the consideration such Member receives (or is entitled to receive) in connection with such Sale Event, (v) such Sale Agreements shall not contain any covenants or agreements which restrict in any way, including non-competition covenants, the operation of the business (including the solicitation or hiring of employees) or assets, anywhere in the world of any Member or any Affiliate of any Member and (vi) the Sale Agreements shall not contain any covenants or agreements binding on any Member or its Affiliates which survive the consummation of such Sale Event, except (x) as permitted in clause (iv), (y) for the obligation to use commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all things necessary to consummate and make effective the transactions contemplated by the Sale Agreements (at the Purchaser’s cost) and (z) for the obligation of the UNT Members, if SPC Midstream Operating, L.L.C. or an Affiliate thereof is the Operator on the date of the consummation of such Sale Event, to provide customary transition services to the Purchaser on terms reasonably agreed to by such Operator. Copies of the Sale Agreements (or substantially final forms thereof, including all material terms) agreed between the Purchaser and the Selling Member shall be delivered to the Members and their Affiliates for review at least 20 days prior to the consummation of the Sale Event, but to the maximum extent permitted by Law, no Member vote or consent shall be required in connection with approving any Sale Event and such Sale Event.

(e)Consideration. The Members agree that the consideration payable upon consummation of a Sale Event (and after the payment of any fees as contemplated by Section 3.12(g)) shall be payable to the Members in the manner set forth for distributions to the Members in Section 10.2(d).

(f)Sale Consummation Notice. The Company shall deliver written notice to each Member at least 20 days prior to the proposed closing date under the Sale Agreements (the “Sale Consummation Notice”). The Sale Consummation Notice will contain a copy of the Sale

Agreements and will state the expected closing date of such Sale Event, and a detailed description of the consideration payable to each Member upon consummation of such Sale Event (including a detailed description of the portions payable in the Stage 1 Period, the Stage 2 Period and the Stage 3 Period). Each Member, as part of its participation in the Sale Event, agrees to execute and deliver to the Purchaser, the Sale Agreements.

(g)Fees. The Members agree that the fees, expenses and costs incurred by the Company for investment bankers, attorneys and accountants in connection with the Sale Event shall be paid by the Company and shall reduce the amounts otherwise distributable to the Members; provided that the Selling Member shall be responsible for all fees, expenses and costs incurred by the Company in the event that a Sale Event is not consummated as a result of (i) the Selling Member failing to vote in favor of, consent to or approve or cause the Company or its Subsidiaries, as applicable, to vote in favor of, consent to or approve the Sale Event at the Best Price or the Sale Agreements, to the extent Member approval is required by Law or (ii) the Selling Member otherwise determining not to consummate a Sale Event as permitted by Section 3.12(i).

(h)Release. The Members, effective upon the consummation of the Sale Event, waive all claims against each other, the Company and its Subsidiaries in connection with the Sale Agreements, the agreements with the investment banking firm that effects the Auction Process and the Sale Event pursuant to such agreements, including claims relating to the amount of the consideration payable to such Members (provided that no Member waives (i) such Member’s right to receive the consideration for such Member’s Units as described in this Agreement and in the Sale Agreements (which shall be in accordance with the terms set forth in this Agreement) or (ii) any claim based on fraud or intentional misrepresentation by the Company, its Subsidiaries, a Member, or a Member’s Affiliates).

(i)No Requirement to Effect Sale. For purposes of clarity, nothing in this Section 3.12 shall be construed as requiring a Selling Member to cause the Company to consummate a Sale Event or to otherwise Transfer such Selling Member’s Units where such Selling Member is not satisfied (in its sole discretion) with the Best Price or Second Offer, as applicable.

(j)Cooperation. In connection with any Sale Event or potential Sale Event, in the event SPC Midstream Operating, L.L.C. or one of its Affiliates or any UNT Member or one of its Affiliates is the then-current Operator under the MSA, then the UNT Members shall cause the Operator to, cooperate with the Company and the Members as may be reasonably requested by the Company and the Members with respect to such Sale Event. Such cooperation shall include:

(i)providing the Company, the Members and their respective Representatives reasonable access, during normal business hours, to all records, financial data, operating data and other information, books and contracts pertaining to the Sale Event, the Company, the Company Assets or the Company Business in the possession or control of the Operator or its Affiliates;

(ii)participating in a reasonable number of due diligence sessions in connection with the Sale Event and the Auction Process including direct contact between senior management (with appropriate seniority and expertise) and Representatives of the Operator, on the one hand, and the potential purchaser in such Sale Event, on the other hand;

(iii)providing information reasonably requested by the Company or the Members for its preparation of material for confidential information memoranda, marketing materials and similar documents required in connection with the Sale Event and the Auction Process;

(iv)assisting the Company and the Members with the preparation of a virtual data room in connection with the Sale Event and the Auction Process; and

(v)assisting the Company and the Members in the review of disclosure schedules related to the Sale Event for completeness and accuracy.

3.13    Equitable Relief. Without limiting the provisions of Section 3.8(b), the Members agree that breaches of Article 3 by a Member or a Member’s Representatives or any other Person would cause irreparable injury to the Company and its Subsidiaries for which monetary damages (or other remedy at Law) would be inadequate because of (A) the complexities and uncertainties in measuring the actual damages sustained by reason of that breach and (B) the uniqueness of the Company’s business. The Members agree that Article 3 may be enforced by the Company (or any Member on behalf of the Company) by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance, or other equitable remedy and by any other rights or remedies that may be available at law or in equity.

3.14    Time is of the Essence. Time is of the essence with respect to the obligations under Section 3.11 and Section 3.12.

Article 4
Capital Contributions; Member Loans

4.1    Capital Contributions. No Member must make any additional Capital Contributions to the Company except as set forth in this Section 4.1 or as otherwise agreed to in writing by that Member.

(a)Mandatory Capital Calls. If (i) a Mandatory Opportunity Contribution is required in connection with an Approved Opportunity or (ii) the Members have otherwise unanimously agreed to make additional Capital Contributions to the Company, then the Company will send, no later than 30 days before the date by which the Capital Contributions are required to be funded to the Company, written notice (a “Mandatory Call Notice”) to all of the Members stating the aggregate amount of the additional Capital Contributions to be made to the Company (the “Mandatory Call Amount”). The Mandatory Call Notice will also include the date by which Capital Contributions equal to the Mandatory Call Amount are required to be funded to the Company (that date, the “Mandatory Funding Deadline”). A Mandatory Funding Deadline

will not be less than 30 days after the date the Mandatory Call Notice is provided to the Members.

If a Mandatory Call Notice is given, then, by the Mandatory Funding Deadline specified in the Mandatory Call Notice, and except as provided in the immediately succeeding sentence or otherwise unanimously agreed by the Members: (x) each UNT Member covenants and agrees to make a Capital Contribution to the Company equal to (i) the Mandatory Call Amount multiplied by the UNT Sharing Percentage, with the result thereof multiplied by (ii) the UNT Member’s UNT Percentage Interest; and (y) each Investor Member covenants and agrees to make a Capital Contribution to the Company equal to (i) the Mandatory Call Amount multiplied by the Investor Sharing Percentage, with the result thereof multiplied by (ii) the Investor Member’s Investor Percentage Interest. If a Mandatory Call Notice is given regarding an Approved Opportunity, then by the Mandatory Funding Deadline specified in the Mandatory Call Notice, each Participating Member in the Approved Opportunity covenants and agrees to make a Capital Contribution to the Company equal to its pro rata share (based on its Mandatory Opportunity Contribution relative to all Mandatory Opportunity Contributions of all Participating Members regarding the Approved Opportunity) of the amount applicable to the Approved Opportunity in the Mandatory Call Notice. Any Capital Contributions funded under a Mandatory Call Notice will be paid by wire transfer in immediately available funds to any of the bank accounts maintained in the name of the Company (each, a “Company Bank Account”) designated in writing by the Company.

(b)Default Amount.

(i)Default Deadline. If any Member Defaults on that Member’s obligation to make Capital Contributions as required under a Mandatory Call Notice by the Mandatory Funding Deadline, and in each case, the failure continues for 30 days (the last day of the 30-day period, the “Default Deadline”) after written notice of it has been given by any other Member, (the default amount being the “Default Amount”), then from and after the Default Deadline, that Member will be deemed a Defaulting Member (and a “Non-Funding Member”), and (without limiting the applicability of any other provisions of this Agreement) the terms of Section 4.1(c) will apply to that Non-Funding Member.

(ii)Elective Contributions. The Members other than the Non-Funding Member will have the right but not the obligation for so long as the Default Amount remains outstanding, to deliver written notice (a “Contribution Notice”) to all other Members and the Non-Funding Member stating that the Member(s) agrees to fund and contribute all or any portion of the Default Amount to the Company (an “Elective Contribution”). A Member providing an Elective Contribution is a “Contributing Member.” All Elective Contributions will be payable by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company within ten Business Days after the Contribution Notice. However, a Member may not give a Contribution Notice or make an Elective Contribution before the Default Deadline. If more than one

Contributing Member desires to make an Elective Contribution, each Contributing Member will be entitled to make its pro rata share of the aggregate Elective Contribution (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member, and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member, in each case, considering only the Membership Interests of the Contributing Members desiring to make an Elective Contribution).

(iii)(A) A Defaulting Member will continue to be required to make Capital Contributions under any Mandatory Call Notice and (B) the Capital Contribution payable by the Defaulting Member will be calculated by reference to the Defaulting Member’s Investor Percentage Interest, or UNT Percentage Interest, as applicable, immediately preceding Default; provided, that, despite the foregoing, if the Mandatory Call Notice is regarding an Approved Opportunity, the Capital Contribution payable by the Defaulting Member will instead be calculated under the second to last sentence of Section 4.1(a).

(c)Certain Remedies.

(i)Retained Distributions. If a Member is a Non-Funding Member, then for so long as a Member is a Defaulting Member, any Distributions to which the Non-Funding Member would otherwise have been entitled under this Agreement will instead be paid to the Contributing Member(s) (to the extent the Default Amount was funded under an Elective Contribution), or retained and used by the Company (to the extent the Default Amount was not funded under an Elective Contribution), until the Total Default Amount is paid in full to the Contributing Member(s) (solely to the extent an Elective Contribution is made) or retained by the Company until the Total Default Amount is retained by the Company (to the extent all or any portion of the Default Amount was not funded under an Elective Contribution). All retained Distributions under the preceding sentence are “Retained Distributions.”

(ii)When the amount of the Retained Distributions equals the Total Default Amount, the Default shall be deemed cured, and the Non-Funding Member will no longer be deemed to be Non-Funding Member or a Defaulting Member and may receive Distributions (liquidating or otherwise) (other than the Retained Distributions) under this Agreement.

(iii)(A)    If an Investor Member is a Non-Funding Member and one or more UNT Members makes an Elective Contribution in respect thereof, for purposes of calculating IRR Hurdle No. 1, IRR Hurdle No. 2, and the Liquidation IRR Hurdle, (x) that Elective Contribution will be deemed to be a Capital Contribution by the UNT Member(s) as the Contributing Member(s) and (y) the Distributions that are made to the UNT Member(s) up to an amount equal to the Elective Contribution in satisfaction of the Total Default Amount will be deemed to have been distributed to the Investor Member as the Non-Funding Member and no other Retained Distributions paid to the UNT Member(s) as the Contributing Member(s) will be taken into account.

(iv)If a UNT Member is a Non-Funding Member and one or more Investor Members makes an Elective Contribution in respect thereof, for purposes of calculating IRR Hurdle No. 1, IRR Hurdle No. 2, and the Liquidation IRR Hurdle, (x) that Elective Contribution will be deemed to be a Capital Contribution by the Investor Member(s) as the Contributing Member and (y) the Distributions that are made to the Investor Member(s) up to an amount equal to the Elective Contribution in satisfaction of the Total Default Amount will be deemed to have been distributed to the UNT Member(s) as the Non-Funding Member(s) and no other Retained Distributions paid to the Investor Member(s) as the Contributing Member will be taken into account.

(v)Remedies. If one or more Contributing Members make one or more Elective Contributions which in the aggregate fund 100% of the Default Amount, then neither the Company nor the Contributing Member(s) will have any remedies or other rights against the Non-Funding Member other than those described in this Section 4.1(c); provided, that despite the foregoing, the Contributing Member(s) may seek specific enforcement, injunctive relief, declaratory relief, or other equitable remedies to enforce this Section 4.1(c) without the obligation to post bond or other security. If no Elective Contribution is made to fund the Default Amount or if Elective Contributions are made for less than 100% of the Default Amount, then besides any rights and remedies of a Member or the Company in this Agreement in connection with a Member’s Default (other than as described above in this Section 4.1(c) regarding the portion of the Default Amount funded by an Elective Contribution), the Company and the Members will have all rights and remedies available at Law or in equity regarding the portion of the Default Amount not funded by an Elective Contribution, and those rights and remedies are to be cumulative.

(d)Allocation of Capital Contributions; Issuance of Units.

(i)If, regarding an Approved Opportunity, (A) all Members are Participating Members and (B) each Participating Member makes its Mandatory Opportunity Contributions, no additional Units will be issued to any Member in connection therewith;

(ii)If, regarding an Approved Opportunity, fewer than all Members are Participating Members, then, on a funding by a Participating Member of its Mandatory Opportunity Contributions, the Company will issue to that Participating Member the applicable number of (x) with respect to an Investor Member, Investor Make-Whole Units and (y) with respect to a UNT Member, UNT Make-Whole Units;

(iii)Except as provided in the preceding provisions of this Section 4.1(d), unless otherwise agreed by the Members, (A) Capital Contributions made by the UNT Members under this Section 4.1 will be deemed to be Capital Contributions made regarding the issued and outstanding UNT Units held by the UNT Members, (B) Capital Contributions made by the Investor Members under this Section 4.1 will be deemed to be Capital Contributions made regarding to the issued and outstanding Investor Units held by the Investor Members, and (C) no additional Units will be issued to the UNT Members or Investor Members for those Members making Capital Contributions under this Section 4.1;

(iv)On issuance of any Investor Make-Whole Units, (A) the Investor Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the sum of (x) the then current Investor Sharing Percentage for the applicable period plus (y) the Investor Unit Percentage Adjustment Amount; and (B) the UNT Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the difference of (x) the then current UNT Sharing Percentage for the applicable period minus (y) the Investor Unit Percentage Adjustment Amount;

(v)On issuance of any UNT Make-Whole Units, (A) the UNT Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the sum of (x) the then current UNT Sharing Percentage for the applicable period plus (y) the UNT Unit Percentage Adjustment Amount; and (B) the Investor Sharing Percentage during each of the Stage 1 Period, Stage 2 Period, and Stage 3 Period will, in each case, be equal to the difference of (x) the then current Investor Sharing Percentage for the applicable period minus (y) the UNT Unit Percentage Adjustment Amount; and

(vi)On issuance of any Units under the preceding provisions of this Section 4.1(d), the Sharing Ratios of the Members will be adjusted and, if applicable, the Default in respect of which such Units were issued will be deemed cured and the Non-Funding Member will no longer be deemed a Non-Funding Member or a Defaulting Member.

4.2    Emergencies.

(a)If the Operator provides the Company with notice of an Emergency Expenditure or Emergency Service (as such term is defined in the MSA), the Managing Member will immediately provide each of the Members with notice and details of the same (each, an “Emergency Notice”) and promptly, but in no event later than 48 hours after receipt by the Company of such notice, convene a meeting of the Members. The Managing Member shall, or shall cause the Operator to, include in the Emergency Notice the aggregate required Emergency Expenditures (“Emergency Expenditure Amount”) and, if applicable, a calculation of required additional cash funds in excess of the Emergency Reserves (any such excess being the “Emergency Shortfall Amount”) and the date by which funds to pay such Emergency

Expenditures would need to be funded into or otherwise available in the Company Bank Accounts (such date, the “Emergency Funding Deadline”), which Emergency Funding Deadline will not be less than 20 days after the date the Emergency Notice is delivered to the Members.

(b)If, at the meeting of the Members convened pursuant to Section 4.2(a), the Members unanimously agree to fund the Emergency Expenditure Amount as a Capital Contribution, then the applicable Emergency Notice will be deemed a Mandatory Call Notice subject to Section 4.1 and, by the Emergency Funding Deadline, (i) each UNT Member will make a Capital Contribution to the Company equal to (A) the Emergency Expenditure Amount multiplied by the UNT Sharing Percentage, with the result thereof multiplied (B) by that UNT Member’s UNT Percentage Interest, and (ii) each Investor Member will make a Capital Contribution to the Company equal to (A) the Emergency Expenditure Amount multiplied by the Investor Sharing Percentage, with the result thereof multiplied by (B) that Investor Member’s Investor Percentage Interest. Any Capital Contributions funded under an Emergency Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company.

(c)If (i) at the meeting of the Members convened pursuant to Section 4.2(a), the Members do not unanimously agree to each fund Capital Contributions equal to its respective share of the full Emergency Expenditure Amount and (ii) there is no Emergency Shortfall Amount, then the Company shall use the Emergency Reserves to pay the Emergency Expenditure Amount. If (x) at the meeting of the Members convened pursuant to Section 4.2(a), the Members do not unanimously agree to each fund Capital Contributions equal to its respective share of the full Emergency Expenditure Amount and (y) there is an Emergency Shortfall Amount, then by the Emergency Funding Deadline, any Member(s) that is not a Defaulting Member and that was in favor of funding its respective share of the full Emergency Expenditure Amount as a Capital Contribution, as contemplated by Section 4.2(b), may choose to provide a Member Loan to the Company in a principal amount equal to all or a portion of the Emergency Shortfall Amount. If multiple Members desire to make such a Member Loan, each such Member shall be entitled to provide to the Company a Member Loan in respect of its pro rata share (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member, and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member) of the Emergency Shortfall Amount. Any Member Loan made under an Emergency Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company. The Company must repay the full principal amount of the Member Loan and any accrued interest on the Member Loan as provided in the definition of Member Loan, before making any Distributions of Available Cash to the Member(s). Despite Section 4.4(b), (i) if any Investor Member elects not to fund its share of the Emergency Shortfall Amount and a UNT Member provides a Member Loan to the Company in respect of it under this Section 4.2(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of that Member Loan provided by the UNT Member will be deemed a Capital Contribution by the UNT Member and (B) the principal amount of the Member Loan and any interest accrued on it repaid by the Company to the UNT Member will be deemed to have been distributed to the Investor Member and (ii) if any UNT Member elects not to fund its share of the Emergency Shortfall

Amount and an Investor Member provides a Member Loan to the Company in respect of it under this Section 4.2(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of the Member Loan provided by the Investor Member will be deemed to be a Capital Contribution by the Investor Member and (B) the principal amount of the Member Loan and any interest accrued thereon repaid by the Company to the Investor Member will be deemed to have been distributed to the UNT Members.

4.3    Non-Emergency Shortfalls.

(a)For purposes of this Section 4.3, the term “Approved Costs” will exclude Emergency Expenditures. If the Operator has delivered an Operations Shortfall Notice (as defined in the MSA) to the Company, then, within five Business Days after receipt of the Operations Shortfall Notice, the Company will send written notice (a “Shortfall Notice”) to all Members. The Shortfall Notice will provide (i) the estimated Approved Costs to be incurred in the calendar month or calendar months covered by the Operations Shortfall Notice; (ii) current cash assets held in any of the Company Bank Accounts; (iii) the Company’s projected cash available to satisfy the estimated Approved Costs for the calendar month or months; (iv) amounts available to the Company under working capital lines of credit or other committed facilities; and (v) considering amounts available to the Company under clauses (ii) through (iv) above and the Company’s need to maintain reasonable cash reserves and borrowing capability under the Company’s credit facilities to fund ongoing operations and other contingencies as set forth in the then applicable Budget (as those amounts may be adjusted by the Board at the time of the Shortfall Notice), the amount of the Operations Shortfall as to which additional funds are required (the “Shortfall Amount”). The Shortfall Notice will also set forth the date by which the Shortfall Amount is requested to be funded (the “Shortfall Deadline”).

(b)Not later than five Business Days before the Shortfall Deadline, the Members may unanimously agree to fund the full Shortfall Amount as Capital Contributions to the Company. If the Members so agree, then the applicable Shortfall Notice will be deemed a Mandatory Call Notice subject to Section 4.1 and, by the Shortfall Deadline, (i) each UNT Member will make a Capital Contribution to the Company equal to (A) the Shortfall Amount multiplied by the UNT Sharing Percentage, with the result thereof multiplied (B) by that UNT Member’s UNT Percentage Interest, and (ii) each Investor Member will make a Capital Contribution to the Company equal to (A) the Shortfall Amount multiplied by the Investor Sharing Percentage, with the result thereof multiplied by (B) that Investor Member’s Investor Percentage Interest. Any Capital Contributions funded under a Shortfall Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company.

(c)If the Members do not unanimously agree to each fund Capital Contributions equal to its respective share of the full Shortfall Amount by five Business Days before the Shortfall Deadline under Section 4.3(b), then by the Shortfall Deadline, any Member(s) that is not a Defaulting Member and that was in favor of funding its respective share of the full Shortfall Amount as a Capital Contribution, as contemplated by Section 4.3(b), may choose to provide a Member Loan to the Company in a principal amount equal to all or a portion of the Shortfall Amount. If multiple Members desire to make such a Member Loan, each such Member shall be entitled to provide to the Company a Member Loan in respect of its pro rata share (based on its Investor Percentage Interest of the then applicable Investor Sharing Percentage, in the case of an Investor Member, and its UNT Percentage Interest of the then applicable UNT Sharing Percentage, in the case of a UNT Member) of the Shortfall Amount. Any Member Loan made under a Shortfall Notice will be paid by wire transfer in immediately available funds to a Company Bank Account designated in writing by the Company. The Company must repay the full principal amount of the Member Loan and any accrued interest on the Member Loan as provided in the definition of Member Loan, before making any Distributions of Available Cash to the Member(s). Despite Section 4.4(b), (i) if any Investor Member elects not to fund its share of a Shortfall Amount and a UNT Member provides a Member Loan to the Company in respect of it under this Section 4.3(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of that Member Loan provided by the UNT Member will be deemed a Capital Contribution by the UNT Member and (B) the principal amount of the Member Loan and any interest accrued on it repaid by the Company to the UNT Member will be deemed to have been distributed to the Investor Member and (ii) if any UNT Member elects not to fund its share of the Shortfall Amount and an Investor Member provides a Member Loan to the Company in respect of it under this Section 4.3(c), solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, (A) the principal amount of the Member Loan provided by the Investor Member will be deemed to be a Capital Contribution by the Investor Member and (B) the principal amount of the Member Loan and any interest accrued thereon repaid by the Company to the Investor Member will be deemed to have been distributed to the UNT Members.

4.4    No Requirement to Provide Member Loans.

(a)Despite the other terms of this Article 4 or anything else in this Agreement to the contrary, (i) unless the Members have unanimously agreed otherwise in accordance with the preceding provisions of this Article 4, the Members will have no obligation to make any Capital Contributions for any Emergency Notice or Shortfall Notice and no Member will be considered in Default under this Agreement because of any failure to fund any Capital Contribution to the Company under Section 4.2 or Section 4.3, and (ii) the Members will have no obligation to provide any Member Loan to the Company under Section 4.2(c) or Section 4.3(c) and no Member will be considered in Default because of any failure to provide any Member Loan.

(b)For clarity, except as provided in Section 4.2(c) or Section 4.3(c), a Member Loan is not a Capital Contribution to the Company for any purposes under this Agreement.

4.5    Return of Contributions. A Member is not entitled (a) to the return of any part of any Capital Contributions or (b) to be paid interest regarding either its Capital Account or its Capital Contributions. An unrepaid Capital Contribution is not a liability of the Company or of any Member. A Member need not contribute or lend any cash or property to the Company to enable the Company to return any other Member’s Capital Contributions.

4.6    Capital Accounts. For each Member the Company will maintain a separate Capital Account under the rules of Treasury Regulation Section 1.704-1(b)(2)(iv) and under these provisions:

(a)Each Member’s Capital Account will be increased by (i) all Capital Contributions made (or deemed made, other than pursuant to Section 4.2(c) or Section 4.3(c)) to the Company by that Member under this Agreement, (ii) that Member’s share of Profits as determined under Section 5.1, and (iii) any Company liabilities assumed by that Member or that are secured by any Company Asset distributed to that Member, and decreased by (x) the cash or Agreed Value of property actually or deemed distributed to that Member under this Agreement, (y) that Member’s share of Losses as determined under Section 5.1 and (z) any liabilities of that Member assumed by the Company or that are secured by any property contributed by that Member to the Company.

(b)A Transferee will succeed to the pro rata part of the Capital Account of the Transferor relating to the Membership Interest so Transferred. Except as otherwise provided herein, all items of income, gain, expense, loss, deduction, and credit allocable to any Membership Interest that may have been Transferred during any Fiscal Year will, if permitted by Law, be allocated between the Transferor and the Transferee based on the part of the Fiscal Year during which each was recognized as owning that Membership Interest, based on the interim closing of the books method or any other method agreed between the Transferor and the Transferee; provided, this allocation must be made under a method permissible under Code § 706 and the Treasury Regulations.

(c)The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts and allocations are intended to comply with Treasury Regulations Section 1.704-1(b) and will be interpreted and applied in a manner consistent with those Treasury Regulations.

4.7    Contributions of Contributed Property. All Capital Contributions contemplated by this Agreement are to be made in readily available cash funds. If, with the unanimous agreement of the Members, any Capital Contribution is made in Contributed Property, any costs or expenses associated with the transfer, assignment, conveyance, or recordation of such Contributed Property, including any Taxes in respect of it, will be borne by the Member making the contribution, and those costs or expenses, whether paid directly by the Member or reimbursed to the Company, will not be deemed Capital Contributions of the Member.

4.8    Working Capital Loans by UNT Member. Prior to the date on which the Company enters into a credit facility or other debt financing arrangement (the “Credit Facility Date”), if any Member determines in good faith that the Company reasonably requires additional working capital in connection with any Capital Expenditures or Operating Expenses approved in the Initial Budget (or the then-current Budget), then the Company shall request that the UNT Member provide to the Company one or more interest free loans, the outstanding amount of which shall not exceed $5,000,000 in the aggregate, and UNT Member shall provide any such loan within 5 Business Days of the Company’s request. Within 5 Business Days following the

Credit Facility Date, the Company shall make borrowings under the credit facility or other debt financing and shall (a) repay to the UNT Member the aggregate amount of any loans made by the UNT Member to the Company pursuant to this Section 4.8 and (b) draw a letter of credit under the credit facility or other debt financing and replace the (i) letter of credit issued by UNT Member to Northern Natural Gas Company as described in line item 3 of Section 7.6 of the Seller Disclosure Schedules to the Purchase Agreement and (ii) letter of credit issued by UNT Member to Kay Electric Cooperative as described in line item 2 of Section 7.6 of the Seller Disclosure Schedules to the Purchase Agreement.

Article 5
Allocations and Distributions

5.1    Allocations for Capital Account Purposes. To maintain the Capital Accounts, the Company’s Profits and Losses (and, to the extent determined by the Managing Member, items of income, gain, loss and deduction) will be allocated among the Members in each taxable year (or part of it) as provided below. Except as otherwise provided in this Agreement, Profits and Losses will be allocated between the Members in a manner that, after giving effect to the special allocations in Section 5.1(a), the Capital Account of each Member, immediately after making the allocation, is, as nearly as possible, equal (proportionately) to (i) the Distributions that would be made to the Members if the Company were dissolved, its affairs wound up and its assets sold for cash equal to their Carrying Value, all Company liabilities were satisfied (limited regarding each Nonrecourse Liability to the Carrying Value of the assets securing that liability), and the net assets of the Company were distributed under Article 10 to the Members immediately after making the allocation, minus (ii) the amount the Member must contribute to the Company, the Member’s share of Company Minimum Gain and Member Nonrecourse Debt Minimum Gain, computed immediately before the hypothetical sale of assets and any amounts a Member must restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (the excess of (i) over (ii) is referred to herein as the “Target Capital Accounts”).

(a)Special Allocations. Notwithstanding the other provisions of this Section 5.1, these special allocations will be made for that taxable period in this order and priority:

(i)Company Minimum Gain Chargeback. Despite the other provisions of this Section 5.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member will be allocated items of Company income and gain for the taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6) and (g)(2) and Section 1.704-2(j)(2)(i), or any successor provisions. This Section 5.1(a)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and will be interpreted consistently with that Section.

(ii)Chargeback of Minimum Gain Because Of Member Nonrecourse Debt. Despite the other provisions of this Section 5.1 (other than Section 5.1(a)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of that taxable period will be allocated items of Company income and gain for the taxable period (and, if necessary, subsequent taxable periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. This Section 5.1(a)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and will be interpreted consistently with that Section.

(iii)Qualified Income Offset. If any Member unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4) through (6), items of Company income and gain will be specially allocated to that Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Code § 704(b), the Member’s Adjusted Capital Account Deficit created by those adjustments, allocations or distributions as quickly as possible; provided that, an allocation under this Section 5.1(a)(iii) will be made only if the Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Article 5 have been tentatively made as if this Section 5.1(a)(iii) were not a part of this Agreement. This Section 5.1(a)(iii) is intended as a “qualified income offset” as that term is used in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and will be interpreted consistently with that Section.

(iv)Stop Loss. No amount of loss or deduction will be allocated under Section 5.1(a) if allocation would cause any Member to have an Adjusted Capital Account Deficit at the end of the taxable period (or increase any existing Adjusted Capital Account Deficit). All loss and deductions more than the limitation in the prior sentence will be allocated among the other Members, who do not have Adjusted Capital Account Deficits, in proportion to their respective Membership Interests until each Member’s Adjusted Capital Account Deficit is zero.

(v)Gross Income Allocations. If a Member has an Adjusted Capital Account Deficit at the end of any Company taxable period, that Member will be specially allocated items of Company gross income and gain in the excess as quickly as possible; provided that, an allocation under this Section 5.1(a)(v) will be made only if and to the extent that the Member would have an Adjusted Capital Account Deficit after all other allocations provided in this Section 5.1 have been tentatively made as if this Section 5.1(a)(v) and Section 5.1(a)(iii) were not in the Agreement.

(vi)Nonrecourse Deductions. Nonrecourse Deductions for any taxable period will be allocated to the Members as determined by the Members under the Treasury Regulations.

(vii)Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period will be allocated 100% to the Member that bears the Economic Risk of Loss regarding the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable under Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss regarding a Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable thereto will be allocated between or among the Members under the ratios in which they share the Economic Risk of Loss.

(viii)Excess Nonrecourse Liabilities. For Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company more than the sum of (A) the Company Minimum Gain and (B) the total Nonrecourse Built-in Gain will be allocated among the Members as determined by the Members under the Treasury Regulations.

(ix)Code § 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company Assets under Code § 734(b) or Section 743(b) is required, under Treasury Regulation Section 1.704-1(b)(2)(iv)(m)(2) or (4), to be taken into account in determining Capital Accounts, the adjustment to the Capital Accounts will be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis), and the item of gain or loss will be specially allocated to the Members consistent with how their Capital Accounts must be adjusted under that section of the Treasury Regulations.

(x)Curative Allocation. Despite any other provision of this Section 5.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net items of income, gain, loss, or deduction allocated to each Member under the Required Allocations and the Agreed Allocations, together, will be equal to the net items that would have been allocated to each Member under the Agreed Allocations had the Required Allocations and the related Curative Allocations not otherwise been provided in this Section 5.1. It is the intention of the Members that allocations under this Section 5.1(a)(x) be made among the Members in a manner likely to minimize economic distortions.

5.2    Allocations for Tax Purposes.

(a)Except as otherwise provided in this Section 5.2, for federal income tax purposes, each item of income, gain, loss, and deduction will be allocated among the Members in the same manner as its correlative item of “book” income, gain, loss, or deduction is allocated under Section 5.1.

(b)Solely for federal (and applicable state and local) income tax purposes, items of income, gain, loss, and deduction (including depreciation and amortization) regarding property for which a Book-Tax Disparity exists will be allocated to take into account the variation between the Company’s tax basis in the property and its Carrying Value consistent with Treasury Regulations Sections 1.704-1(b)(4)(i) and 1.704-3. The allocation will be made using the “remedial method” under Treasury Regulations Section 1.704-3(d).

(c)For the proper administration of the Company, the Members will (i) adopt those conventions as they deem appropriate in determining the depreciation, amortization, and cost recovery deductions; and (ii) amend this Agreement to reflect the proposal or promulgation of Treasury Regulations under Code § 704(b) or Section 704(c). The Members may adopt those conventions, make the allocations and make such amendments to this Agreement as provided in this Section 5.2(c) only if those conventions, allocations, or amendments follow the principles of Code § 704 and would not have a material adverse effect on the Members.

(d)All recapture of income tax deductions resulting from the taxable sale or other disposition of Company Assets will, to the maximum extent possible, be allocated to the Member to whom the deduction that gave rise to the recapture was allocated under this Agreement if the Member is allocated any gain from the disposition of the property.

(e)All items of income, gain, loss, deduction, and credit recognized by the Company for federal income tax purposes and allocated to the Members under this Agreement will be determined without regard to the election under Code § 754 made by the Company; provided, that the allocations, once made, will be adjusted (in any manner determined by the Members) as necessary or appropriate to consider those adjustments permitted or required by Code §§ 734 and 743.

5.3    Requirement of Distributions. Subject to Section 4.1, Section 4.2, and Section 10.2(d) and Section 18-607 of the Act, after the Effective Date, all Available Cash of the Company (as determined by the Board) at the end of each calendar quarter will be distributed by the Company to the Members within 30 days following the end of that calendar quarter under the terms of this Section 5.3; provided that any Available Cash at the end of the calendar quarter in which the Effective Date occurs will be distributed within 30 days of the end of the calendar quarter immediately following that calendar quarter (together with any other Available Cash as of the end of that calendar quarter). Distributions of Distributed Property made from time to time will be made only with the approval of the Members and, subject to Section 4.1 and Section 10.2(d) and Section 18-607 of the Act, on determining the Agreed Value of the Distributed Property; provided that any distribution of Distributed Property will be made under the terms of this Section 5.3 as if the Distributed Property were cash or cash equivalents equal to the determination of the Agreed Value. Except as set forth in Section 3.12(e), Section 4.1, Section 4.2, and Section 10.2(d), all Distributions under this Agreement will be made to the Members as set forth in this Section 5.3 and shall be accompanied by a notice to the Members receiving such Distributions duly delivered pursuant to Section 13.12 identifying the characterization of such Distribution according to the Company’s accounting policy. Distributions will be made to the Members as follows:

(a)First, until the Distributions to the Members have caused the Stage 1 Period to expire and terminate (at which time Distributions will occur under Section 5.3(b)), all Distributions will be made to the Members as follows:

(i)an amount equal to the amount to be distributed under Section 5.3(a) multiplied by the Investor Sharing Percentage during the Stage 1 Period will be distributed to the Investor Members in accordance with their relative Investor Percentage Interests; and

(ii)an amount equal to the amount to be distributed under Section 5.3(a) multiplied by the UNT Sharing Percentage during the Stage 1 Period will be distributed to the UNT Members in accordance with their relative UNT Percentage Interests.

(iii)However, if a Distribution is to be made to the Members, and the Stage 1 Period will expire and terminate during and because of the effectuation of that Distribution, then all funds to be distributed over those required to achieve the expiration and termination of the Stage 1 Period will be distributed under Section 5.3(b), and all other funds in that Distribution before the expiration and termination of the Stage 1 Period will be distributed under Section 5.3(a).

(b)Second, starting on the expiration and termination of the Stage 1 Period and continuing until the aggregate Distributions to the Members have caused the Stage 2 Period to expire and terminate (at which time Distributions will occur under Section 5.3(c)), all Distributions will be made to the Members as follows:

(i)an amount equal to the amount to be distributed under Section 5.3(b) multiplied by the Investor Sharing Percentage in the Stage 2 Period will be distributed to the Investor Members under their relative Investor Percentage Interests; and

(ii)an amount equal to the amount to be distributed under Section 5.3(b) multiplied by the UNT Sharing Percentage during the Stage 2 Period will be distributed to the UNT Members under their relative UNT Percentage Interests.

(iii)However, if a Distribution is to be made to the Members, and the Stage 2 Period will expire and terminate during and because of the effectuation of that Distribution, then all funds to be distributed over those required to achieve the expiration and termination of the Stage 2 Period will be distributed under Section 5.3(c), and all other funds in that Distribution before the expiration and termination of the Stage 2 Period will be distributed under Section 5.3(b).

(c)Third, starting on the expiration and termination of the Stage 2 Period and continuing during the Stage 3 Period, all Distributions will be made to the Members as follows:

(i)an amount equal to the amount to be distributed under Section 5.3(c) multiplied by the Investor Sharing Percentage in the Stage 3 Period will be distributed to the Investor Members under their relative Investor Percentage Interests; and

(ii)an amount equal to the amount to be distributed under Section 5.3(c) multiplied by the UNT Sharing Percentage during the Stage 3 Period will be distributed to the UNT Members under their relative UNT Percentage Interests.

(d)Withholdings.

(i)The Company may withhold from distributions to any Member and pay over to any Governmental Authority any amounts required to be withheld under the Code or any provisions of any other Law regarding any payment or Distribution to the Member by the Company and will allocate those amounts to the Member regarding which the amount was withheld. All amounts withheld (including amounts contributed by the Member) will be treated as amounts distributed to the Member, will reduce the amount otherwise distributable to the Member under this Agreement, and will be considered for purposes of maintaining a Member’s Capital Account. If the Distributions or proceeds to the Company are reduced because of taxes withheld at the source or any taxes are otherwise required to be paid by the Company and the taxes are imposed on or regarding one or more, but not all of the Members, the reduction will be borne by the relevant Members and treated as if it were paid by the Company as a withholding payment regarding those Members under this Section 5.3(d). Taxes imposed on the Company where the rate of tax varies depending on the characteristics of the Members will be treated as taxes imposed on or regarding the Members for this Section 5.3(d). Any amounts treated under this Section 5.3(d) as withholding payments regarding a Member and that exceed the amounts otherwise distributable to the Member will be treated as a demand loan payable by the Member to the Company with interest at the Default Interest Rate. The Company may either (A) demand payment of the principal and accrued interest on the demand loan on thirty (30) days’ notice, and enforce payment by legal process, or (B) withhold from one or more Distributions otherwise payable to the applicable Member amounts sufficient to satisfy that Member’s obligations under any demand loan.

(ii)Any “imputed underpayment” within the meaning of Code § 6225 paid by the Company as a result of an adjustment with respect to any Company item, including any interest or penalties with respect to any adjustment (collectively, an “Imputed Underpayment Amount”), will be treated as if it were paid by the Company as a withholding payment regarding to the appropriate Members as described in Section 5.3(d)(i). In making the determination described in Section 5.3(d)(i) regarding an Imputed Underpayment Amount, the Partnership Representative will use its reasonable efforts to implement any procedures established under Section 6225(c)(3) of the Code that may reduce that amount. The part of the Imputed Underpayment Amount that the Company attributes to a former member of the Company will be treated as a withholding payment regarding both the former member and the former member’s Transferee(s) or assignee(s), and the Company may exercise its rights under this Section 5.3(d) regarding either or both former Member and its Transferee or assignee. Imputed Underpayment Amounts treated as withholding payments also will include any imputed underpayment within the meaning of Code § 6225 paid (or payable) by any entity treated as a partnership for U.S. federal income tax purposes in which the Company holds (or has held) a direct or indirect interest other than through entities treated as corporations for U.S. federal income tax purposes if the Company bears the economic burden of those amounts, whether by law or agreement.

5.4    Emergency Reserves and Draws on Guarantees.

(a)In the event the Emergency Reserves are used to pay the Emergency Expenditure Amount in accordance with Section 4.2(c), the Company shall make no distributions to any Member pursuant to Section 5.3 until the Emergency Reserves have been restored to the level prior to the payment of such Emergency Expenditure Amount (which restoration, for the avoidance of doubt, may be accomplished by an additional allocation from working capital lines of credit).

(b)In the event Investor HoldCo is required to indemnify UNT pursuant to Section 10.2(b)(iii) of the Purchase Agreement as a result of a draw on a Seller Guarantee (as defined in the Purchase Agreement), any Distributions that would otherwise be payable to the Investor Member shall be paid to the UNT Member until the amount of such Distributions that the UNT Member has received pursuant to this Section 5.4(b) equals the amount for which Investor HoldCo is required to indemnify UNT pursuant to Section 10.2(b)(iii) of the Purchase Agreement, plus interest at the Agreed Interest Rate. Solely to calculate IRR Hurdle No. 1, IRR Hurdle No. 2 and the Liquidation IRR Hurdle, the amount of all Distributions paid to the UNT Member pursuant to this Section 5.4(b) that would otherwise have been payable to the Investor Member will be deemed to have been distributed to the Investor Member.

Article 6
Management

6.1    General. Subject to the provisions of the Act, any limitations in the Certificate, and in this Agreement (as to action required to be authorized or approved by the Members), the business and affairs of the Company will be managed, and all its powers will be exercised by the Board of Managers (the “Board”).

6.2    Authority of Board.

(a)Subject to the non-waivable provisions of applicable Law and except for situations in which this Agreement requires the approval of the Members, all management powers over the business and affairs of the Company will be exclusively vested in the Board. The Board will conduct, direct, and exercise full control over all activities of the Company.

(b)UNT will be the initial “Managing Member”. Except for situations in which this Agreement requires the approval of the Members, the Managing Member will have the authority and will perform those duties expressly provided herein or otherwise delegated to it by unanimous vote of the Board from time to time. Vacancies in the position of Managing Member will be filled by the Board. The Managing Member may:

(i)resign by giving written notice to the Board. Unless otherwise specified in the notice, the resignation will take effective on receipt by the Board, and the acceptance of the resignation will not be necessary to make it effective;

(ii)serve as an authorized signatory of the Company under the MSA (subject, in all cases, to the Board and Member approval requirements set forth herein, and to the limitations on the Operator’s authority under the MSA absent Company consent); and

(iii)(A) from time to time, delegate to one or more Representatives of the Company that authority and duties as the Managing Member may deem advisable (to the extent within the authority or scope of duties of the Managing Member), and (B) make recommendations to the Board regarding titles (including chief executive officer, president, chief financial officer, chief operating officer, vice president, secretary, assistant secretary, treasurer or assistant treasurer) and scope of authority and duties to be assigned to those Persons from time to time. Any number of titles may be held by the same individual.

(c)The Managing Member will not be compensated for its services as Managing Member except as provided in this Agreement.

6.3    Limitation on Liability of Managing Member. Except as otherwise provided in this Agreement, neither the Managing Member nor the Managing Member’s Affiliates (including the Operator in its capacity as an Affiliate of the Managing Member, but not in its capacity as Operator) will be liable to the Company or to any Member that is not the Managing Member for any act or omission performed or omitted by the Managing Member in its capacity as such, the authority granted to the Managing Member by this Agreement; provided, except as otherwise stated in this Agreement, this limitation of liability will not apply to the extent the act or omission was because of the Managing Member’s gross negligence, willful misconduct, knowing violation of Law, or for any present or future breaches of any representations, warranties, or covenants by the Managing Member or its Affiliates in this Agreement. The Managing Member may rely on the advice of legal counsel, independent public accountants, and other experts, including financial advisors, and any act or failure to act by the Managing Member in good faith reliance on that advice will not subject the Managing Member to liability to the Company or any other Member.

6.4    Board of Manager.

(a)Decisions or actions taken by the Board under this Agreement will constitute decisions or actions by the Company and will bind the Managing Member, each Member, Officer, and employee of the Company. Any Person (other than a Member or a Member’s Affiliate dealing with the Company) may rely on the authority of the Board without inquiry into this Agreement or compliance with it. Except as expressly provided herein, no Member in its capacity as a Member will have any unilateral right or authority to take any action on behalf of the Company or to bind or commit the Company to any agreement, transaction, or other arrangement with respect to Third Parties or otherwise to hold itself out as an agent of the Company. Each Board Manager will have the full authority to act on behalf of the Members that appointed that Board Manager, and the action of a Board Manager at a meeting (or through a written consent) of the Board will bind the Members that appointed the Board Manager. The other Members may rely without further inquiry or investigation on the actual authority (or lack of authority) of the Board Manager.

(b)The Board will consist of eight managers (collectively, the “Board Managers”). The Investor Members, on the one hand, and the UNT Members, on the other hand, will each have the right to appoint four Board Managers as follows:

(i)For so long as Investor HoldCo remains a Member, Investor HoldCo will have the right to appoint the four Board Managers allocated to the Investor Members. If Investor HoldCo ceases to be a Member, then the four Board Manager positions allocated to the Investor Members will be filled by majority vote of the Investor Members;

(ii)For so long as UNT remains a Member, UNT will have the right to appoint the four Board Managers allocated to the UNT Members. If UNT ceases to be a Member, then the four Board Manager positions allocated to the UNT Members will be filled by majority vote of the UNT Members; and

(iii)The initial Board Managers are set forth on Exhibit B.

(c)The Member(s) owning the UNT Units may remove and replace (in accordance with Section 6.4(b)) all or any of its appointed Board Managers, with or without cause. The Member(s) owning the Investor Units may remove and replace (in accordance with Section 6.4(b)) all or any of its appointed Board Managers, with or without cause. On the death, resignation, or removal of a Board Manager, the Member(s) that appointed the Board Manager may fill the vacancy and will have power to appoint a successor to take office when the resignation, removal, or deemed vacancy becomes effective. Those Member(s) will promptly notify the other Members in writing of any change regarding its Board Managers, including that Board Manager’s address, phone number, and email address. If the Member(s) fails to notify the other Members of a change in its appointed Board Managers at least three Business Days before the scheduled date for a meeting of the Board, then any newly appointed Board Manager must present written evidence of his or her authority at the start of the meeting. Each Member will bear its own costs associated with the participation of its appointed Managers on the Board.

(d)A Board Manager may resign effective on written notice to each Member of the Company, unless the notice specifies a later time for the effectiveness of the resignation.

(e)The Board Managers will hold office until their removal under this Agreement or until their respective successors are elected and qualified under this Agreement.

(f)Board Managers, as such, will not be entitled to compensation, unless otherwise unanimously approved by the Members.

(g)The owners of the Investor Units may have no more than 15 representatives in the aggregate attend any meeting of the Board as observers.

(h)The Company specifically delegates to the Operator the authority, rights and powers to perform the Services (as such term is defined in the MSA) and manage and control the business and affairs of the Company in accordance with the provisions of, and to the extent authorized and empowered, by the MSA.

(i)Except for the Services (as such term is defined in the MSA) that the Operator is delegated and authorized to undertake and perform and such other actions as and to the extent set forth in the MSA, and except for any matters that are delegated by the Board to the Managing Member or the Officers of the Company in accordance herewith, all other matters will be subject to the vote or consent by the Board, including the matters set forth in Section 6.6.

6.5    Fiduciary duties of Board Managers. Each Board Manager will owe fiduciary duties exclusively to the Member(s) appointing that Board Manager. No Person may institute an action against a Board Manager for breach of fiduciary duty other than the Member(s) to whom a fiduciary duty is owed under this Section.

6.6    Required approvals by the Board.

(a)The Board Managers appointed by the Investor Members will vote as a block and will, collectively, have voting authority equal to the Investor Members’ aggregate Sharing Ratio. The Board Managers appointed by the UNT Members will vote as a block and will, collectively, have voting authority equal to the UNT Members’ aggregate Sharing Ratio. As used herein, “Supermajority Interest” means Board Managers representing at least 70% of the Sharing Ratios; and “Majority Interest” means Board Managers representing greater than 50% of the Sharing Ratios.

(b)Unless expressly stated otherwise, actions of the Board will require Majority Interest approval. Without the approval of a Supermajority Interest, the Company (either directly or through any Subsidiaries), the Managing Member, the Operator, and the Officers on behalf of the Company will not:

(i)(A) enter into any amendment, modification, restatement or supplement to the MSA or any replacement management services agreement or similar contract or enter into, amend, modify, restate, supplement or terminate any replacement MSA or other management services agreement or similar contract for the management or operations of the Company or its Subsidiaries or its or their assets; or (B) amend, modify, restate or supplement the Certificate or this Agreement (except for those amendments or restatements of Exhibit B which under this Agreement have been deemed approved by the Board);

(ii)without limiting Section 6.6(b)(i), enter into, amend, modify, restate, supplement, terminate, or grant any waiver or consent under, any other Material Contract (other than an amendment of an Affiliate Contract that Operator is permitted to enter into under Section 5.4(a) of the MSA);

(iii)fail to enforce the Company’s rights under the MSA after request for enforcement has been made in writing by a majority of the Investor Units;

(iv)appoint, designate, or engage any Person (A) as the Operator or Successor Operator (as that term is defined in the MSA) under the MSA or (B) as the operator under any replacement management services agreement or similar contract for the management or operations of the Company or its Subsidiaries or its or their assets;

(v)approve or consent to any action by the Operator which expressly requires the approval or consent of the Company under the MSA;

(vi)enter into, amend, modify or restate any credit facility, or otherwise incur any indebtedness (regarding borrowed money or otherwise);

(vii)purchase or otherwise acquire Company Assets which (individually or taken together within the same transaction or related set of transactions) exceed $5,000,000, except to the extent included in the then-current Budget, or to the extent that acquisition would otherwise be an Approved Cost;

(viii)except as provided in Section 3.12 or for the winding up, liquidation or dissolution of the Company duly approved under the terms set forth in Article 10, effect a Sale Event or cause the Company or any Subsidiary to enter into any business combination transaction, including any merger, consolidation, equity exchange, asset or equity acquisition or sale (other than the sale of worn out or obsolete equipment in the ordinary course of business), joint venture, partnership or similar arrangement by the Company or any Subsidiary, whether in one or more related transactions, that involves, or is reasonably expected to involve, total consideration with a value over $5,000,000 or that would constitute a sale of all or substantially all of the Company Assets determined on a consolidated basis;

(ix)pursue any business or activities other than the Company Business;

(x)form any Subsidiaries of the Company (other than those Subsidiaries of the Company existing as of the Effective Date) or cause or permit the acquisition by the Company of any equity interests in any Person;

(xi)incur or pay any Capital Expenditure or Operating Expense unless that Capital Expenditure or Operating Expense is not more than $5,000,000 in total per year (unless it is an Approved Cost);

(xii)without limiting the foregoing provisions of this Section 6.6(b), approve of the investigation, means of evaluation, or pursuit by the Company of any Opportunity;

(xiii)approve any Budget or any amendment to the Initial Budget or any Budget;

(xiv)approve of Distributions of any assets or property (other than cash) of any Subsidiary;

(xv)approve of Distributions of cash, assets, or property of the Company or any Subsidiary in a manner inconsistent with Article 5 (and subject to Sections 4.1 and 4.2);

(xvi)voluntarily file a bankruptcy petition in a court of competent jurisdiction or a petition seeking a reorganization, liquidation, dissolution or similar relief under any Law;

(xvii)settle or compromise any claim or dispute for an amount more than $500,000 or in a manner that would materially restrict the ability of the Company or any Subsidiary to engage in any aspect of the Company Business;

(xviii)except under Article 3, issue any equity securities of the Company or any Subsidiary of the Company or any warrants, options, or rights convertible into or exercisable or exchangeable for equity securities of the Company or any Subsidiary of the Company, or admit any Person as a new Member of the Company or as an equity owner of any Subsidiary of the Company;

(xix)except as contemplated by Section 3.12, engage any consultants, investment bankers, or financial advisors regarding, or initiate any plans regarding, an initial public offering of equity securities of the Company, a Sale Event, or any other sale of all or a material part of the Company’s equity securities to a Third Party;

(xx)establish, implement, amend, or modify any hedging strategy or facility;

(xxi)directly or indirectly create, assume, or permit to exist any restriction on the ability (A) of the Company to make or pay dividends or Distributions of Available Cash or (B) of the Company’s Subsidiaries to make or pay dividends or other Distributions to the Company (other than reserves for liabilities and expenses for the Subsidiary recommended by the Managing Member and approved, in a Budget or otherwise, by the Board);

(xxii)directly or indirectly enter into or assume any contract, agreement, or understanding which prohibits or restricts the granting, conveying, creation, or imposition of any Security Interest on the Company’s or its Subsidiaries’ property or assets, except those restrictions existing under or by: (A) applicable Law, (B) customary non-assignment provisions in contracts entered into in the ordinary course of business and consistent with past practices, or (C) purchase money obligations for property acquired in the ordinary course of business that impose restrictions on the property so acquired;

(xxiii)wind up, liquidate, or dissolve the Company or any of its Subsidiaries;

(xxiv)hire or terminate the services of the Company’s certified public accounting firm;

(xxv)change the accounting policy of the Company other than as required by changes in GAAP;

(xxvi)hire or terminate the employment of any employees of the Company or any of its Subsidiaries;

(xxvii)issue any guarantee by the Company or any of its Subsidiaries;

(xxviii) directly or indirectly grant, create, incur, or assume any Security Interest on the Company’s or any of its Subsidiary’s assets, properties or rights, other than Permitted Liens;

(xxix)convert the Company or any Subsidiary of the Company into any other entity form or elect for the Company or any Subsidiary to be taxed for federal income tax purposes as a corporation;

(xxx)redeem any Unit in a manner that is not proportional to all outstanding Units;

(xxxi)replace the Managing Member; or

(xxxii)modify the amount of Emergency Reserves in effect from time to time or, subject to Section 4.2(d), approve of the payment or incurrence by or on behalf of the Company or any of its Subsidiaries of any Emergency Expenditures in excess of the Emergency Reserve.

(c)Despite any other provision in this Agreement, (i) if any Member proposes that the Company or any of its Subsidiaries (A) enter into, modify, restate, supplement, or otherwise amend any Affiliate Contract (other than any amendment of an Affiliate Contracts that Operator is permitted to enter into under Section 5.4(a) of the MSA); (B) remove, or initiate and participate in the process to remove, key personnel under any Affiliate Contract (if the Company or its Subsidiary has the express right to remove, or to initiate and participate in the process to remove, key personnel under those Affiliate Contracts); (C) exercise any audit, participation, consultation, collaboration, oversight, information, or review rights under any Affiliate Contract; (D) dispute invoices with respect to any Affiliate Contract; (E) assert a default by the other party under any Affiliate Contract; (F) terminate any Affiliate Contract; (G) grant or agree to any consent, approval or waiver by the Company or any of its Subsidiaries under any Affiliate Contract; (H) grant or agree to any consent, approval, or waiver under this Agreement with respect to any matter involving a Member or any Affiliate of a Member; or (I) in the case of the Midstream Services Right of First Offer Agreement, exercise its ROFO Right (as defined therein) or negotiate any agreement thereunder (each of the matters described in the preceding clauses (A) through (I), a “Contract Decision”), or (ii) if a dispute arises between the Company or any of its Subsidiaries and any Member or any Affiliate of a Member, or any matter arises between the Company or any of its Subsidiaries and any Member or any Affiliate of a Member regarding the enforcement or pursuit of rights or remedies under this Agreement or any Affiliate Contract, then, in all those cases, (x) regarding any matter involving an Affiliate Contract, the Member that is a party, or has an Affiliate that is a party, to the Affiliate Contract will not participate in (and (1) if that Member is a UNT Member, the Board Managers appointed by the UNT Members will not participate in and (2) if that Member is an Investor Member, the Board Managers appointed by the Investor Members will not participate in) the decisions of the Company regarding that Contract Decision, dispute, or enforcement or pursuit of rights or remedies; (y) regarding any other matter, the Member that is, or through an Affiliate that is, involved in the matter opposite the Company or any of its Subsidiaries will not participate in (and (1) if that Member is a UNT Member, the Board Managers appointed by the UNT Members will not participate in and (2) if that Member is an Investor Member, the Board Managers appointed by the Investor Members will not participate in) the decisions of the Company regarding the Contract Decision, dispute, or enforcement or pursuit of rights or remedies; and (z) the determination of whether a consent of the Board has been obtained about any matter relating to the Contract Decision, dispute, enforcement, or pursuit of rights or remedies will be made without reference to that Member and that Member’s Affiliate (or their respective Sharing Ratios); provided, that no Member or Board of Manager approval is required for the extension by a Lending Member to the Company of a Member Loan under this Agreement.

(d)Without limiting Section 6.6(c), only the Board Managers appointed by Investor Members will have the right (i) to vote on whether to cause the Company to give notice of a default or breach under the MSA and to sign, on behalf of the Company and in its name, those documents as are necessary to cause the Company to give notice of default or breach, (ii) to take all actions and sign and deliver all documents necessary to cause the Company to enforce the Company’s rights (other than the right to give notice of termination, which will be subject to clause (iii)) under the MSA and (iii) to cause the Company to terminate the MSA pursuant to the terms thereof and to sign, on behalf of the Company and in its name, those documents necessary to cause the Company to give notice of termination.

(e)Regarding any vote, consent, or approval, subject to Section 2.9(a)(iv), the Defaulting Member’s Sharing Ratio will be disregarded in calculating voting requirements.

6.7    Meetings of the Board.

(a)The Board will meet each Fiscal Quarter, subject to adjustment on approval of the Board. The Chair will provide notice of, and an agenda for the meeting, to all Board Managers at least 15 days before the date of each meeting, together with proposed minutes of the previous meeting (if those minutes have not been previously ratified). Special meetings of the Board may be called at reasonable times as any Board Manager representing Member(s) holding a Sharing Ratio of at least 25% deems necessary, provided, that such Board Manager must notify all Board Managers of the date and agenda for the meeting at least 15 days before the date of the meeting. Unless otherwise agreed, all meetings of the Board will be held in Tulsa, Oklahoma at a location designated by the Board Manager who called the meeting. Attendance of a Board Manager at a meeting will constitute a waiver of notice of the meeting, unless the Board Manager attends the meeting for the sole purpose of objecting to the transaction of any business because the meeting is not properly called or convened.

(b)Each Board meeting notice will identify the matters and proposals to be considered and voted on at the meeting with enough information to enable the Board Managers to be reasonably informed on the nature of those matters and proposals. A Board Manager may, by notice to all the other Board Managers given not less than 10 days before a meeting of the Board, add matters to the agenda for the meeting, provided, that reasonable information is provided with the notice to permit the other Board Managers to consider the matters properly and effectively to be discussed at the meeting. At the request of a Board Manager and provided that a Supermajority Interest approves, the Board may at any meeting consider and decide any other matters not on the agenda for that meeting.

(c)The UNT Members will designate a Board Manager to serve as the initial Chair of the Board, to preside over meetings of the Board. The Board Managers may replace the initial Chair with a new Chair from among the Board Managers. The Chair is not entitled to a casting vote on matters to be determined by the Board solely because of his or her capacity as Chair.

(d)The Board may adopt whatever rules and procedures relating to its activities as it may deem appropriate, provided, those rules and procedures are not inconsistent with or violate this Agreement.

(e)The duties of the Chair regarding meetings of the Board will include:

(i)timely preparation and distribution of the agenda, including supporting materials as are appropriate or necessary for the Board Managers to consider the agenda items before the meeting properly and effectively and to make an informed decision regarding the same at the meeting where the agenda item is to be discussed;

(ii)organization and conduct of the meeting; and

(iii)preparation of meeting minutes.

(f)The Chair will cause to be maintained written minutes of each Board meeting, which will be submitted for approval within 30 days after each meeting. The minutes of a meeting will include the names of the Board Managers present and the Members they represent, a description of the matters reviewed, the result of any votes conducted at the meeting, and a summary of any dissenting Board Manager’s opinion. Each Board Manager will have 30 days after receipt of the minutes to give notice specifying objection to the minutes. A failure to give notice specifying objection to the minutes within the 30-day period will act as approval of those minutes.

(g)The presence of Board Managers sufficient to approve the matter in question will constitute a quorum for the transaction of business at any meeting of the Board. Failure to satisfy the quorum requirement for a vote does not preclude the Board Managers from voting on any other matter for which a quorum for that vote is present. If a quorum for a meeting of the Board is not met at a duly constituted meeting of the Board, that meeting will be adjourned, but may be reconvened on not less than 48 hours prior notice given by any Board Manager to the other Board Managers, provided always that the quorum requirements must be met to conduct a meeting. Failure to attend the reconvened Board meeting will be deemed a negative vote by the Board Manager regarding items for approval.

WITH RESPECT TO ANY VOTE, CONSENT OR APPROVAL AT ANY MEETING OF THE BOARD OR OTHERWISE UNDER THIS AGREEMENT, EACH BOARD MANAGER MAY GRANT OR WITHHOLD THAT VOTE, CONSENT, OR APPROVAL (A) IN HIS OR HER SOLE AND ABSOLUTE DISCRETION, (B) WITH OR WITHOUT CAUSE, (C) SUBJECT TO THOSE CONDITIONS AS HE OR SHE MAY DEEM APPROPRIATE, AND (D) WITHOUT TAKING INTO ACCOUNT THE INTERESTS OF, AND WITHOUT INCURRING LIABILITY TO, THE COMPANY, ANY OTHER MEMBER, BOARD MANAGER, OR ANY OFFICER OR EMPLOYEE OF THE COMPANY. THE PROVISIONS OF THIS PARAGRAPH WILL APPLY NOTWITHSTANDING THE NEGLIGENCE, GROSS NEGLIGENCE, WILLFUL MISCONDUCT, STRICT LIABILITY OR OTHER FAULT OR RESPONSIBILITY OF A BOARD MANAGER.

(h)Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting, without prior notice, and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the Board Managers that could have taken the action at a meeting of the Board. Such written consent may be provided by email confirmation.

(i)Board Managers may participate in and hold meeting by means of conference telephone, videoconference or similar communications equipment if all persons participating in the meeting can hear and communicate with each other simultaneously.

(j)Each Board Manager may, by written notice to the Chair, appoint an alternate (which may be the other Board Manager appointed by that Board Manager’s appointing Member(s)) to attend and vote at meetings, or at any meeting, if the Board Manager cannot attend. The presence of an alternate at any meeting will be deemed to be the presence of the Board Manager at the meeting for all purposes, and the vote of the alternate will be deemed to be the vote of the Board Manager. No Board Manager may retract the vote of any duly appointed alternate on behalf of the Board Manager after the close of the meeting at which the vote is made. If the Board Manager who appointed an alternate attends a meeting, the appointment of the alternate will be ineffective for the meeting, and the alternate will (except where the alternate is also a Board Manager) have no right to be present or to participate in that meeting.

Budgets

6.8    Budgets.

(a)2018 Budget. The budget for Capital Expenditures and Operating Expenses (including general and administrative expenditures) of the Company for the period starting at the Effective Date and ending at the close of business on December 31, 2018 is set forth in Exhibit C (the “Initial Budget”). The Initial Budget is hereby approved by all the Members (and the Board). The Company will use reasonable commercial efforts to conduct its business and operations, including incur Capital Expenditures, (i) during the period commencing at the Effective Date and ending on the close of business on December 31, 2018 consistent with the Initial Budget and (ii) after December 31, 2018, in a manner consistent with the then-applicable Budget.

(b)Annual Budgets. For each Fiscal Year starting January 1, 2019, the Capital Expenditures and Operating Expenses (including general and administrative expenditures) to be made by the Company for that Fiscal Year and the sources of funding (cash flow from operations, financing activities or capital contributions) for the Capital Expenditures and Operating Expenses is to be set forth in a budget (a “Draft Budget”) to be considered and adopted by the Board (as adopted, a “Budget”). Each Budget will be prepared and approved or disapproved by the Board in this manner:

(i)The Managing Member and Operator, or any operator under any successor agreement approved by the Board will prepare and submit for approval of the Board a Draft Budget reflecting the matters described in Article 5 of the MSA or any functionally equivalent provision of any successor agreement regarding the operation and maintenance of the Company Assets during the next succeeding Fiscal Year after consulting with the Board regarding the proposed plans of the Company for that Fiscal Year. The Draft Budget will itemize the costs estimated in the Budget by individual line items and by categories as are reasonably requested by any Board Manager and will set forth the sources of funding (cash flow from operations, financing activities, or capital contributions) for the Capital Expenditures and Operating Expenses to be made in the Draft Budget. The Managing Member will submit to the Board a Draft Budget by December 1 of any Fiscal Year for the next succeeding Fiscal Year. The Operator will (under the MSA) cooperate and meet with the Board about the Draft Budget and make changes as requested by the Board.

(ii)The Board will approve or disapprove a Draft Budget within thirty days after distribution by the Managing Member. If the Board has failed to approve a Draft Budget by the start of a Fiscal Year, then, until the Board has approved a Budget for that Fiscal Year, (A) the Company may incur costs consistent with the Default Budget (as defined in the MSA) and (B) the Default Budget will be deemed the Budget, and the Operator may incur Approved Costs and any other amounts in the Default Budget. Despite the absence of an approved Budget, besides the foregoing, the Operator may approve the Company’s incurrence of Capital Expenditures or Operating Expenses to the extent necessary or appropriate to address any Emergency Expenditures. If a Budget has not been approved by the start of a Fiscal Year, the Board will endeavor to work with the Operator on modifications to the Draft Budget so the Board can approve same as promptly as practicable.

(iii)If, during the period covered by an approved Budget, the Managing Member or any Board Manager determines that an adjustment to the estimated costs, expenses, or Capital Expenditures of any line item(s) set forth in the Budget is necessary or appropriate, then the Managing Member or the Operator will submit (or cause to be submitted) to the Board for approval an adjusted Draft Budget prepared by the Managing Member or the Operator in a manner consistent with Article 5 of the MSA, setting forth the adjusted or additional line items as are necessary or required. The Board will approve or disapprove the adjusted Draft Budget as promptly as practicable, but in any event within fifteen days after receipt of the adjusted Draft Budget.

Officers

6.9    Officers. The Managing Member may designate one or more Persons to be Officers of the Company. Any Officers so designated will have those titles and, subject to the other provisions of this Agreement, the authority and perform those duties delegated to them by the Managing Member; provided that no Officer shall be granted any authority in excess of Operator’s authority pursuant to the MSA. Each Officer will serve at the pleasure of the Board and report to the Managing Member. The Board may remove and replace any Officer at any time and for any reason, but that removal shall be without prejudice to the contract rights, if any, of the person so removed. Appointment of an Officer shall not itself create contract rights.

6.10    Compensation and Reimbursement. The Officers will not be compensated by the Company for managing the affairs of the Company.

Article 7
Indemnification

7.1    Right to Indemnification. Subject to the limitations and conditions in this Agreement or under Laws, each Indemnitee who was or is made a party or is threatened to be made a party to any Proceeding, or any appeal in a Proceeding or any inquiry or investigation that could lead to a Proceeding will be indemnified by the Company to the full extent permitted by Law, as the same exists or may hereafter be amended (but in the case of any amendment, only if the amendment permits the Company to provide broader indemnification rights than the Law permitted the Company to provide before the amendment), against judgments, penalties (including excise and similar taxes and punitive damages), fines, amounts paid in settlements, and reasonable expenses (including attorneys’ and experts’ fees) actually incurred by the Indemnitee because of the Proceeding, and indemnification under this Article 7 will continue as to an Indemnitee who has ceased to serve in the capacity which initially entitled the Indemnitee to indemnity hereunder for any liabilities and damages related to and arising from the Indemnitee’s activities while acting in that capacity. The rights granted under this Article 7 will be deemed contract rights, and no amendment, modification, or repeal of this Article 7 will limit or deny any rights regarding actions taken or Proceedings arising before the amendment, modification or repeal. IT IS EXPRESSLY ACKNOWLEDGED THAT THE INDEMNIFICATION PROVIDED IN THIS Article 7 COULD INVOLVE INDEMNIFICATION FOR NEGLIGENCE (REGARDLESS OF WHETHER ARISING FROM ANY ACT OR OMISSION WHICH CONSTITUTED SOLE, PARTIAL OR CONCURRENT NEGLIGENCE (WHETHER ACTIVE OR PASSIVE) OF THE INDEMNITEE) OR UNDER THEORIES OF STRICT LIABILITY.

7.2    Advance Payment. Any right to indemnification in this Article 7 will include the right to be paid or reimbursed by the Company for all reasonable expenses as they are incurred by the Person entitled to indemnification under Section 7.1 who was, or is threatened, to be made a named defendant or respondent in a Proceeding described in Section 7.1 in advance of the final disposition of the Proceeding and without any determination as to that Person’s ultimate entitlement to indemnification; provided, the payment of the expenses incurred by any Person in advance of final disposition of the Proceeding will be made only on delivery to the Company of a written affirmation by that Person of that Person’s good faith belief that that Person has met the requirements necessary for indemnification under this Article 7 and a written undertaking, by or on behalf of that Person, to repay all amounts advanced if it is ultimately determined that that Person is not entitled to be indemnified under this Article 7 or otherwise (an “Undertaking”).

7.3    Appearance as a Witness. Despite any other provision of this Article 7, the Company will pay or reimburse expenses incurred by any Person entitled to be indemnified under this Article 7 for that Person’s compulsory appearance as a witness or other participation in a Proceeding described in Section 7.1 (other than a Proceeding brought by that Person against the Company) regardless of whether that Person is a named defendant or respondent in the

Proceeding. If that Person is a named defendant or respondent, the claims in the Proceeding are indemnifiable under this Article 7.

7.4    Non-exclusivity of Rights. The right to indemnification and the advancement and payment of expenses conferred in this Article 7 will not be exclusive of any other right that a Person indemnified under Section 7.1 may have or later acquire under any Laws, this Agreement, or any other agreement, vote of the Board, or otherwise.

7.5    Insurance. The Company shall, directly or indirectly, maintain, or cause to be maintained through UNT or another Person, insurance (including directors’ and officers’ insurance), at its expense, to protect each Board Manager and Officer, and the Company may purchase and maintain indemnification insurance, at its expense, to protect itself and any other Persons from any expenses, liabilities, or losses that may be indemnified under this Article 7.

7.6    General. Any indemnification or advance of expenses to any Person entitled to be indemnified under this Article 7 will be reported in writing to the Members with or before the notice or waiver of notice of the next Member meeting. Any indemnification under Section 7.1 will be made by the Company without Board approval being required if an executed Undertaking is received by the Company.

7.7    Savings Clause. If this Article 7 or any part is invalidated on any ground by a court of competent jurisdiction, then the Company will nevertheless indemnify and hold harmless a Person entitled to be indemnified under this Article 7 for costs, charges, and expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement regarding a Proceeding to the full extent permitted by any part of this Article 7 not invalidated and to the full extent permitted by Laws.

7.8    Scope of Indemnity. For this Article 7, references to the “Company” include all constituent entities, whether corporations or otherwise, absorbed in a consolidation or merger and the resulting or surviving entity. Any Person entitled to be indemnified or receive advances under this Article 7 will stand in the same position under this Article 7 regarding the resulting or surviving entity as he or she would have if the merger, consolidation, or other reorganization never occurred.

7.9    Other Indemnities.

(a)The Company agrees that the obligation of the Company under this Agreement to indemnify or advance expenses to any Indemnitee for the matters covered hereby will be the primary source of indemnification and advancement for the Indemnitee in connection therewith and any obligation of any Person under any Other Indemnification Agreement to indemnify or advance expenses to the Indemnitee will be secondary to the Company’s obligation and will be reduced by any amount that the Indemnitee may collect as indemnification or advancement from the Company. If the Company fails to indemnify or advance expenses to an Indemnitee as required or contemplated by this Agreement, and a Person pays the Indemnitee regarding indemnification or advancement of expenses under any Other Indemnification

Agreement because of the Unpaid Indemnity Amounts, the other Person will be subrogated to the rights of the Indemnitee under this Agreement regarding the Unpaid Indemnity Amounts.

(b)The Company, as an indemnifying party, agrees that, to the full extent permitted by Law, its obligation to indemnify Indemnitees under this Agreement will include any amounts expended by any other Person under any Other Indemnification Agreement regarding indemnification or advancement of expenses to any Indemnitee regarding any Proceedings to the extent the amounts expended by the other Person are because any Unpaid Indemnity Amounts.

7.10    Limitation on Indemnification. No Person will be entitled to indemnification or payment of expenses if the Proceeding involves acts or omissions of that Person which constitute an intentional breach of this Agreement, fraud, gross negligence, or willful misconduct by that Person. No Member and no Affiliate of a Member will be entitled to claim any right of indemnification in connection with a Default by that Member or its Affiliate under this Agreement. Despite anything contained in this Article 7 to the contrary, except for Proceedings to enforce rights to indemnification or to include the Company as a proper party in any Proceeding, the Company will not be obligated to indemnify any Indemnitee for a Proceeding (or part of it) initiated by that Person (excluding any counterclaim, cross-claim or other claim brought by the Indemnitee in response to a Proceeding in which the Indemnitee is a named party) unless the Proceeding (or part of it) was authorized by the Board.

7.11    Exculpation. No Member, Managing Member, Manager, or Officer, nor any Affiliate of a Member, will be liable to the Company or any Member for monetary damages arising from any actions taken, or actions failed to be taken, as a Member, Managing Member, Board Manager, or Officer except for (a) liability for acts or omissions which involve fraud, gross negligence, intentional misconduct, or a knowing violation of Law or (b) liability regarding any transaction from which the Person derived an improper personal benefit, in each case described in clauses (a) and (b) as determined by a final, non-appealable order of a court of competent jurisdiction.

Article 8
Taxes

8.1    Tax Returns. The Company will cause to be prepared and filed all necessary federal, state, and local tax returns for the Company, including making the elections described in Section 8.2; provided that any U.S. federal or state income tax returns (including, any information returns) will be prepared by the Company and reviewed and signed by a Nationally Recognized Accounting Firm. No Company tax return shall be filed unless it is consistent with the tax elections described in Section 8.2 and Section 8.3 (unless determined otherwise by the requisite approval of the Board or Members, as applicable). The Company will, to the extent practicable, provide each Member with a draft of each Company tax return with sufficient time to review the same and, prior to filing that return, will consider in good faith any objections any Member may have thereto. On written request on behalf of the Company, each Member will furnish to the Company all information in its possession relating to Company operations that is necessary to enable the Company’s tax returns to be prepared and filed.

8.2    Tax Elections. The Company will make these elections on the appropriate tax returns:

(a)to adopt the accrual method of accounting;

(b)an election under Code § 754;

(c)choose to deduct or amortize the organizational expenses of the Company as permitted by Code § 709(b);

(d)choose to deduct or amortize the start-up expenditures of the Company as permitted by Code § 195(b); and

(e)any other election that the Board (by Supermajority Interest vote) may deem appropriate and in the best interests of the Company or Members.

It is the intention of the Members that the Company be treated as a partnership for U.S. federal income tax purposes and neither the Company nor any Member may make any election to the contrary, including an election under Treasury Regulation Section 301.7701-3(c) or any similar provisions of state law, and no provision of this Agreement will be construed to sanction or approve that election.

8.3    Partnership Representative. UNT is designated as the “partnership representative” of the Company for purposes of Code § 6223 and the Treasury Regulations promulgated thereunder (the “Partnership Representative”), and all federal, state and local tax audits and litigation will be conducted under the direction of the Partnership Representative. The Partnership Representative will inform each Member of all significant matters that may come to its attention as Partnership Representative by giving notice of it by the fifth Business Day after becoming aware of it and, within that time, will forward to each other Member copies of all significant written communications it may receive in that capacity. The Partnership Representative will provide any Member, on request, access to all accounting and tax information, workpapers, and schedules related to the Company. Without the consent of the Members, the Partnership Representative will not extend the statute of limitations, file a request for administrative adjustment, sue about any tax refund or deficiency relating to any Company administrative adjustment or enter into any settlement agreement relating to any Company item of income, gain, loss, deduction, or credit for any Fiscal Year of the Company. The Members agree that the Company will, under Code § 6221(b) elect out of applying Code § 6221(a) for each taxable year, if possible. If that election out is impossible, each of the Members acknowledges that, unless otherwise agreed by all Members in writing, the Company will elect the application of Code § 6226 if the Company receives a “notice of final partnership adjustment” that would otherwise permit collection from the Company of an “imputed underpayment” (and any penalties and interest associated therewith) for each relevant year.

8.4    Revised Partnership Audit Provisions. The Members agree that the amendments to Subchapter C of Chapter 63 of the Code made by the Bipartisan Budget Act of 2015 (that subchapter, as amended, the “New Partnership Audit Rules”) may have a significant effect on them, and therefore the Members covenant to work together, reasonably and in good faith, to amend this Agreement if they deem the amendment to be reasonably necessary in connection with the effective date of the Treasury Regulations implementing the New Partnership Audit Rules. Notwithstanding the foregoing, the Partnership Representative shall not take any action under the New Partnership Audit Rules that would disproportionately impact any other Member, without first obtaining any such Member’s written consent, not to be unreasonably withheld, conditioned or delayed.

8.5    Texas Franchise Tax Sharing Arrangement. If Texas Law requires the Company or any Subsidiary of the Company and a Member or an Affiliate of a Member (the “Consolidating Group”) to participate in the filing of a Texas franchise tax combined group report (the “Combined Report”), and a member of the Consolidating Group other than the Company and/or any Subsidiary of the Company files the Combined Report and pays the associated Taxes (that member, the “Paying Entity”), the Parties agree that the Company will promptly reimburse the Paying Entity for the franchise tax paid on behalf of the Company and/or any Subsidiary of the Company in the Combined Report as a combined group member. If UNT and/or any Affiliates of UNT (besides the Company and/or any Company Subsidiary) are included in the Consolidating Group, the Consolidating Group will not choose the Company and/or any Subsidiary of the Company to be the Paying Entity. The franchise tax paid on behalf of the Company and/or any Subsidiary of the Company included in the Combined Report will be equal to the franchise tax that the Company and/or any Subsidiary of the Company in the Combined Report would have paid if the Company and/or any Subsidiary in the combined group had computed the franchise tax liability for the report period on (i) a separate entity basis, if only one entity out of the Company and the Company’s Subsidiaries is included in the Combined Report, or (ii) a combined group basis, if more than one entity out of the Company and the Company’s Subsidiaries is included in the Combined Report, where that combined group basis includes only the entities out of the Company and/or any Subsidiary of the Company included in the Combined Report rather than all of the members of the combined group in the Combined Report.

Article 9
Books, Records, Reports, and Bank Accounts

9.1    Maintenance of Books. The Company will keep books and records of accounts (including a list of the names, addresses, Capital Contributions, and issued and outstanding Units) and will keep minutes of the proceedings of the Board. The books of account for the Company will be maintained on an accrual basis under this Agreement and GAAP, except that the Capital Accounts of the Members will be maintained under Section 4.6. The accounting year of the Company will be the Fiscal Year.

9.2    Reports.

(a)The Company will provide, or cause to be provided, to each Member these reports:

(i)within 45 days after the end of each calendar quarter, a quarterly Distribution calculation report allocated by Member (including enough information to permit the Members to calculate their tax accruals);

(ii)within 45 days of the end of any Fiscal Quarter, quarterly consolidated financial statements of the Company (including an unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of the end of that Fiscal Quarter and the related unaudited consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for the Fiscal Quarter then ended) for the previous quarter, prepared under GAAP, subject to normal year-end adjustments, and a schedule showing any variance between actual and budgeted figures;

(iii)within 90 days of the Company’s Fiscal Year-end, audited consolidated financial statements of the Company prepared under GAAP (including an audited consolidated balance sheet of the Company and its consolidated Subsidiaries as of December 31 of each Fiscal Year and the related audited consolidated income statement and statement of cash flows of the Company and its consolidated Subsidiaries for the Fiscal Year then ended), accompanied by an opinion of an independent certified public accounting firm of nationally recognized standing and a schedule showing any material variance between actual and budgeted figures;

(iv)copies of Budgets (including default Budgets) and all amendments thereto, within 10 days after the approval (or deemed approval) thereof; and (ii) any amended Budget within 10 days of such Budget being amended;

(v)notice of (A) any investigation (excluding routine inspections) being conducted by any Governmental Authority, (B) any initiated administrative or judicial proceedings, (C) any material Third Party claims or lawsuits or (D) written notices provided to Operator by any Third Party regarding material violations of applicable Law related to the Company Assets or the performance of the Services, in each of (A) through (D) to the extent they relate to the Company, its Subsidiaries, the Company Assets, the Company Business or the Operator in its performance of services on behalf of the Company under the MSA, which such notice shall be delivered to the Members on a reasonably prompt basis; provided, however, that notice of any incident or occurrence resulting in death or severe physical harm of any individual on or near any of the Company Assets (or arising out of or resulting from the operations of the Company) or any allegation of fraud, bribery, corruption or forced or child labor in the supply chain shall be delivered to the Members within twenty-four (24) hours of such incident, occurrence or receipt of notice of such allegation;

(vi)on a monthly basis, notice of material environmental events, including those events described in Section 9.5(b), to the extent that such event could reasonably be expected to result in liability to the Company in excess of $50,000;

(vii)a monthly written report regarding the Company Business during the immediately preceding month, including (A) a written description of the financial and operational performance of the Company; (B) subject to contractual confidentiality obligations, a summary of business development activities relating to the Company and the Company Business, and of material activity related to natural gas, natural gas liquids or oil gathering, processing, treating, compression, dehydration, transportation, and marketing in the Business Area, including (to Operator’s knowledge) any related material construction, expansion or development projects being conducted by either Third Parties or Affiliates of the Operator in the Business Area; (C) a written summary of all outstanding claims, proceedings, disputes, and investigations (excluding routine inspections) (and any resolution of same); and (D) such other information as the Board may from time to time determine appropriate for inclusion in such monthly report;

(viii)such other reports and information (in any form, electronic, or otherwise) as that Member may reasonably request or as the Board may reasonably determine, including:

(A)copies of current maps with respect to Company Assets (including pipelines);

(B)engineering studies, development schedules and annual progress reports on development projects related to the Company Assets;

(C)Company Asset performance reports;

(D)copies of all material reports provided to any Governmental Authority by Operator related to the Company Assets or the performance of the Services;

(E)copies of any material correspondence between Operator and any Governmental Authority related to the Company Assets or the performance of the Services;

(F)when any Capital Project is in progress, Capital Project plans and quarterly project progress reports through the completion of such Capital Project;

(G)monthly reports to Company on status of EHS program activities, concerns and compliance;

(H)copies of written notices provided by Operator or by any Third Party regarding violations or potential violations of applicable Law related to the Company Assets or the performance of the Services; and

(I)copies of all material information related to any pending or material threatened litigation or insurance claim affecting the Company.

(b)Besides the information in Section 9.2(a), the Managing Member will cause the Operator to be available for monthly business performance calls with the Members and their respective Representatives on dates and at times as the Board may agree.

(c)Within ten days after submission to the Service by the Company, the Company will provide the Members with a copy of the Company’s Form 1065, U.S. Return of Partnership Income.

(d)The Company will deliver to each Member these schedules and tax returns: (i) within 45 days after the Company’s year-end, an estimated Schedule K-1 for the immediately preceding taxable year based on best-available information, and (ii) not less than 15 days before the due date, including extensions, for filing the Company’s federal information return for the immediately preceding taxable year and in no event later than June 1 of the taxable year immediately after the taxable year for which the Schedule K-1 is issued, a final Schedule K-1 with copies of all other federal income tax returns or reports filed by the Company for the previous year, as required because of the operations of the Company, and a schedule of Company book-tax differences for the immediately preceding tax year.

9.3    Accounts. Funds of the Company will be deposited in banks or other depositories as designated by the Board. The Company will not commingle the Company’s funds with the funds of any other Person. All accounts will be and remain the property of the Company and all funds will be received, held, and disbursed for the purposes specified in this Agreement. Withdrawals of funds from Company accounts will be made on the signature or signatures as approved by the Board from time to time.

9.4    Accountants. Subject to Section 6.6, the Board will annually engage a nationally recognized firm of independent certified public accountants for the Company (the “Accountants”) (commencing with the Fiscal Year ending December 31, 2018). The Accountants will perform an audit of the Company’s financial statements for each Fiscal Year. The Board will have the authority in its discretion to remove the Accountants and to select replacement Accountants. The Members hereby approve of the engagement of (a) PricewaterhouseCoopers and (b) Deloitte (for tax purposes only) as the initial Accountants for the Company.

9.5    Environmental, Health and Safety Program.

(a)The Company will maintain an environmental health and safety (“EHS”) program reasonably acceptable to the Members in conformance with Laws and prudent industry practice. That program will provide for: (i) identification of EHS concerns associated with all

Laws addressing EHS matters that apply to the operations of the Company; (ii) adoption and implementation of environmental and health and safety management systems to assess and control the EHS impact of the operations of the Company; and (iii) implementation of periodic EHS audits conducted either internally or by independent consultants as determined by the Managing Member with documented corrective action responding to those audits. In addition, the program will include written environmental, health and safety policies and identify by name or position the person(s) with overall responsibility for EHS compliance. The Company will provide or cause to be provided updates on the status of the EHS program (including EHS compliance) at each Board meeting.

(b)The Company will direct the Operator to promptly and, in any event, within five (5) Business Days, notify the Board in writing or by email of any EHS notice of violations or noncompliance issued by Governmental Authorities, any investigation the Operator has been informed is being conducted by Governmental Authorities regarding EHS matters, any pending administrative or judicial EHS proceedings of which Operator has been notified, any Third Party lawsuit or written claims involving EHS matters, and any known material release of hazardous substances as defined under Laws.

Article 10
Dissolution, Liquidation and Termination

10.1    Dissolution. Subject to the provisions of Section 10.2 and any applicable Laws, the Company will wind up its affairs and dissolve only on the first to occur of the following (each, a “Dissolution Event”):

(a)approval of dissolution by all of the Members;

(b)consummating the sale of all or substantially all of the assets of the Company or all or substantially all of the assets of the Company’s Subsidiaries; or

(c)entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

Dissolution of the Company will be effective on the day on which the event occurs giving rise to the dissolution, but the Company will not terminate until the assets of the Company have been liquidated and the assets distributed as provided in Section 10.2 and the Certificate has been canceled.

10.2    Liquidation and Termination. Relating to the winding up and dissolution of the Company, the Managing Member will act as a liquidator (“Liquidator”), unless otherwise determined by the Members. The Liquidator will proceed diligently to wind up the affairs of the Company in an orderly manner and make final Distributions as provided in this Agreement and in the Act. The Liquidator will use commercially reasonable efforts to complete the liquidation of the Company within two years after an applicable Dissolution Event; provided that period may be extended for up to two additional one-year periods on approval by the Members. The costs of liquidation will be borne as a Company expense. Until final Distribution, the Liquidator will continue to operate or cause to be operated the Company properties for a reasonable period to allow for the sale of all or a part of the assets of it with the power and authority of the Members. The steps to be accomplished by the Liquidator are:

(a)First, promptly after approval of the winding up and dissolution of the Company and again after final liquidation, the Liquidator will cause a proper accounting to be made of the Company’s assets, liabilities and operations through the last day of the calendar month in which the winding up and dissolution is approved or the final liquidation is completed;

(b)Second, the Liquidator will cause any notices required by Laws to be sent to each known creditor of and claimant against the Company in the manner described by Laws;

(c)Third,

(i)on approval of the winding up and dissolution of the Company by the Members, the Liquidator will, unless otherwise determined by the Members, be prohibited from distributing assets in kind and will instead sell for cash the equity of the Company or the Company Assets at the best price available. The Company will be liquidated as promptly as is consistent with obtaining the Fair Market Value of it. The Liquidator may sell all of the Company Assets, including to one or more of the Members (other than any Defaulting Member at the time of dissolution), provided that any sale to a Member must be made on an arm’s-length basis under terms in the best interest of the Company as determined and approved by the Members. If any assets are sold or otherwise liquidated for value, the Liquidator will proceed as promptly as practicable in a commercially reasonable manner to implement the procedures of this Section 10.2(c), and any resulting gain or loss from each asset sold will be computed and allocated to the Capital Accounts of the Members as provided in Article 5; and

(ii)Regarding the Company’s assets that cannot be sold, the Fair Market Value of those assets will be determined, and the Capital Accounts of the Members will be adjusted to reflect how the unrealized income, gain, loss, and deduction inherent in property or assets not reflected in the Capital Accounts previously would be allocated among the Members under Article 5 if there were a taxable transfer of those assets for the Fair Market Value of those assets on the date of Distribution; and

(d)Fourth, subject to the terms of this Agreement and the Act (including Section 18-804 of the Act), the Liquidator will distribute the assets of the Company in this order of priority:

(i)first, the Liquidator will pay, satisfy, or discharge from Company Assets the debts, liabilities, and obligations of the Company, including all expenses incurred in liquidation or otherwise make adequate provision for payment, satisfaction, and discharge of it (including the establishment of a cash escrow fund for contingent liabilities in an amount and for a term as the

Liquidator may reasonably determine, which amount may not exceed the maximum amount which the Company could reasonably be held liable; provided, that on payment or discharge of the contingent liability, the amount remaining in the cash escrow fund after the payment or discharge will promptly be distributed under Section 10.2(d)(ii) and, if applicable, Section 10.2(d)(iv);

(ii)second, one hundred percent (100%) of the assets of the Company will be distributed to the Investor Members (pro rata based on their respective Investor Percentage Interests) until the aggregate Distributions to the Investor Members cause the Liquidation IRR Hurdle with respect to the Investor Units to equal zero;

(iii)third, one hundred percent (100%) of the assets of the Company will be distributed to the UNT Members (pro rata based on their respective UNT Percentage Interests) until the aggregate Distributions to the UNT Members cause the Liquidation IRR Hurdle with respect to the UNT Units to equal zero; and

(iv)fourth, all remaining assets of the Company will be distributed to the Members under Section 5.3 and those Distributions will be made by the end of the taxable year of the Company during which the liquidation of the Company occurs (or, if later, 90 days after the date of the liquidation).

(e)All Distributions to the Members under Section 10.2(d)(ii) and Section 10.2(d)(iv) will be in cash, unless otherwise approved by the Board.

(f)When the Liquidator has complied with the foregoing liquidation plan, the Liquidator (or any Member), on behalf of all Members, will sign, acknowledge, and cause to be filed a Certificate of Cancellation with the Secretary of State of the State of Delaware and any other certificates in those States where the Company is qualified to conduct business to cause the withdrawal and termination of that qualification.

10.3    Provision for Contingent Claims. The Liquidator will make a reasonable provision to pay all claims and obligations, including all contingent, conditional or unmatured claims and obligations, actually known to the Company but for which the identity of the claimant is unknown; and if there are insufficient assets to both pay the creditors under Section 10.2 and to establish the provision contemplated by this Section 10.3, the claims will be paid as provided for in accordance to their priority and, among claims of equal priority, ratably to the extent of assets therefor.

10.4    Deficit Capital Accounts. No Member will have any obligation to restore any negative balance in its Capital Account on liquidation of the Company.

10.5    Deemed Contribution and Distribution. If the Company is “liquidated” within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g) but no Dissolution Event has occurred, the Company’s property will not be liquidated, the Company’s liabilities will not be paid or discharged, and the Company’s affairs will not be wound up. Instead, solely for federal income tax purposes, the Company will be deemed to have contributed all Company Assets and liabilities to a new limited liability company in exchange for an interest in the new limited liability company and, immediately thereafter, the Company will be deemed to liquidate by distributing interests in the new limited liability company to the Members.

Article 11
Amendment of the Agreement

11.1    Amendments to be Adopted by the Company. Each Member agrees that the Managing Member, under and subject to the limitations in Article 6, may sign, swear to, acknowledge, deliver, file, and record whatever documents, including an amendment to this Agreement (including Exhibit B), as required to reflect:

(a)a change in the name of the Company approved by the Board;

(b)the location of the principal place of business of the Company or the registered agent or office of the Company approved by the Managing Member;

(c)admission or substitution of Members whose admission or substitution has been made under this Agreement;

(d)a change that the Managing Member believes is reasonable and necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the Laws of any state or that is necessary or advisable in the opinion of counsel to the Company to ensure that the Company will not be taxable as a corporation or otherwise taxed as an entity for federal income tax purposes; and

(e)an amendment that is necessary, in the opinion of counsel to the Company, to prevent the Company or its officers from in any manner being subjected to the Investment Company Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor.

11.2    Amendment Procedures. Except (a) as provided in Section 11.1, (b) for amendments expressly permitted or required by this Agreement, and (c) for amendments that do not adversely and disproportionately affect one Member relative to the other Members, all amendments to this Agreement must be in writing and approved by a Supermajority Interest; provided that no such amendment shall, without the consent of all Members, (i) amend this Section 11.2, Section 3.4, Section 3.6, Section 3.11, Section 3.12, Section 2.8, Section 2.9, Section 6.6, Section 7.1, Section 7.10, or Section 10.1, (ii) adversely affect the limited liability of a Member, or (iii) eliminate any unanimous Member voting requirement expressly set forth herein.

Article 12
Membership Interests

12.1    Certificates. Membership Interests will not be certificated unless otherwise approved by, and subject to the provisions set by, the Board.

12.2    Registered Holders. The Company may recognize the exclusive right of a Person registered on its books and records as the owner of the indicated Units and will not be bound to recognize any equitable or other claim to or interest in those Units by any Person other than the registered owner, whether or not it has express or other notice of it, except as otherwise provided by Law and except that any Assignee will, on written notice to the Company, have the rights of an Assignee described in this Agreement.

12.3    Security. To provide for Transfer of, perfecting a Security Interest in, and other relevant matters related to, any Units, the Units will be deemed to be a “security” subject to Article 8 and Article 9 of the Delaware Uniform Commercial Code and any similar Uniform Commercial Code provision adopted by any relevant jurisdiction.

Article 13
General Provisions

13.1    Offset. Despite anything to the contrary in this Agreement, whenever the Company is to pay any sum to a Member, any amounts that Member owes the Company for which that Member is past due may be deducted from that sum before payment.

13.2    Supersedure. If a conflict arises between this Agreement and any mandatory provision of the Act or other Laws, the provision of the Act or other Laws will control. This Agreement constitutes the entire agreement among the Members regarding the matters in this Agreement and supersedes all prior or contemporaneous oral or written proposals or agreements.

13.3    Waivers. The observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Party entitled to the benefits of that term, but that waiver will be effective only if it is in a writing signed by the Party entitled to the benefits of the term and against which the waiver is to be asserted. Unless otherwise provided in this Agreement, no delay or omission by any Party in exercising any right or privilege under this Agreement will operate as a waiver of it, nor will any waiver by any Party of any right or privilege under this Agreement operate as a waiver of any other right or privilege under this Agreement nor will any single or partial exercise of any right or privilege preclude any other or further exercise of it or the exercise of any other right or privilege under this Agreement.

13.4    Binding Effect. This Agreement will bind and inure to the benefit of the Members, the Company and their respective heirs, legal representatives, successors, and permitted assigns.

13.5    Severability. If any term or other provision of this Agreement, or applying this Agreement to any Person or circumstance, is held invalid, illegal, or unenforceable to any extent by any rule of Law or public policy, the remainder of this Agreement will remain in full force and effect if the economic or legal substance of this Agreement is not affected in any adverse manner to any Party and will be enforced to the greatest extent permitted by the Act or other Laws. On a determination that any term or other provision is invalid, illegal or unenforceable, then the Parties will negotiate in good faith to amend that provision or modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the interest of this Agreement is fulfilled to the extent possible, and if the Parties cannot agree, then a court of competent jurisdiction in any Proceeding will amend the provision to the minimum extent required to make the provision valid, legal, and enforceable and if the provision is incapable of being so amended, then the provision will be deemed excised from this Agreement, and in all circumstances the remainder of this Agreement will remain in full force and effect.

13.6    Further Assurances. Subject to this Agreement, each of the Parties agrees to use all reasonable commercial efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper, or advisable under Laws to consummate and make effective the transactions contemplated by this Agreement. In case, after this Agreement is signed, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the Parties will take or cause to be taken that necessary action.

13.7    Exercise of Certain Rights. No Member will have any right to maintain any action for partition of the property of the Company. The Members agree not to maintain any action for dissolution and liquidation of the Company under Section 18-802 of the Act or any similar applicable statutory or common law dissolution right without approval by the Members.

13.8    Notice to Members of Provisions of this Agreement. By signing this Agreement, each Member acknowledges that it has actual notice of the provisions of this Agreement. Each Member hereby agrees this Agreement constitutes adequate notice of all those provisions.

13.9    Counterparts. This Agreement may be signed in multiple counterparts and delivered by electronic transmission, including by facsimile or attached to an electronic mail in portable document format, each of which will be deemed an original, and which when taken together will constitute one and the same instrument.

13.10    Inspection and Audit Rights. Each Investor Member, or a professional consultant appointed by it, on not less than 30 days prior written notice to the Company, will have the right at any time to inspect, at its sole expense, the books and records of the Company; provided that inspection will not unreasonably interfere with the conduct of the Company’s business and will be completed during normal business hours, and with respect to each Investor Member, will not occur more than once in any 12-month period. Any Member (or group of Members) holding not less than 25% of the then issued and outstanding Membership Interests of the Company will have the right at any time to audit (or cause a certified public accounting firm to audit) the books and records of the Company in accordance with the Act and this Section 13.10 (the “Audit”).

(i)Any Audit will be conducted at the cost of the Member(s) requesting it.

(ii)Subject to Section 13.10(iii), for a period of twelve calendar months following receipt of the Company’s audited financial statements for the Fiscal Year ending on the last day of the Audit Period immediately preceding such twelve calendar-month period, a Member will have the right to give written notice to the Company (an “Audit Notice”) that one or more Members desires to Audit the Company for such Audit Period. A Member may exercise its audit rights by giving at least 60 days’ advance written notice to the Company of the desire to perform the Audit, which notice will include the estimated timing and other particulars related to the Audit.

(iii)If any Officer has been convicted of fraud, theft, or other crimes of moral turpitude, then, despite any temporal restrictions otherwise imposed under the immediately preceding clause (ii), the Members and their representatives may conduct an Audit of any one or more Fiscal Years of the Company (A) for which an Audit was not conducted by or on behalf of the Members and (B) during which the Officer acted as an Officer of the Company.

(iv)The Audit will be conducted during normal business hours of the Company and will not unreasonably interfere with the operation of the Company.

(v)Absent receipt of an Audit Notice before the expiration of the Audit Period, the books and records and bills, statements, invoices, charges and expenses of the Company for the Audit Period will be conclusively deemed correct and not subject to further dispute.

(vi)The Member(s) requesting the Audit may request information before the commencement of the Audit, and the Company will, to the extent available, provide the information requested as soon as practical to facilitate the forthcoming Audit. The Company will, to the extent practicable, provide the information in electronic format or hard copy within the earlier of (i) 30 days after the written request or (ii) 60 days after the initial Audit Notice from the Member(s) requesting the Audit. The information requested will be limited to that normally used for pre-Audit work.

(vii)Any information obtained by any Member in connection with an Audit will be subject to Section 3.8.

(viii)The Member(s) conducting the Audit or causing the Audit to be conducted will provide a written report to the Company as soon as reasonably practicable and in any event with 120 days after the conclusion of each Audit (an “Audit Report”). The Audit Report will include a copy of any audit report prepared by a Third Party and all claims related to the Audit for the Audit Period with any pertinent comments.

(ix)The Company will reply to the Audit Report in writing within 120 days after delivery of the Audit Report, and the Member(s) requesting the Audit will respond to the Company’s report in writing within 120 days after receipt of same. The Company and the Member(s) requesting the Audit will endeavor to settle outstanding matters expeditiously.

(x)All adjustments resulting from an Audit agreed to between the Member(s) and the Company will be reflected promptly in the books and records of the Company. Any dispute regarding an Audit will be reported to and discussed by the senior executives of the Company and the Members within 60 days after receipt of the Company’s response to the Audit Report. If no settlement can be reached by the parties to the dispute within 120 days after the Member(s) conducting the Audit have responded to the Company’s report, unless otherwise agreed by the parties, Section 13.14 will apply.

13.11    No Third Party Beneficiaries. This Agreement is exclusively for the benefit of the Members and the Company, and their respective successors and permitted assigns and, solely regarding Article 7, the Indemnitees and other indemnified Persons described therein. Except for the foregoing, nothing in this Agreement, express or implied, is intended to confer on any other Person or Governmental Authority, including (a) any Person or Governmental Authority to whom any debts, liabilities or obligations are owed by the Company or any Member or (b) any liquidator, trustee or creditor any rights, remedies, or obligations under or by reason of this Agreement, and no such liquidator, trustee, creditor or any other Person or Governmental Authority will have any rights under this Agreement, including rights regarding enforcing the payment of Capital Contributions.

13.12    Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement will be in writing and sent to the address of the Party set forth below. Each such notice or other communication will be sent by personal delivery, by United States Postal Service registered or certified mail (return receipt requested) or by reputable international courier service (such as Federal Express or United Parcel Service) to the address provided.

(a)if to the Company, to:

Superior Pipeline Company, L.L.C.
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attn: Bob Parks
Telephone: (918) 493-7700
Email: bob.parks@unitcorp.com

with a copy to:

Office of the General Counsel
Unit Corporation

8200 South Unit Drive
Tulsa, Oklahoma 74132

(b)if to the Members, to each of the Members on Exhibit B at the designated address.

Any notice in accordance with this Agreement will be deemed to have been given (i) when delivered to the addressee in person or (ii) when delivered to the address by the courier. As a courtesy, a copy of any notice may be given by electronic mail but will not constitute notice for this Agreement. Any Person may change their contact information for notice by giving written notice to the other Persons in this Section 13.12 in the manner provided in this Section 13.12. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice must be given or any action taken expires on a date which is not a Business Day), or if a notice is given on a day other than a Business Day, then the date for giving the notice or taking the action (and the expiration date of the period during which notice must be given or action taken) will be the next day which is a Business Day.

13.13    Remedy Not Exclusive.

(a)Except as set forth in Section 4.1(c), nothing in this Agreement will be an election of remedies and the rights of the Members and the Company in this Agreement will be besides those other rights and remedies that may exist at law, in equity or under contract because of the provisions of this Agreement not having been performed under their specific terms or having otherwise been breached. Without limiting the generality of the foregoing, except with respect to the terms set forth in Article 4, the Members acknowledge that irreparable damage would occur if the provisions of this Agreement were not to be performed under its terms and an award of damages for failure to comply with this Agreement would not be an adequate remedy, and so the Members expressly authorize any such Members or the Company to sue the other Members or the Company, as applicable, for a permanent or temporary injunction, to compel the specific performance or any other equitable remedy by the other Members of their obligations to comply with their obligations under this Agreement without the necessity of posting bond or other security in connection therewith.

13.14    Dispute Resolution.

(a)Dispute Resolution. Should a controversy, claim or dispute arise among the Parties relating to or arising out of or in connection with this Agreement, including any controversy, claim, or dispute based on allegations of breach or default under this Agreement and whether the controversy, claim, or dispute arises in common law, tort, by statute, by strict liability, at law or in equity (collectively, a “Dispute”), then the Dispute will be resolved in accordance with this Section 13.14.

(b)Before initiating any legal proceeding relating to any Dispute, the Party asserting the Dispute must provide the other Parties with a notice in writing, setting forth a complete statement detailing the Dispute, the factual and legal grounds for the Dispute, and the position of the Party asserting the Dispute on what actions should be taken to cure the Dispute and the appropriate amount of time within which to cure the Dispute (the “Executive Negotiation Notice”). Within 15 days after a Party receives the Executive Negotiation Notice, the Parties will engage in good faith in person “executive-to-executive” negotiations with executives familiar with the matters related to the Dispute. Those executives will have authority to negotiate and settle the dispute subject to the executives first obtaining the consent for any settlement from the Party which they represent.

(c)If the Parties are unsuccessful in resolving the Dispute within 30 days after receipt of the Executive Negotiation Notice, then any Party may institute a Proceeding in accordance with Section 13.15.

13.15    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a)THIS AGREEMENT HAS BEEN SIGNED AND DELIVERED AND WILL BE CONSTRUED, INTERPRETED, AND GOVERNED UNDER THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ANY CONFLICT OF LAWS PRINCIPLES WHICH, IF APPLIED, MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

(b)THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY, AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c)Each Party irrevocably consents and submits to personal jurisdiction in any action brought in the United States federal courts in the State of Delaware (or, if jurisdiction is not available in the United States federal courts in the State of Delaware, to personal jurisdiction in any action brought in state courts in the State of Delaware) regarding any Dispute arising out of or in relation to or in connection with this Agreement, and each of the Parties irrevocably agrees that any action instituted by it against the other regarding any Dispute will be instituted exclusively in those courts. The Parties irrevocably consent to the exclusive jurisdiction of the foregoing courts and irrevocably agree that all Proceedings arising out of or in relation to this Agreement or the transactions contemplated in this Agreement (whether based in statute, common law, tort, contract or otherwise) will be litigated in those courts. The Parties agree not to attempt to defeat or deny the personal jurisdiction of those courts by motion or other action. The Parties waive any defense of forum non-conveniens in connection with the venue of any of the foregoing courts.

13.16    Non-Compensatory Damages. TO THE FULL EXTENT PERMITTED BY LAW, THE PARTIES AGREE THAT IN ANY DISPUTE, NO PARTY WILL BE ENTITLED TO AN AWARD OF, AND NO PARTY WILL BE OBLIGATED TO PAY, EXEMPLARY, PUNITIVE, INDIRECT, SPECIAL, EXEMPLARY, REMOTE, OR SPECULATIVE DAMAGES EVEN IF THOSE DAMAGES OR LOSSES ARE CAUSED BY THE SOLE, JOINT, AND/OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY; PROVIDED, THAT A PARTY MAY BE AWARDED, AND A PARTY MAY BE OBLIGATED TO PAY, ALL COSTS, EXPENSES OR DAMAGES, INCLUDING EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, CONSEQUENTIAL, REMOTE, SPECULATIVE OR OTHER DAMAGES PAID OR OWED TO ANY THIRD PARTY FOR WHICH A PARTY HAS A RIGHT TO RECOVER FROM ANOTHER OTHER PARTY UNDER THE TERMS OF THIS AGREEMENT.

13.17    Publicity. No Member or the Company will issue, or permit any of its Affiliates, its or its Affiliate’s directors, officers, employees, consultants, agents or other representatives to issue, any press releases or otherwise make, or cause any of its Affiliates, its or its Affiliate’s directors, officers, employees, consultants, agents or other representatives to make, any public statements or other public disclosures regarding this Agreement, or the transactions contemplated in this Agreement without the prior written consent of the other Members and the Company; provided, that the foregoing requirement to obtain prior written consent will not apply where the release, statement, or disclosure is deemed in good faith by the releasing or disclosing Member (or any of its Affiliates) to be required by Law or under the rules and regulations of a recognized stock exchange on which shares of that Member (or any of its Affiliates) are listed, so long as before making the release, statement, or disclosure and to the extent legally permitted and possible, the releasing or disclosing Member will provide reasonable advance notice to the other Members and Company, consult in good faith with the other Members and Company on the form, contents and timing of the release or disclosure and, when available, provide a copy of the release, statement, or disclosure containing that information to the Company and other Members.

13.18    Member Trademarks. Neither the Company nor any Member may use any trademark owned by any other Member or its Affiliates without the express written consent of that Member or its Affiliate or as otherwise required by Law.

[Remainder of page intentionally left blank. Signature pages follow.]

IN WITNESS WHEREOF, the Members sign this Agreement effective as of the date first set forth in this Agreement.
SP INVESTOR HOLDINGS, LLC
a Delaware limited liability company

By: /s/ Scott A. Gardner
Name:    Scott A. Gardner
Title:     Authorized Signatory

By: /s/ Ryan McGovern
Name:    Ryan McGovern
Title:     Authorized Signatory

[Signature Page to Amended and Restated
Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

UNIT CORPORATION
a Delaware Corporation

By: /s/ Mark E. Schell
Name:    Mark E. Schell
Title:    Senior Vice President and General Counsel

[Signature Page to Amended and Restated
Limited Liability Company Agreement of Superior Pipeline Company, L.L.C.]

EXHIBIT C
Form of MSA

C-1

MANAGEMENT SERVICES AND OPERATING AGREEMENT
between
SPC MIDSTREAM OPERATING, L.L.C

and
SUPERIOR PIPELINE COMPANY, L.L.C.,
dated April 3, 2018

ii

9.3	Effects of Termination	22

Article 10 Dispute Resolution		22

10.1	Dispute Resolution	23

Article 11 Operating Records and Reports		23

11.1	Books and Records	23
11.2	Operating and Financial Reports	23
11.3	Government Reports	23
11.4	Tax Reports	23

Article 12 Audits		23

12.1	Inspections	23
12.2	Audits	24
12.3	Audit Procedures	24

Article 13 Other Provisions		24

13.1	Counterparts	24
13.2	Notices	24
13.3	Expenses	26
13.4	Waivers; Rights Cumulative	26
13.5	Entire Agreement	26
13.6	Amendment	26
13.7	Binding Effect and Assignment; Parties in Interest	26
13.8	Confidentiality.	26
13.9	Release of Information	28
13.10	Governing Law	28
13.11	Mandatory Venue	28
13.12	Waiver of Jury Trial	28
13.13	Severability	28
13.14	Intellectual Property	29
13.15	Force Majeure.	29
13.16	Further Assurances	30
13.17	Laws and Regulations and Agreements	30

iii

LIST OF EXHIBITS AND SCHEDULES
EXHIBITS

Exhibit A	—	Services
Exhibit B	—	Required Insurance
Exhibit C	—	Shared Services

SCHEDULES

Schedule 1	—	Management Performance Metrics / Annual Management Performance Targets
Schedule 2	—	Key Positions

iv

MANAGEMENT SERVICES AND OPERATING AGREEMENT
THIS MANAGEMENT SERVICES AND OPERATING AGREEMENT (this “Agreement”), entered into as of April 3, 2018 (the “Closing Date”), is between Superior Pipeline Company, L.L.C., a Delaware limited liability company (the “Company”) and SPC Midstream Operating, L.L.C, an Oklahoma limited liability company (“Operator”). The Company and Operator are sometimes collectively referred to herein as the “Parties” and each, individually, as a “Party.”
Recitals:
A.    The Company and its subsidiaries, including Superior Appalachian Pipeline, L.L.C., Superior Pipeline Texas, L.L.C., and Preston County Gas Gathering, L.L.C. (collectively, the “Superior Companies”), own gathering, processing, treating, compression, dehydration, transportation and other related facilities for natural gas and natural gas liquids.
B.    Unit Corporation, a Delaware corporation (“Unit”) and SP Investor Holdings, LLC (“Investor Holdco Party”) entered into that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of even date herewith (such agreement, as it may be amended, modified or supplemented from time to time, the “LLC Agreement”), to govern the management, ownership, and operation of the Company.
C.    The Company now desires to engage Operator to (i) operate, develop, and maintain the Company Assets, (ii) assist the Company with the receipt and collection of certain funds and the payment of certain obligations of the Superior Companies, and (iii) provide certain management and administrative services to the Superior Companies regarding the Company Assets, and Operator will undertake that engagement, subject to the terms of this Agreement.
NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the Company and Operator agree as follows:
Article 1
Defined Terms; Construction

1.1    Defined Terms. As used in this Agreement, the capitalized terms set forth below shall have these meanings:

“Affiliate” means, regarding any Person, any other Person that, directly or indirectly, Controls, is Controlled by, or is under common Control with, such Person. For this Agreement, the Company and Operator are not to be considered Affiliates of each other, and the Company is not to be considered an Affiliate of Unit or Investor Holdco Party.
“Agreed Interest Rate” means for any day a per annum rate of interest equal to (i) the “prime rate,” as published in the “Money Rates” column of The Wall Street Journal, from time to time, or (ii) if such rate is no longer available, the average of the prime interest rates announced, from time to time, by the three largest banks (by assets) headquartered in the United States which publish a prime, base or reference rate (or, if such rate is contrary to any applicable usury Law, the maximum rate permitted by such applicable Law). The Agreed Interest Rate shall change

1

effective as of the date of any change as published in The Wall Street Journal, or as established by banks regarding the rate in clause (ii), as appropriate, but will not exceed the maximum rate permitted by applicable Law.
“Agreement” is defined in the introductory paragraph.
“Annual Management Performance Targets” is defined in Section 4.2(b).
“Approved Costs” means (i) the Operating Expenses contemplated by the then current Budget plus an additional 10% of such Operating Expenses, (ii) the Capital Expenditures shown in the then current Budget plus the Excess Capital Expenditure Allowance for such Capital Expenditures, (iii) Emergency Expenditures, (iv) any deductibles and self-retention amounts payable in connection with any loss or claim covered by insurance provided pursuant to Section 8.3, and (v) costs and expenses incurred by Operator to settle claims and demands as permitted under Section 7.3.
“Audit” is defined in Section 12.2.
“Board” is defined in the LLC Agreement.
“Budget” is defined in Section 5.1.
“Business Day” means any day other than a Saturday, a Sunday, or a day on which national banking associations in any of the States of Texas, Oklahoma or New York are required or authorized by applicable Law to remain closed.
“Calendar Month” means any calendar month.
“Calendar Quarter” means three consecutive Calendar Months commencing on the first day of January, the first day of April, the first day of July and the first day of October in any Calendar Year.
“Calendar Year” means 12 consecutive Calendar Months commencing on the first day of January and ending on the following 31st day of December.
“Capital Expenditures” is defined in the LLC Agreement.
“Capital Project” means, regarding any Company Asset, any physical enhancement or series of physical enhancements, including any such physical enhancements that would increase the throughput or transportation capacity (including by expanding or adding pump or compressor stations or storage capability, or using drag reducing agents) or extend the useful life or operational efficiency of or to any existing portion of such Company Asset.
“Closing Date” is defined in the introductory paragraph.
“Company” is defined in the introductory paragraph.

2

“Company Assets” means assets (including all pipelines, facilities, and equipment), rights of way, easements and any other rights and interests owned by the Superior Companies as of the Closing Date, together with any Capital Projects undertaken by the Superior Companies, and any other pipelines, facilities, equipment, or other assets acquired, constructed, or developed by the Superior Companies after the Closing Date, but excluding any assets sold or disposed of by the Superior Companies.
“Company Bank Accounts” is defined in Section 6.2(a).
“Company Business” is defined in the LLC Agreement.
“Company Indemnified Parties” is defined in Section 8.1(c).
“Company Operations” means the development, acquisition, operation, maintenance, repair, expansion, construction and decommissioning of the Company Assets as conducted by the Company from time to time.
“Company Revenues” is defined in Section 6.2(a).
“Confidential Information” is defined in Section 13.8(a).
“Contract” is defined in the LLC Agreement.
“Control” and “Controlled” are defined in the LLC Agreement.
“Default Budget” is defined in Section 5.2(d).
“Direct Services Costs” means the costs for (i) Direct Services Employees, including base salaries, administration costs, benefits, bonuses, and overhead; (ii) Direct Services Equipment, to the extent such vehicles or other equipment are used for the performance of the Services or in connection with Company Operations; (iii) separation benefits under Seller’s separation benefit plan, as amended from time to time, a copy of which shall be provided to Company; (iv) rent at 8200 South Unit Drive at fair market rates; and (v) airplane use at fair market rates.
“Direct Services Employees” means the employees of Operator, or any Unit employees seconded to Operator or the Company, who work exclusively to provide the Services, a list of which Operator shall provide to Company upon reasonable request.
“Direct Services Equipment” means any vehicles and other equipment owned by Unit or an Affiliate of Unit that is used by any Direct Services Employee in connection with the performance of the Services or used by the Company in connection with the Company Operations.
“Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on Contract, tort, statute, regulation or otherwise) arising out of, relating to or connected with this Agreement or the transactions contemplated hereby, including any dispute, controversy or claim about the existence, validity, interpretation, performance, breach or

3

termination of this Agreement or the relationship of the Parties arising out of this Agreement or the transactions contemplated hereby.
“Emergency Expenditures” means expenditures that are necessary, in the Operator’s reasonable judgment, to be expended to render Emergency Services, including, to avoid doubt, any Third Party Costs actually incurred to render such Emergency Services.
“Emergency Reserves” is defined in the LLC Agreement.
“Emergency Services” means services that are necessary, in the Operator’s reasonable judgment, to be rendered in order to (a) mitigate, remedy or prevent (i) the endangerment of the health or safety of any Person, property or the environment, including injury, illness, death of any Person and damage to the Company Assets; or (ii) a violation of Law; or (b) protect the safety or operational condition of any Company Asset.
“Excess Capital Expenditure Allowance” means $2,500,000 for each year during the Term of this Agreement, as such amount may be adjusted under Section 6.1(c).
“Executive Negotiation Notice” is defined in Section 10.1(a).
“Force Majeure” is defined in Section 13.15(a).
“GAAP” means United States generally accepted accounting principles, consistently applied, as in effect from time to time.
“Governmental Authority” means any federal, state, provincial, or local government or governmental regulatory body and any of their respective subdivisions, agencies, instrumentalities, authorities, or tribunals.
“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.
“Indemnified Party” means the Company Indemnified Parties or the Operator Indemnified Parties.
“Indemnifying Party” means the Company or the Operator.
“Investor Holdco Party” is defined in the Recitals.
“IP” is defined in Section 13.14.
“Key Positions” means those key management positions within Operator regarding the performance of the Services, as set forth in Schedule 2.

4

“Law” means any law, statute, rule (including common law rules), Order, ordinance, code, regulation or other legally enforceable requirement of any Governmental Authority, including the foregoing relating to protecting the environment and/or human health and safety.
“Liabilities” means any claims, causes of actions, payments, charges, judgments, assessments, liabilities, losses, damages, penalties, fines or costs and expenses, including any reasonable fees of attorneys, experts, consultants, accountants and other professional representatives and legal or other expenses incurred in connection therewith and including liabilities, costs, losses and damages for personal injury, illness or death, property damage, Contract claims, torts or otherwise.
“LLC Agreement” is defined in the Recitals.
“Management Performance Metrics” is defined in Section 4.2.
“Material Contract” is defined in the LLC Agreement.
“Members” means, collectively, Unit and Investor Holdco Party and/or their successors and assigns, and “Member” means any one of the foregoing.
“Membership Interests” is defined in the LLC Agreement.
“Monthly Statement” is defined in Section 6.3(d).
“Notice Party” is defined in Section 6.5(b).
“Operating Expenses” means costs and expenses reasonably necessary to continue operating and maintaining the Company Assets).
“Operating Fee” means $250,000 per Calendar Month, as adjusted from time to time under Section 6.5, which is payable by the Company to Operator for performing the Shared Services.
“Operating Fee Adjustment Event” is defined in Section 6.5(b).
“Operating and Financial Reports” means the data and reports more particularly described in Section 9.2 of the LLC Agreement.
“Operations Shortfall” is defined in Section 5.3.
“Operations Shortfall Notice” is defined in Section 5.3.
“Operator” is defined in the introductory paragraph.
“Operator Bankruptcy Event” is defined in Section 9.2(e).
“Operator Indemnified Parties” is defined in Section 8.2.
“Opportunity” is defined in the LLC Agreement.

5

“Order” means any order, judgment, injunction, ruling, or decree of any court or other Governmental Authority.
“Parties” and “Party” are defined in the introductory paragraph.
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority or any other entity.
“Products” means crude oil, water, natural gas and natural gas liquids that may be gathered, processed, transported, treated or handled by or on the Company Assets.
“Prohibited Employee Activity” is defined in Section 4.2(e).
“Project Management Costs” means the actual and allocated cost of Operator to manage a Capital Project as reasonably determined by Operator plus any Third Party Costs related to such Capital Project.
“Receiving Party” is defined in Section 6.5(b).
“Representatives” means, regarding any Person, such Person’s officers, employees, agents, accountants, attorneys, consultants and other authorized representatives.
“Required Expenditures” means Capital Expenditures or Operating Expenditures necessary or required (a) to maintain the Company Assets under manufacturer recommendations and/or prudent industry practice, (b) to ensure safety in accordance with prudent industry practice; (c) to cause the capital assets or operations of the Company to comply with Laws, or (d) to permit the Company to comply with the terms of its material Contracts pertaining to the Company Assets or performance of Services.
“Services” is defined in Section 3.1.
“Shared Services” means those Services set forth in Exhibit C.
“Successor Operator” is defined in Section 9.3(b).
“Superior Companies” is defined in the Recitals.
“Term” is defined in Section 9.1.
“Third Party” means any Person that is not Operator, the Company, a Member or an Affiliate of the foregoing.
“Third Party Costs” means costs and expenses actually and reasonably incurred and attributable to the Services that are payable to a Third Party.
“Transfer” is defined in the LLC Agreement.
“Unit” is defined in the Recitals.

6

1.2    References and Rules of Construction. All references in this Agreement to Exhibits, Schedules, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Schedules, Articles, Sections, subsections and other subdivisions of or to this Agreement unless provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections, and other subdivisions of this Agreement are for convenience only, constitute no part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular Article, Section, subsection or other subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section, or subsection hereof in which such words occur. The word “including” (in its various forms) means “including without limitation.” All references to “$” or “dollars” shall be deemed references to United States Dollars. Each accounting term not defined herein will have the meaning given to it under GAAP. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Schedules and Exhibits referred to herein are attached to and by this reference incorporated for all purposes. References to any Law or agreement shall mean such Law or agreement as it may be amended from time to time. All references herein to matters that require the “approval of the Company” or similar statements mean the approval of the Company as provided in the LLC Agreement.

Article 2
Engagement of Operator

The Company engages Operator to perform the Services under the terms of this Agreement. Operator accepts such engagement and agrees to perform, or cause to be performed, the Services under the terms, and subject to the limitations, set forth in this Agreement.

Article 3
Services

3.1    Services. Subject to the terms of this Agreement (including Section 7.1), Operator shall perform, or cause to be performed, and Company retains Operator to perform, or cause to be performed, its obligations hereunder and those services necessary to conduct the Company Operations, including those services (and any related notices to the Company) described in Exhibit A, any Capital Projects, any Emergency Services, and the Shared Services (the foregoing, collectively, the “Services”).

3.2    Company. Subject to the terms of this Agreement (including Article 4, Article 5, Section 7.1 and Section 8.1), the Company: (a) authorizes and directs Operator to perform, or cause to be performed, any acts and things necessary, requisite or proper for the efficient operation, maintenance, upkeep and repair of the Company Assets, conduct of the Company Operations and performing the Services contemplated by this Agreement; (b) shall provide to Operator, and/or cooperate with Operator to obtain, any documents and other instruments reasonably necessary for Operator to perform, or cause to be performed, the Services contemplated under this Agreement; and (c) shall provide Operator with access to the Company

7

Assets as necessary for Operator to perform, or cause to be performed, the Services contemplated under this Agreement.

3.3    Independent Contractor. In performing any Services by Operator for the Company, Operator shall be conclusively deemed to be an independent contractor. The Company shall have no right or authority to supervise or instruct the Representatives of Operator in regards to the daily performance of any Services or the specifics of how such services are to be provided, and such Representatives shall be under the direct and sole supervision and control of Operator. The Parties do not intend to create, nor shall this Agreement be deemed or construed to create, a partnership, joint venture, association or trust. This Agreement shall not be deemed or construed to authorize any Party to act as an agent, servant or employee for any other Party for any purpose except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties shall not be fiduciaries.

Article 4
Performance of Services

4.1    Personnel. Operator shall provide enough personnel to staff and perform the Services, which may be accomplished to the extent reasonably necessary by (a) Direct Services Employees, (b) any other employees of Operator or Affiliates of Operator, or (c) Third Party contractors hired by Operator. All personnel engaged or directed by Operator to perform Operator’s obligations under this Agreement shall be duly qualified and experienced to perform such obligations. Operator shall cause its employees and the employees of its Affiliates performing Services to be properly trained and to comply with all Laws applicable to the Company Assets. Operator shall use commercially reasonable efforts to cause Third Party contractors to perform the Services using properly trained personnel and in compliance with all Laws. Notwithstanding the use by Operator of any Affiliates in its performance of the Services, Operator will, in all instances, remain primarily responsible for performing the Services under this Agreement. Company agrees that Operator and Unit may second Operator’s and Unit’s respective field employees to Company and, subject to Section 5.4, enter into secondment agreements for the performance of Services.

4.2    Management.

(a)Certain performance metrics for each Key Position are set forth on Schedule 1 (the “Management Performance Metrics”) and the currently expected annual baseline targets during the Initial Term for each of the Management Performance Metrics are also included on Schedule 1 (the “Annual Management Performance Targets”).

(b)In connection with the approval of the Budget for each Calendar Year during the Term, the Parties shall also consider whether any changes in the Company’s business necessitate any related changes to the Annual Management Performance Targets. On an annual basis, the Parties shall have the right to agree to new Annual Management Performance Targets and any newly agreed Annual Management Performance Targets shall be deemed an amendment to Schedule 1 with respect thereto.

8

(c)During the Term, if (i) an Operator Bankruptcy Event occurs, (ii) for two consecutive Calendar Years, Operator fails to achieve 90% of the required baseline threshold for two or more Annual Management Performance Targets, or (iii) for any Calendar Year, Operator fails to achieve 70% of the required baseline threshold for two or more Annual Management Performance Targets, in each case, the Company may request that one or more individuals holding Key Positions be removed from such Key Position(s) by giving written notice to Operator. Within 60 days of receiving any such written request from the Company, Operator shall provide and deliver to the Company a list of potential replacement candidates for such Key Position(s). The Company and Operator shall in good faith endeavor to agree on a replacement for the Key Position, provided that the decision for replacement shall be made by the Company in its sole discretion. If the Company and Operator are unable to agree upon replacement(s) for the designated Key Position within 60 days of the Company’s receipt of Operator’s candidate list, the Company shall provide and deliver a list of potential replacement candidates for such Key Positions to the Operator; and if Operator has not replaced the applicable Key Position with a candidate from the Company’s candidate list within 90 days of the Operator’s receipt of Company’s candidate list, the Company may elect to terminate this Agreement by giving termination notice to Operator. Upon delivery of such termination notice by the Company, the provisions of Section 9.3 shall apply.

(d)Operator and its Affiliates shall not engage or induce any individual holding a Key Position to (i) act on behalf of, or perform any services for, Unit or any of its Affiliates, other than (A) those related to Company Services or (B) incidental or de minimis support or consulting services, or (ii) pursue any Opportunity on behalf of Unit or any of its Affiliates.

(e)To the extent that Operator becomes aware that any employee holding a Key Position is (i) acting on behalf of, or performing any material services for, any Third Party, or (ii) pursuing any Opportunity on behalf of any Third Party (any such activity, a “Prohibited Employee Activity”), Operator shall use commercially reasonable efforts to cause such employee to cease performing such Prohibited Employee Activity (including, potentially, through termination of such employee’s employment in a Key Position in the event such employee is unwilling to cease performing the Prohibited Employee Activity following notification by Operator to do so).

(f)Although Operator will have the right, in its sole discretion, to terminate any individual holding a Key Position, any replacements of such individuals will require the Company’s prior written consent, such consent not to be unreasonably withheld.

Article 5
Budget; Contract Awards

5.1    2018 Budget. The Company shall adopt, and modify from time to time, a work program and budget for the Services to be conducted by Operator under this Agreement (the “Budget”). The Budget for the time from the date hereof to the end of Calendar Year 2018 is

9

attached as Exhibit C to the LLC Agreement, and the Company’s execution of this Agreement evidences the Company’s approval of the Budget.

5.2    Subsequent Budgets. For each subsequent Calendar Year, a Budget shall be prepared, submitted, considered, approved and amended as follows:

(a)By December 1 of each Calendar Year, commencing in Calendar Year 2018, Operator shall prepare, or cause to be prepared, and shall submit to the Company a proposed Budget for the following Calendar Year showing both the Capital Expenditures and Operating Expenses proposed for a Calendar Year and the sources of funding (cash flow from operations, financing activities, or capital contributions) for such Capital Expenditures and Operating Expenses. Each such proposed Budget shall contain at least the following:

(i)estimates of Operating Expenses, including the Operating Fee and the estimated amount of Direct Service Costs, during such Calendar Year;

(ii)estimates of all expenditures, during such Calendar Year, necessary for the Company to (A) comply with Laws, and (B) fulfill its obligations under any material Contracts to which any of the Superior Companies is a party;

(iii)estimates of Capital Expenditures during such Calendar Year (and for each subsequent Calendar Year) for any ongoing Capital Projects and any Capital Projects proposed to be commenced during such Calendar Year;

(iv)estimates of other Capital Expenditures covered by the proposed Budget, by budget category, containing enough detail to afford the reasonable identification of the nature, scope, and duration of the activity in question;

(v)estimates of the schedule, by Calendar Month, under which the Operating Expenses and Capital Expenditures in the Budget are anticipated to be incurred by the Company and/or Operator over such Calendar Year;

(vi)estimates of cash flow from operations and financing activities for such Calendar Year to be used to pay estimated expenditures for such Calendar Year, and if such cash flow, with any reserves, is insufficient to pay all such expenditures, the estimated amount of capital contributions to be funded by the Members during such Calendar Year and the estimated dates such capital will be needed; and

(vii)any other information and/or supporting details or documentation requested in writing by the Company that can reasonably be provided by Operator.

(b)The Company recognizes that itemized expenditures in a Budget may extend over more than one Calendar Year because such itemized expenditures represent activities or operations that require commitments over one Calendar Year. Once

10

estimates of multi-year expenditures are approved in a Budget, including such expenditures in a Budget for any later Calendar Year, until the Calendar Year in which such expenditures were originally estimated to be completed, shall not require approval of the Company on an annual or other periodic basis, but instead, all such items shall (to the extent not spent in prior periods) be automatically included in such future Budgets as items already approved unless the activity or operation to which such expenditures relate has been completed or abandoned.

(c)Operator shall regularly consult with the Company in preparing each proposed Budget. Following receipt of a proposed Budget, the Company shall furnish to Operator any comments, suggestions, or proposed amendments it may have respecting such proposed Budget as soon as may be reasonably practicable, and Operator shall consider and discuss such comments, suggestions and proposed amendments in good faith with the Company. Unless otherwise mutually agreed by the Parties, within 30 days after receipt by the Company of each proposed Budget for a Calendar Year, Operator shall present the proposed Budget, as modified to incorporate comments from the Company, at a meeting of the Board. After such presentation, the Board shall consider the proposed Budget, which will be approved, rejected or modified by the Company under the terms of the LLC Agreement.

(d)If a Budget is not approved on or before the first day of the Calendar Year to which the Budget pertains (for this Section 5.2(d), the “relevant Calendar Year”), the Company shall be deemed to have approved an interim Budget for that Calendar Year that includes the following, without duplication of the expenditures described in each category below (such deemed approved Budget, the “Default Budget”): (i) Operating Expenses equal to the Operating Expenses actually expended in the Company Operations in the previous Calendar Year adjusted upward by an amount equal to 3%; (ii) those multi-year expenditures approved by the Company under Section 5.2(b) attributable to the Calendar Year; (iii) Required Expenditures for the Calendar Year as reasonably projected by Operator; (iv) existing commitments to any Person under material Contracts in effect in such Calendar Year and previously approved by the Company or permitted to be entered into without approval of the Company; (v) taxes payable by the Company; and (vi) any other reasonable costs and expenses not in dispute.

(e)The Parties shall attend (and Company shall provide Operator with not less than 10 Business Days’ notice in advance of) meetings of the Board to review the Budget then in effect and the Services to be performed with respect thereto. Either the Company or Operator may propose to amend the Budget then in effect by written notice to the other Party. If such amendment is mutually approved by the Company and Operator, the then Budget shall be deemed amended accordingly.

(f)If the Company requests that Operator perform any service that is not a Service or otherwise to take any other action the cost of which is not in an approved Budget, Operator shall prepare an amendment to the Budget for the then Calendar Year reflecting the cost of such service or other action, with the funding source therefor and the schedule for the performance thereof. If the Company approves Operator’s proposed

11

amendment to the Budget, Operator shall perform such service or undertake such action under the approved Budget and schedule.

(g)Company is deemed to have approved, and Operator may expend, besides any approved Budget, an amount (i) up to an additional 10% of the total Operating Expenses in such approved Budget and (ii) up to the Excess Capital Expenditure Allowance for Capital Expenditures for all Capital Projects undertaken by the Operator, or on-going, in such year and shown in such approved Budget. Operator shall notify the Company promptly after learning or reasonably suspecting that (i) the total Operating Expenses in the approved Budget is likely to or will be exceeded by 5% or (ii) the total Capital Expenditures for all Capital Projects undertaken by the Operator, or on-going, in such year and shown in the approved Budget is likely to or will be exceeded by more than the Excess Capital Expenditure Allowance for such year. The deemed approval levels shall be applied using the original amounts in the Budget or, if the Budget is amended, the total amended amount of the Budget; provided that expenditures under the deemed approval amounts shall not be considered an amendment to the Budget that resets such thresholds; and provided, further, that no Emergency Expenditures incurred under Section 5.2(h) shall be deemed included in an approved Budget for purposes of applying the deemed approval levels under this Section 5.2(g).

(h)Notwithstanding anything to the contrary in this Agreement, Operator may make Emergency Expenditures (not to exceed the amount of Emergency Reserves being maintained by the Company in accordance with the terms of the LLC Agreement), perform Emergency Services, and incur Liabilities without prior authorization or approval of the Company when the Operator reasonably determines (i) the same is necessary, requisite or proper, (A) to prevent or address health, safety, environmental and legal emergencies or contingencies, including explosions, fires, spills, or any other similar event which poses an immediate and material threat to property, lives, or the environment, or (B) to keep the Company and the Company Assets in compliance with Laws, and (ii) it is impractical to get the Company’s prior approval for such expenditures and/or the incurrence of such Liabilities. Regarding each emergency, Operator shall, as soon as practicable, but in no event later than 48 hours after the earliest date that an Emergency Expenditure is made or an Emergency Service is performed, report to the Company the nature of any such emergency which arises, the measures Operator has taken and intends to take regarding such emergency, and, if known, the estimated Emergency Expenditures for the related Emergency Services. Operator’s claims for Emergency Expenditures shall be presented to the Company in an Emergency Notice (as defined in the LLC Agreement) within 30 days after its receipt of invoices applicable to such emergency and Company shall promptly pay such claims under the terms of Section 6.3(b).

(i)To the extent reasonably within the control of Operator, the Services and Company Operations described in a Budget shall be conducted on the approximate schedule in such Budget, as estimated by Operator under Section 5.2(a)(v).

(j)To avoid doubt, any reference in this Agreement to an approved Budget shall include a Default Budget deemed to have been approved by the Company and

12

Operator, and shall incorporate all approved amendments thereto and all modifications to such Budget described herein that require no action by the Company or Operator.

5.3    Operations Shortfalls; Operations Shortfall Notices. At any time in a Calendar Month, after exhausting the amounts available under any lines of credit or other loans to which any Superior Company is a party (considering the cash reserves that have been approved by the Board), if the amount by which (i) the estimated Approved Costs to be incurred by the Company in such Calendar Month exceed (ii) the Company’s cash assets in the Company Bank Accounts and projected gross revenue available to satisfy such estimated costs and expenses for such Calendar Month (considering the cash reserves that have been approved by the Board) (an “Operations Shortfall”), Operator shall promptly notify the Company of such Operations Shortfall (an “Operations Shortfall Notice”).

5.4    Material Contracts.

(a)After the Closing Date, if Operator desires to enter into, amend, supplement, or terminate on behalf of the Company, a Material Contract, then Operator may do so only with the prior written approval of the Board under Section 6.6(b) of the LLC Agreement; except Operator may amend or supplement any Affiliate Contract (as defined in the LLC Agreement) so long as the amendment or supplement (i) does not alter the commercial terms, (ii) includes no waiver of any right of the Company or any obligation of a Member’s Affiliate under the contract, and (iii) does not obligate the Company to incur Capital Expenditures other than Approved Costs of less than $2,000,000. Failure of the Company to approve or reject a new Material Contract (or any amendment, supplement or termination of an existing Material Contract) within 15 days following the Company’s receipt of such evaluation criteria shall be deemed rejection of such request. Each Member of the Board shall use commercially reasonable efforts to provide Operator approval or rejection of the Material Contract within 15 days.

(b)Operator shall not enter into any Contract that is used in connection with the Company Assets or the performance of Services (other than the Shared Services), the terms of which will prohibit the disclosure of such Contract to the Company.

(c)Upon the reasonable written request of the Company, Operator shall, within 10 days of such request, provide the Company with a copy of any Contract that is used in connection with the Company Assets or the performance of the Services; provided, however, that Operator shall not be required to provide a copy of any Contract that is used in connection with the Shared Services.

Article 6
Fees; Revenues; Costs

6.1    Operating Fee, Direct Service Costs and Project Management Costs.

(a)Each Calendar Month, the Company shall pay Operator (by wire transfer or other electronic means) the Operating Fee. The Operating Fee for a Calendar Month shall be payable by the Company on the Business Day immediately preceding the 20th day of the following Calendar Month. The initial Operating Fee shall be a pro rata

13

payment of the Operating Fee for the period commencing on the day after the Closing Date and ending on the last day of such Calendar Month. An invoice from Operator to the Company shall not be required for the Company to pay Operator each Calendar Month for the Operating Fee. The Operating Fee covers all costs relating to the Shared Services (other than Third Party costs that are Approved Costs and are permitted to be incurred under Exhibit C, and without limiting any right of Operator to receive payment for Direct Services Costs under Section 6.1(b) or payment for Project Management Costs under Section 6.1(c)). The Parties acknowledge that, other than the Operating Fee, Operator is not entitled to recover from the Company any other amounts arising from or in connection with its provision of the Shared Services.

(b)Each Calendar Month, the Company shall pay Operator (by wire transfer or other electronic means) the Direct Services Costs incurred in that Calendar Month.

(c)In addition to the Operating Fee and Direct Services Costs,

(i)for each Capital Project in the then approved Budget undertaken in a particular year by the Company with a total cost (including budgeted Project Management Costs) that exceeds $5,000,000, the Company shall pay Operator the Project Management Costs in the Budget for such Capital Project, and

(ii)for each Capital Project not in the then approved Budget undertaken in a particular year by the Company with a total cost (including Project Management Costs) that exceeds $5,000,000, prior to approving such Capital Project by the Company, the Company shall pay Operator its Project Management Costs up to the then available Excess Capital Expenditure Allowance and the Excess Capital Expenditure Allowance shall be reduced by any such payment.

6.2    Receipt of Revenues.

(a)Operator shall direct the counterparties of Contracts under which revenues and fees are owed to the Superior Companies to deposit all proceeds and cash payable regarding the Company Assets (“Company Revenues”) into one or more bank accounts maintained by the Company, as the Company may specify from time to time (“Company Bank Accounts”).

(b)Operator shall use commercially reasonable efforts, to cause all amounts due and owing to the Superior Companies to be paid timely, including by initiating enforcement proceedings (following no less than 48 hours prior written notice to the Company of its intent to do so), if appropriate, to collect such amounts from delinquent counterparties, and to be deposited in a Company Bank Account.

(c)Operator shall keep a complete and accurate account of all proceeds received and/or deposited under this Section 6.2.

14

(d)All Company Revenues received by Operator or an Affiliate of Operator shall be received in trust and Operator shall promptly deposit, or cause to be deposited, such Company Revenues in the Company Bank Accounts.

6.3    Payment of Budgeted Operations Costs; Third Party Costs and Expenses.

(a)The Company agrees to pay all Approved Costs permitted to be incurred by Operator under the terms of this Agreement to the extent actually incurred in the performance of the Services or the conduct of the Company Operations.

(b)Operator shall pay directly with Company’s funds (or, if Operator elects to pay with its own funds, Company shall reimburse Operator for) all permitted Approved Costs incurred in the performance of the Services or the conduct of the Company Operations, as such costs or expenditures are incurred or paid by Company or Operator. If Operator elects to pay with its own funds any Approved Costs permitted to be incurred, Operator shall be permitted to offset the full amount of such cost or expenditure against Company Revenues or from the Company Bank Accounts.

(c)Operator shall not be obligated to advance its own funds for the payment of costs or expenditures under this Agreement. Operator shall have no obligation to provide Services if enough funds to do so are not timely provided by Company and any such failure by Operator to provide Services in such circumstances shall not be a breach by Operator of this Agreement.

(d)Operator shall prepare and submit a monthly statement relating to any costs allocated to Company for the Calendar Month under this Agreement, by the tenth Business Day of the immediately following Calendar Month (“Monthly Statement”).

6.4    Objections to Invoices; Late Payments; and Disputed Payments. Regarding all invoices (including the Monthly Statement) and the Operations Shortfall Notice submitted, the Company shall endeavor to notify Operator in writing of any objections to all or any portion of such invoices or notices within 60 days following the date any such invoices or notices are submitted to the Company. Payment of all or any portion of an invoice or notice shall not be construed as a waiver of any right under this Agreement by the Company. If any payment is not made in accordance with the terms of this Article 6, any portion of the unpaid balance that is not subject to a good faith Dispute shall bear interest from the date due at the Agreed Interest Rate. Any Disputes between Company and Operator as to the payment of any amounts under this Agreement shall be resolved in accordance with the Dispute resolution procedures set forth in Article 10. Payments of all amounts due as a result of utilizing the Dispute resolution procedures set forth in Article 10 will be paid by the appropriate Party within 5 Business Days of the date of final resolution of such Dispute, and such payments shall include (a) the final amount due as determined under Article 10, plus (b) the Agreed Interest Rate.

6.5    Operating Fee Escalation.

(a)The Operating Fee shall be escalated on each January 1st, commencing on January 1, 2019, according to the greater of 1% or (i) the percentage year-over-year change in the Gross Domestic Product implicit price deflator for final sales to domestic

15

purchasers in the Gross Domestic Product, 4th Quarter (final) report published by the U.S. Department of Commerce, Bureau of Economic Analysis, or (ii) if such index is discontinued, then such index as the Parties may reasonably agree. The Gross Domestic Product implicit price deflator for final sales to domestic purchasers shall be derived by subtracting one from the quotient calculated by dividing the index level for the most recently reported time period by the index level for the time one year prior to the most recently reported time period.

(b)On or after an Operating Fee Adjustment Event, either Party (the “Notice Party”) may give the other Party (the “Receiving Party”) 20 Business Days’ notice of a proposed new Operating Fee (“New Operating Fee”) which shall reflect an increase or reduction in the Operating Fee proportionate to the increase or reduction, as applicable, in expenses Operator will incur to provide the Shared Services following the Operating Fee Adjustment Event (but excluding costs associated with the management of construction of Capital Projects, which are addressed in Section 6.1(c)). Within the 20 Business Day period from the date the Receiving Party receives such notice, the Receiving Party shall give notice to the Notice Party of the Receiving Party’s election to accept or reject the New Operating Fee. The term “Operating Fee Adjustment Event” means any event that is reasonably expected to materially affect the cost or scope of the Shared Services to the Company, including the completion of any Capital Project or the acquisition, development, expansion or divestiture of Company Assets.

Article 7
Authorized Actions; Representations and Warranties; Claims

7.1    Authorized Actions. Except as otherwise expressly provided under this Agreement, the scope of Operator’s authority hereunder to act without the Company’s approval shall be to take the actions necessary to (a) conduct the day to day Company Operations, (b) perform the Services set forth in Exhibit A, (c) perform Emergency Services as set forth herein, and (d) incur Approved Costs. Notwithstanding the foregoing or anything contained in this Agreement to the contrary, without the prior written consent of the Company, in the performance of the Services, Operator shall not be permitted to: (i) take any action that requires approval of a Supermajority Interest (as defined in the LLC Agreement) of the Board under Section 6.6(b) of the LLC Agreement without first seeking, and obtaining, such approval; or (ii) create or permit to be incurred any lien on any asset constituting part of the Company Assets, with the exception of (A) liens for taxes or assessments; (B) statutory liens including mechanic’s, materialman’s, repairman’s and other similar liens created in the ordinary course of business and for amounts that are not yet delinquent (including any amounts being withheld as required by Law), or (B) liens which are promptly disputed by Operator in good faith by appropriate actions; (C) retained rights or remedies of Third Parties under any agreement (including leases) executed in the ordinary course of business; (D) all rights reserved to or vested in any Governmental Authority to control or regulate any of the Company Assets in any manner and all obligations and duties under all Laws or under any Governmental Authorization; (E) any other liens that do not secure indebtedness for borrowed money and are incurred in the ordinary course of business and would not reasonably be expected to materially interfere with the use of the Company Asset to which such lien relates; or (F) liens, if any, related to any credit facility, financing agreement or indebtedness approved by the Company.

16

7.2    Representations and Warranties. Each Party represents and warrants to the other Party as to itself, that, as of the date hereof:

(a)it is duly organized and validly existing under the Laws of its jurisdiction of organization, it is qualified to transact business and is in good standing in each jurisdiction in which such qualification is required by Law, and has all requisite power and authority to own its property and assets and conduct its business as presently conducted or proposed to be conducted under this Agreement;

(b)it has the power and authority to execute and deliver this Agreement and to perform its obligations hereunder;

(c)it has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and this Agreement has been duly executed and delivered, and constitutes the valid, legal and binding obligation of such Party enforceable against it under its terms except as such enforcement may be limited by bankruptcy, insolvency, moratorium or similar Laws affecting the rights of creditors or by general equitable principles (whether considered in a proceeding in equity or at law);

(d)no Governmental Authorization is required for (i) the valid execution and delivery of this Agreement or (ii) the performance by such Party of its obligations under this Agreement except such Governmental Authorization as has been duly obtained or made;

(e)the execution or delivery of this Agreement, the performance by such Party of its obligations for the transactions contemplated hereby and fulfilling the terms hereof, in each case, does not and will not: (i) conflict with or violate any provision of its organizational documents, (ii) conflict with, violate or result in a breach of any Law currently in effect, or (iii) conflict with, violate or result in a breach of, or constitute a default under or result in the imposition or creation of, any lien under any agreement or instrument to which it is a party or by which it or any of its properties or assets are bound;

(f)no meeting has been convened for its dissolution or winding-up, no such step is intended by it and, so far as it is aware, no petition, application or the like is outstanding or threatened for its dissolution or winding-up;

(g)there are no bankruptcy, reorganization, receivership or arrangement proceedings pending, being contemplated by, or threatened against it; and

(h)it is not a party to any legal, administrative, arbitral or other proceeding, investigation or controversy pending, or, to the best knowledge of such Party, threatened, that would adversely affect such Party’s ability to perform its obligations under this Agreement.

7.3    Claims. Operator shall notify the Company of (a) any adverse claim or demand made or threatened in writing to be made by any Person (including any Governmental Authority) involving the Superior Companies, Operator (regarding the performance of Services), or the

17

Company Assets that could reasonably be expected to exceed $500,000 and (b) any lawsuits or proceedings instituted against the Superior Companies or regarding the Company Assets. Operator shall have no authority to settle any claim or demand made on behalf of or against the Superior Companies or related to the Company Assets unless Operator first receives the written approval of the Company if such settlement of claim or demand requires approval of the Board under the LLC Agreement. If the uninsured, asserted, or actual amount of the Liability of the Superior Companies in a dispute or the claim of the Superior Companies against a Third Party exceeds $500,000, Operator will diligently prosecute, defend, settle, and handle the interest of the Superior Companies in such dispute under the instructions of the Company. All reasonable costs and expenses (including attorneys’ fees and expenses) of handling, settling, or otherwise discharging a claim or suit against the Superior Companies or related to the Company Assets (including such reasonable costs and expenses resulting from the instructions of the Company related to disputes referred to in the preceding sentence) incurred or paid by Operator on behalf of the Superior Companies under this Section 7.3 shall be reimbursed to Operator by the Company.

Article 8
Standard of Performance, Indemnity, and Insurance

8.1    Standard of Conduct; Waiver; Indemnification by Operator.

(a)The Operator shall perform, or cause to be performed, the Services in a good and workmanlike and commercially reasonable manner, generally consistent with operating practices used by Operator in its operation of similar assets owned or operated by Operator or its Affiliates, and shall conduct itself with that degree of care, diligence, and skill of a reasonable prudent operator consistent with industry-standard practices in the natural gas pipeline gathering and transportation industry. In providing the Services, Operator shall comply with all applicable Laws.

(b)Operator shall have no Liability to the Superior Companies or their Affiliates and each of such Person’s equity holders, partners, members, directors, officers, operators, employees, agents and representatives for losses sustained or Liabilities in the performance of the Services, except for Liabilities that result from (i) Operator’s gross negligence, or (ii) Operator’s actual fraud or willful misconduct.

(c)Operator is responsible for, shall pay on a current basis, and agrees to defend, indemnify and hold harmless each of the Superior Companies, their Affiliates, and each of such Person’s equity holders, partners, members, directors, officers, operators, employees, agents and representatives (collectively, “Company Indemnified Parties”) against any Liabilities, whether asserted by any Third Party or otherwise, to the extent arising from, based upon, or related to Operator’s gross negligence, actual fraud or willful misconduct.

(d)THE TOTAL AGGREGATE LIABILITY OF THE OPERATOR TO THE COMPANY FOR ALL LIABILITY ARISING OUT OF OR IN CONNECTION WITH THE PERFORMANCE OF SERVICES UNDER THIS AGREEMENT SHALL NOT EXCEED $10,000,000, EXCEPT TO THE EXTENT THAT ANY SUCH

18

LIABILITY ARISES FROM OR IN CONNECTION WITH OPERATOR’S ACTUAL FRAUD OR WILLFUL MISCONDUCT THAT IS DONE WITH THE INTENTION TO CAUSE HARM TO THE SUPERIOR COMPANIES.

8.2    Indemnification by the Company. The Company is responsible for, shall pay on a current basis, and agrees to defend, indemnify and hold harmless Operator, its Affiliates and each of such Person’s equity holders, partners, managers, members, directors, officers, employees, agents and representatives (collectively, the “Operator Indemnified Parties”) against any Liabilities, whether asserted by any Third Party or otherwise, to the extent arising from, based upon, or related to the provision of the Services , including (a) Liabilities resulting from, arising out or connected with the operation, maintenance, or development of the Company Assets or performing this Agreement or the Services provided by Operator, (b) any loss of or damage to equipment or property of the Company Indemnified Parties, the Operator Indemnified Parties, or any Third Party, (c) any damage or losses to the Company Assets, and (d) Liabilities connected with Products (including the quality, use, or condition of such Products), both prior to such Products’ receipt into the Company Assets and after delivery of such Products (including losses or shrinkage of such Products during their transportation in the Company Assets), IN EACH CASE, EVEN IF SUCH LIABILITIES ARE BASED UPON THE NEGLIGENCE (WHETHER JOINT, CONCURRENT, ACTIVE, OR PASSIVE) OF ANY OF THE OPERATOR INDEMNIFIED PARTIES OR UPON CONDITIONS, ACTS OR OMISSIONS (WHETHER OR NOT THE RESPONSIBILITY OF ANY OF THE OPERATOR INDEMNIFIED PARTIES) THAT IMPOSE STRICT LIABILITY ON ANY OF THE OPERATOR INDEMNIFIED PARTIES, OR ANY OTHER FAULT OR RESPONSIBILITY OF ANY OF THE OPERATOR INDEMNIFIED PARTIES; PROVIDED, HOWEVER, THAT THE ABOVE INDEMNITY CONTAINED IN THIS SECTION 8.2 SHALL NOT APPLY TO THE EXTENT OPERATOR IS OBLIGATED TO INDEMNIFY THE COMPANY INDEMNIFIED PARTIES PURSUANT TO SECTION 8.1.

8.3    Insurance. Operator and the Company shall provide the insurance coverage in such amounts, with provisions for deductible amounts, and for such purposes, as specified in Exhibit B or such other insurance coverage as may be reasonably determined by the Members to be appropriate for the Company and its operations.

8.4    Waiver of Liabilities. Notwithstanding anything herein to the contrary, none of the Company Indemnified Parties and none of the Operator Indemnified Parties may recover from the Company or Operator, or their respective Affiliates, any indirect, consequential, punitive or exemplary damages or damages for lost profits of any kind arising under or in connection with this Agreement or the transactions contemplated hereby, except to the extent any such Party suffers such damages to a Third Party, which damages (including costs of defense and reasonable attorney’s fees incurred in connection with defending against such damages) shall not be excluded by this Section 8.4 as to recovery hereunder. Subject to the preceding sentence, the Company, on behalf of each of the Company Indemnified Parties, and Operator, on behalf of each of the Operator Indemnified Parties, waive any right any such Person may have to recover punitive, special, exemplary or consequential damages, including damages for lost profits arising in or regarding this Agreement or the transactions contemplated hereby, EVEN IF SUCH INDIRECT DAMAGES ARE BASED UPON THE NEGLIGENCE (WHETHER GROSS,

19

JOINT, CONCURRENT, ACTIVE OR PASSIVE), STRICT LIABILITY, OR OTHER FAULT OF THE PARTY WHOSE LIABILITY IS BEING WAIVED HEREBY.

8.5    Defense of Liabilities. The Company and Operator agree to defend each other respectively against all suits brought upon any Liability covered by such Person’s foregoing indemnity obligations but each Party reserves the right, at its option, to participate at its own expense, with counsel of its own selection, in the defense of any such Liability without releasing the other Party from any indemnity obligation hereunder. An Indemnified Party may employ separate counsel to represent such Indemnified Party if such Indemnified Party is advised by counsel that an actual conflict of interest makes it advisable for such Indemnified Party to be represented by separate counsel and the reasonable expenses and fees of such separate counsel shall be paid by the Indemnifying Party.

8.6    No Warranties or Guarantees. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR GUARANTEES TO THE OTHER, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND BOTH PARTIES DISCLAIM AND WAIVE ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Article 9
Term and Termination

9.1    Term. Subject to earlier termination under Section 9.2, the initial term of this Agreement shall begin on the Closing Date and continue in effect until the fifth anniversary of the Closing Date (such period, the “Initial Term”), and shall be automatically extended thereafter for successive one year periods (each, a “Renewal Term”) unless either Party provides written notice, indicating that it does not wish to renew, at least 180 days prior to the end of the Initial Term or a Renewal Term, as applicable. The Initial Term and all Renewal Terms shall be collectively referred to herein as the “Term”.

9.2    Termination. This Agreement may be terminated prior to the end of the Term as follows:

(a)at the election of either Party, upon (i) the sale of all of the issued and outstanding Membership Interests to a Third Party, (ii) the sale of all or substantially all of the Company’s Assets to a Third Party, (iii) an equity exchange with a Third Party of all of the Membership Interests or of all of the equity interests in any of the Company’s subsidiaries, or (iv) a merger or consolidation of any of the Superior Companies with a Third Party;

(b)by the mutual written agreement of the Parties;

(c)by the Company, after receiving notice or otherwise learning fewer than 30% of the Membership Interests (as adjusted for any split or combination of Membership Interests since the Closing Date or any distribution of Membership Interests received by Operator, or an Affiliate of Operator, since the Closing Date) are owned, directly or indirectly, and Controlled by Operator, or an Affiliate of Operator;

20

(d)by the Company, upon the negligence, gross negligence, willful misconduct or fraud by Operator or the failure by Operator to pay any undisputed amounts when due or to perform any of its obligations under this Agreement and such Operator failure or action (i) causes actual economic damages (excluding indirect, consequential, punitive or exemplary damages or damages for lost profits except to the extent that Company is obligated to pay such damages to any Third Party), which damages, net of any proceeds of insurance, are over $7,500,000, (ii) is not excused by Force Majeure events, and (iii) is not cured by Operator (to the extent that such a breach is capable of being cured) at no additional cost, liability or expense to the Company within 30 days after Operator’s receipt of written notice thereof from the Company (unless such failure is not reasonably capable of being cured within such 30-day period, in which case Operator shall have commenced remedial action to cure such failure within such 30-day period, shall continue to diligently and timely pursue the completion of such remedial action after such notice, and shall have completed such remedial action as soon as is reasonably possible, but in any event within 120 days after commencing such cure);

(e)by the Company, if Operator, Unit or Unit Petroleum Company (i) makes a general assignment for the benefit of creditors; (ii) files a voluntary, or consents to filing an involuntary, bankruptcy petition for relief under the United States Bankruptcy Code; (iii) becomes the subject of an order for relief or is declared insolvent in any federal or state bankruptcy or insolvency proceeding; (iv) files a petition or answer in a court of competent jurisdiction seeking for Operator, Unit or Unit Petroleum Company a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any Law; (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against Operator, Unit or Unit Petroleum Company in a proceeding of the type described in clauses (i) through (iv); (vi) seeks, consents, or acquiesces to the appointment of a trustee, receiver, or liquidator of Operator, Unit or Unit Petroleum Company or of all or any substantial part of any such company’s assets or properties; or (vii) is the subject of a final and non-appealable order of relief under the United States Bankruptcy Code by a court with competent jurisdiction under a petition by or against Operator, Unit or Unit Petroleum Company (each of clauses (i) through (vii), an “Operator Bankruptcy Event”);

(f)by the Company, if (i) Operator stops or suspends payment of any of its debts, or cannot, or admits its inability to, pay its debts as they become due, (ii) any debt of Operator becomes due, or capable or being declared due prior to its stated maturity by an event of default (howsoever described), or (iii) Operator otherwise materially breaches any debt covenant, and, in each case described clause (i) through (iii), such default or delinquency remains uncured after any cure or grace period and is not waived by Operator’s creditor;

(g)by the Company, in accordance with Section 4.2(c);

(h)by the Company, if the Operator materially breaches any of its covenants under Section 4.2(d); or

21

(i)by Operator, if the Company fails to pay any undisputed amount when due under this Agreement if such failure is not remedied within 30 days after written notice of such failure is given.

9.3    Effects of Termination.

(a)The termination or expiration of this Agreement shall not relieve either Party of any Liability or obligation that accrued prior to such termination or deprive a Party not then in breach (other than a breach because such Party is rightfully withholding performance in response to a breach by the other Party) of its rights to any remedy otherwise available to such Party, and all costs and expenses incurred through the date of termination that are reimbursable under this Agreement shall be paid by the Company. The Company’s obligation to reimburse Operator for any costs or expenses incurred under this Agreement shall survive the termination of this Agreement. In addition, Article 1, Article 10 (Dispute Resolution), Article 12 (Audits) and Article 13 (Other Provisions) and Section 6.1, Section 6.2, Section 6.3, Section 6.4, Section 8.1, Section 8.2, Section 8.4, Section 8.5 and this Section 9.3 shall survive in full force and effect any expiration or termination of this Agreement for 2 years after such expiration or termination.

(b)Upon termination of this Agreement, Operator shall promptly relinquish its role as operator, ensure the transition of performing the Services to such Person as designated by the Company (such Person, the “Successor Operator”), and, to the extent requested by the Company, provide the Services under the same terms set forth herein (including all payments as provided in Article 6) for a period of time not to exceed 90 days. Operator shall promptly deliver to the Successor Operator, or such other Person as the Company may designate, copies of all files and records related to the Services and its duties and obligations hereunder and all other information about the Company Assets requested by the Company in the possession of Operator. Prior to any such termination, Operator shall identify and provide a list of employees who have historically spent most of their working time in the performance of the Services to Company and Successor Operator. Successor Operator shall be permitted to make offers of employment to such employees and Operator shall provide any cooperation reasonably requested by the Company or Successor Operator in the transition of such employees from Operator to Successor Operator. In addition, for a period of time not to exceed 90 days after the Successor Operator has taken over performance of the Services, Operator shall, to the extent that it is able to do so with the employees it retains, provide any and all such other transition support assistance reasonably requested by the Company, and the Company shall reimburse Operator for any related and reasonable out of pocket costs and expenses.

Article 10
Dispute Resolution

10.1    Dispute Resolution. Before initiating any legal proceeding regarding a Dispute between the Parties, the Party asserting such Dispute must provide the other Party with a notice in writing, setting forth a reasonably complete statement detailing the Dispute and the factual and legal grounds for such Dispute (the “Executive Negotiation Notice”). Within 15 days after a

22

Party receives the Executive Negotiation Notice, the Parties will engage in good faith in-person “executive to executive” negotiations with executives familiar with the matters related to the Dispute. Such executives will have authority to negotiate and settle the dispute subject to such executives first obtaining the consent for any such settlement from the Party which they represent. If the Parties to such Dispute are unsuccessful in resolving such Dispute within 45 days after delivery of the Executive Negotiation Notice, then the Dispute shall be resolved through legal proceedings in accordance with Section 13.11.

Article 11
Operating Records and Reports

11.1    Books and Records. Operator shall maintain and retain records of the operation and maintenance of the Company Assets and performing the Services. Without limiting the generality of the foregoing, Operator shall keep and maintain records and accounts of all operations and transactions contemplated by this Agreement, including all Services to be performed, the volumes of Products handled by the Company Assets, all physical major equipment and facilities, all agreements and Contracts entered into by Operator or the Company relating to the Company Assets, accounts of all expenditures, records and accounts of the purchase and sale of all physical equipment, records related to costs of employees (including benefits), costs of administration of environmental, and health and safety plans. The Company and its Representatives shall have reasonable access to such books and records under Section 12.1.

11.2    Operating and Financial Reports. Operator shall provide to the Company the Operating and Financial Reports, as they are received, produced or compiled.

11.3    Government Reports. Operator will prepare and timely file or submit any reports required by any Governmental Authority having jurisdiction over the Company Assets, the Superior Companies, and/or the Services, and each such report shall be prepared and filed or submitted in compliance with the instructions, rules and regulations applicable to each such report. Operator shall consider in good faith any comments provided in writing by the Company to Operator with respect to any report that is to be filed with or submitted to a Governmental Authority. Any reports under the name of the Company and requiring a signature shall be executed by a duly authorized representative of the Company.

11.4    Tax Reports. Operator agrees to cooperate with the Company in the preparation of the Company’s and the Members’ federal, state and local tax returns, including providing, upon written request by the Company, all pertinent information in the possession of Operator that is necessary to enable such tax returns of the Company and the Members to be timely prepared and filed.

Article 12
Audits

12.1    Inspections. The Company, Members holding not less than 20% of the Membership Interests of the Company, or any of their respective Representatives, upon reasonable notice to Operator, but collectively no more than once per calendar quarter, shall have

23

the right to inspect (or cause its Representatives to inspect) the books, records and other documents maintained by Operator under Section 11.1. Such inspection shall occur during Operator’s regular business hours following not less than 7 Business Day’s prior written notice. The party requesting the inspection shall, and shall cause their Representatives to, perform such inspection in a reasonable period of time and shall use reasonable efforts to minimize inconvenience to Operator’s personnel and disruption of the Company’s business.

12.2    Audits. Subject to Section 12.3, The Company, upon reasonable notice to Operator, shall have the right to audit (or cause their Representatives to audit) the books, records and other documents maintained by Operator under Section 11.1, including environmental, health and safety audits and financial audits (collectively, an “Audit”).

12.3    Audit Procedures. Following not less than 30 days prior written notice, the Company shall be entitled to conduct one Audit every 12 Calendar Months but shall not Audit a period ending prior to the date that is three years prior to such Audit request. Company shall perform (or cause its designated Representatives to perform) such audit in a reasonable period of time and shall use reasonable efforts to minimize inconvenience to Operator’s personnel and disruption of the Company’s business. Any information obtained by the Company in connection with the conduct of an Audit (whether related solely to the Company, Operator, the Services or otherwise) shall be subject to the confidentiality provisions of this Agreement. At the conclusion of each Audit, the Company and Operator shall endeavor to settle outstanding matters expeditiously. If no settlement can be reached by the Parties regarding any disputed matter in an Audit, Article 10.1 shall apply to such disputed matter.

Article 13
Other Provisions

13.1    Counterparts. This Agreement may be executed in multiple counterparts and delivered by electronic transmission, including by facsimile or attached to an electronic mail in portable document format, each of which shall be deemed an original, and all of which when taken together shall constitute the same instrument.

13.2    Notices. Except as otherwise provided in this Agreement to the contrary, any notice or communication required or permitted to be given under this Agreement shall be in writing and sent to the address of the Party set forth below. Each such notice or other communication shall be sent by personal delivery, by United States Postal Service registered or certified mail (return receipt requested), or by reputable courier service (such as Federal Express or United Parcel Service) to the address provided.

If to the Company:	Superior Pipeline Company, L.L.C. 8200 South Unit Drive Tulsa, Oklahoma 74132 Attention: Bob Parks Telephone: (918) 493-7700 E-mail: bob.parks@unitcorp.com
With a copy to:

24

OPTrust 1 Adelaide Street East, 11th Floor Toronto, Ontario M5C 3A7 Attention: Ryan McGovern Phone: (416) 681-3045 Email: RMcGovern@optrust.com

and

Partners Group (USA) Inc.
1660 17th Street, Suite 201
Denver, Colorado 80202
Attention: Scott Gardner and Travis Chulick
Phone: (303) 606-3763
Email: scott.gardner@partnersgroup.com;
travis.chulick@partnersgroup.com

If to Operator:
SPC Midstream Operating, L.L.C
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attention: Mark Schell
Telephone: (918) 493-7700
E-mail: mark.schell@unitcorp.com

With a copy to:

Unit Corporation, Attention Office of the General Counsel
8200 South Unit Drive
Tulsa, Oklahoma 74132
Attention: Mark Schell
Telephone: (918) 493-7700
E-mail: mark.schell@unitcorp.com

Any notice in accordance herewith shall be deemed to have been given when delivered to the addressee in person, or by courier, if, in each case, delivered during normal business hours or on the next Business Day if delivered after business hours, or upon actual receipt by the addressee after such notice has either been delivered to an overnight courier or deposited in the United States Mail, as the case may be. As a courtesy, a copy of any notice may be given by electronic mail but shall not constitute notice for this Agreement.  The Parties may change the address, telephone numbers, and email addresses to which such communications are to be addressed by giving written notice to the other Parties in the manner provided in this Section 13.2.

25

13.3    Expenses. Except as otherwise specifically provided, all fees, costs and expenses incurred by the Parties in negotiating this Agreement or in consummating the transactions contemplated by this Agreement shall be paid by the Party incurring the same, including legal and accounting fees, costs and expenses.

13.4    Waivers; Rights Cumulative. The terms, covenants or conditions may be waived only by a written instrument executed by or on behalf of the Party waiving compliance. No course of dealing by any Party, or its respective Representatives, or any failure by a Party to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party at a later time to enforce the performance of such provision. No waiver by any Party of any condition, or any breach of any term or covenant in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of the Parties under this Agreement shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.

13.5    Entire Agreement. This Agreement (including the Exhibits and Schedules hereto, and the documents and instruments executed and delivered in connection herewith) constitutes the entire agreement among the Parties regarding the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, between the Parties regarding the subject matter hereof, and there are no representations, understandings, or agreements relating to the subject matter hereof that are not fully expressed in this Agreement and the documents and instruments executed and delivered in connection herewith. All Exhibits and Schedules attached to this Agreement are made a part of, and incorporated by reference into, this Agreement.

13.6    Amendment. This Agreement may be amended only by an instrument in writing executed by all of the Parties.

13.7    Binding Effect and Assignment; Parties in Interest. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor the rights, benefits or obligations hereunder shall be assigned by any Party, in whole or in part, without the prior written consent of the other Party. No assignment of any rights hereunder by any Party shall relieve such Party of any obligations and responsibilities hereunder. Except as set forth in Articles 8, 11 and 12, nothing in this Agreement, express or implied, should confer upon any Person other than the Parties, or their respective permitted successors and assigns, any rights, remedies, obligations or Liabilities under or by reason of this Agreement.

13.8    Confidentiality.

(a)Operator acknowledges that Operator shall receive information from or regarding the Superior Companies like trade secrets or that otherwise is confidential information or proprietary information (as further defined below, “Confidential Information”), the release of which would be damaging to the Superior Companies and/or Persons with whom the Superior Companies conduct business. Operator shall hold in

26

strict confidence any Confidential Information that Operator receives and shall not disclose such Confidential Information to any Person (other than the Superior Companies and the Company’s Members, and officers) or otherwise use such information for any purpose other than for the performance of the Services, except for disclosures:

(i)to comply with any Laws (including stock exchange or quotation system requirements) or under any legal proceedings or because of any Order of any Governmental Authority binding upon a Party; provided, that the Operator shall notify the Company promptly and in advance of any Confidential Information so required to be disclosed, and any such disclosure of Confidential Information shall be to the minimum extent required by such Laws, legal proceedings or Order;

(ii)to Affiliates, partners, members, managers, stockholders, directors, officers, employees, agents, contractors, attorneys, professional consultants or lenders of the Operator where such disclosure is necessary for the performance of the Services hereunder; provided, that, regarding professional consultants and contractors of Operator, prior to such disclosure by Operator, such professional consultant or contractor of Operator shall (to the extent practicable) contract with Operator to keep such disclosure confidential;

(iii)of information that the Operator received from a source independent of the Superior Companies and that Operator reasonably believes such source obtained without breach of any obligation of confidentiality to the Superior Companies;

(iv)has been or becomes independently developed by Operator or its Affiliates without using any of the Confidential Information;

(v)is or becomes generally available to the public (other than because of a prohibited disclosure by Operator, its Affiliates, or their respective Representatives); or

(vi)to the extent the Company shall have consented to such disclosure in writing.

(b)Operator agrees that breach of this Section 13.8(b) by Operator, its Affiliates, or their respective Representatives or any other Person would cause irreparable injury to the Superior Companies for which monetary damages (or other remedy at law) would be inadequate because of (i) the complexities and uncertainties in measuring the actual damages that would be sustained by such breach and (ii) the uniqueness of the Superior Companies’ business and the confidential nature of the Confidential Information. Accordingly, Operator agrees that this Section 13.8(b) may be enforced by the Company by temporary or permanent injunction (without the need to post bond or other security therefor), specific performance or other equitable remedy and by any other rights or remedies that may be available at law or in equity. The term “Confidential Information” shall include any information pertaining to the Superior Companies’

27

business which is not available to the public, whether written, oral, electronic, visual form or in any other media, including such information that is proprietary, confidential or about the Superior Companies’ ownership and operation of the Company Assets, the Company Business, their operations and business plans, actual or projected revenues and expenses, finances, Contracts and books and records.

13.9    Release of Information. The Parties shall cooperate with each other in releasing information about this Agreement and the transactions contemplated hereby. No press releases or other public announcements about this Agreement shall be made by any Party without prior consultation with, and agreement of, the other Party, unless such press release, public statement or other public disclosure is required by Law regarding Company’s or Operator’s (including Operator’s Affiliates’) reporting and disclosure obligations, in which case the disclosing Party shall notify the other Party in advance of any such disclosure, work in good faith to consider and include any suggested changes to the information to be disclosed, and only disclose information to the minimum extent required by Law.

13.10    Governing Law. This Agreement has been executed and delivered and shall be construed, interpreted and governed under the Laws of the State of Texas, without regard to any conflict of Laws principles which, if applied, might permit or require the application of the Laws of another jurisdiction.

13.11    Mandatory Venue. Each Party consents and submits to personal jurisdiction in any action brought in the United States federal courts in the State of Texas (or, if jurisdiction is not available in the United States federal courts in the State of Texas, to personal jurisdiction in any action brought in the state courts in the State of Texas) regarding any dispute, claim, or controversy arising out of or in relation to or in connection with this Agreement, and each of the Parties agrees that any action instituted by it against the other regarding any such dispute, controversy, or claim will be instituted exclusively in the United States federal courts in the State of Texas (or, if jurisdiction is not available in the United States federal courts in the State of Texas, then exclusively in the state courts in the State of Texas).

13.12    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT EITHER OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT BETWEEN THE PARTIES IRREVOCABLY TO WAIVE TRIAL BY JURY AND THAT ANY ACTION WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT SHALL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

13.13    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect if the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party. Upon such determination that any term or other provision is invalid, illegal or

28

incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

13.14    Intellectual Property. All intellectual property rights (including rights in patents, trade secrets, copyrights, and trademarks) in all inventions, designs, models, drawings, prints, samples, transparencies, specifications, reports, manuscripts, working notes, documentation, manuals, photographs, negatives, tapes, discs, software, computer files or any other items related to the Company Assets, including any such intellectual property rights conceived, created, developed or improved by, or assisted by, Operator or any contractor or which are wholly or in part based on or derived from information arising from performing Services, are and shall remain owned by the Company, including all goodwill related thereto (collectively, “IP”) and Operator and its successors and permitted assigns shall have a non-exclusive, royalty-free license to use such IP. To the extent ownership in any IP is not automatically vested in the Company upon such conception, creation, development or improvement, Operator hereby assigns, and shall ensure that its contractors assign, all right, title and interest in such IP to the Company. Operator shall, and shall ensure that its contractors shall, execute such documents, including agreements with its employees and subcontractors, as are necessary to effectuate the Company’s ownership of all right, title, and interest in the IP.

13.15    Force Majeure.

(a)For this Agreement, the term “Force Majeure” shall mean an event beyond the control of the Party claiming Force Majeure, including any acts of God, wars, blockades, insurrections, riots, epidemics, lightning, earthquakes, fires, floods, high water washouts, storms or inclement weather which necessitate extraordinary measures and expense to maintain operations, or notice of any of the foregoing which may necessitate the precautionary shut down of plants or pipelines (including the Company Assets), explosions, breakage or accident to machinery or lines of pipe, freezing of wells or pipelines, inability to obtain or delays in obtaining additional necessary easements, rights of way or permits, or the failure or interruption of power or gas supplies or other utilities. The Party prevented or hindered from performing hereunder shall give written notice to the other Party when reasonably practicable and take all reasonable actions within its power to remove the basis for the Force Majeure (including securing alternative supply sources) and after doing so resume performance as soon as possible.

(b)Notwithstanding any other provision of this Agreement to the contrary, if a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations (including with Operator, the Services) under this Agreement (other than any obligation to pay any amount when due and payable hereunder), the obligation of such Party, so far as it is affected by such Force Majeure, shall be suspended during the continuance of the condition or event of Force Majeure, but for no longer period, and such condition or event shall so far as possible be remedied with all reasonable dispatch.

(c)It is understood and agreed that the settlement of strikes or lockouts shall be entirely within the discretion of the affected Party, and that the above requirement that any Force Majeure shall, so far as possible, be remedied with all reasonable dispatch shall

29

not require the settlement of strikes or lockouts by acceding to the demands of such Persons to do so when such course is inadvisable in the reasonably exercised discretion of the affected Party.

13.16    Further Assurances. Each Party agrees to execute and deliver to the other Party such additional documents, to take such additional actions and to provide such cooperation as may be reasonably required to consummate the transactions contemplated by, and to effect the intent of, this Agreement, including filing any regulatory forms with Governmental Authorities reasonably necessary to effectuate the transactions contemplated by this Agreement.

13.17    Laws and Regulations and Agreements. This Agreement is subject to all present and future valid Orders, rules and regulations of any regulatory body having jurisdiction and to all applicable Laws of, and agreements, with the United States of America and the State of Texas, including, but not limited, to any Orders, rules, regulations, Laws or agreements specifically referred to herein.

[Signature page follows.]

30

IN WITNESS WHEREOF, the Parties have entered into this Agreement to be effective as of the Closing Date.
COMPANY:

SUPERIOR PIPELINE COMPANY, L.L.C.

By:     /s/ Mark E. Schell
Name: Mark E. Schell
Title: Senior Vice President and General Counsel

OPERATOR:

SPC MIDSTREAM OPERATING, L.L.C

By:     /s/ Mark E. Schell
Name: Mark E. Schell
Title: Senior Vice President and General Counsel

[Signature Pate to Management Services and Operating Agreement]

EXHIBIT D
Form of Drilling Commitment Agreement

D-1

EXHIBIT E
Form of Gathering and Processing Amendment

E-1